UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 11-K
ANNUAL REPORT
(Mark One)

☑	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2009
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from                      to
Commission file number 1-5805

A. Full title of the plan and the address of the plan, if different from that of issuer named below:
THE JPMORGAN CHASE 401(k) SAVINGS PLAN
B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:
JPMORGAN CHASE & CO.
270 Park Avenue
New York, New York 10017

THE JPMORGAN CHASE 401(k) SAVINGS PLAN

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Report of Independent Registered Public Accounting Firm
To the Participants and Plan Administrator of
   The JPMorgan Chase 401(k) Savings Plan:
We have audited the accompanying statements of net assets available for benefits of The JPMorgan Chase 401(k) Savings Plan (the “Plan”) as of December 31, 2009 and 2008, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2009 and 2008, and the change in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.
Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of (1) assets (held at end of year) as of December 31, 2009, (2) assets both acquired and disposed of within the plan year for the year ended December 31, 2009, and (3) reportable transactions for the year ended December 31, 2009, are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplementary schedules are the responsibility of the Plan’s management. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.
/s/ Meaden & Moore, Ltd.
Cleveland, Ohio
June 17, 2010

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Statements of Net Assets Available For Benefits
As of December 31, 2009 and 2008

	2009	2008
Assets:
Investments:
JPMorgan Chase & Co. and other equity securities:
Banks and finance companies	$3,100,535,216	$2,484,546,641
Capital equipment	270,888,047	179,972,954
Consumer goods	220,146,225	208,060,067
Business services	196,755,824	204,463,061
Materials	127,093,373	97,220,046
Energy	125,232,577	116,040,463
Real estate	17,787,895	16,326,010
Other	238,121,633	177,532,793

Total JPMorgan Chase & Co. and other equity securities	4,296,560,790	3,484,162,035
Common/collective trust funds	2,732,991,503	2,420,105,066
Synthetic guaranteed investment contracts	2,019,258,487	1,846,566,762
Registered investment companies (mutual funds)
Large cap value funds	428,703,151	327,406,332
Core bond funds	370,735,169	314,253,468
Investment-grade & medium duration funds	368,828,023	279,438,487
Mid cap growth funds	276,032,306	191,984,996
Fixed-income funds	13,378,284	267,469,113

Total Registered investment companies (mutual funds)	1,457,676,933	1,380,552,396
Corporate debt securities	983,023,074	766,529,932
U.S. federal, state, local and non-U.S. government securities	670,319,227	590,203,752
Loans to plan participants	354,093,534	332,562,740
Mortgage-backed securities	279,589,335	142,228,291
Other	42,185,444	29,316,264
Derivative receivables	1,324,102	56,400,419

Total investments	12,837,022,429	11,048,627,657

Contributing employers’ contributions receivable	234,377,228	10,089,195
Due from brokers for investment securities sold	70,580,861	66,161,772
Participants’ contributions receivable	23,762,583	18,376,588
Dividends and interest receivable	15,805,862	13,583,700
Other receivables	2,995,623	2,378,982

Total assets	13,184,544,586	11,159,217,894

Liabilities:
Payable for securities and interest purchased	257,506,112	329,853,239
Payable under securities lending agreements	—	234,418,092
Cash overdraft	18,956,812	8,790,815
Derivative payables	2,535,948	77,307,720
Accrued expenses	1,712,320	759,107
Other	18,343	131,662

Total liabilities	280,729,535	651,260,635

Net assets available for benefits reflecting all investments at fair value	12,903,815,051	10,507,957,259
Adjustment from fair value to contract value for fully benefit- responsive synthetic guaranteed investment contracts	116,677,496	263,118,944

Net assets available for benefits	$13,020,492,547	$10,771,076,203

The accompanying notes to financial statements are an integral part of these statements.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Statements of Changes in Net Assets Available for Benefits
For the Years Ended December 31, 2009 and 2008

	2009	2008
Contributions:
Participants	$587,328,030	$573,796,862
Employers	319,856,447	252,109,816
Rollovers	63,582,452	85,644,358

Total contributions	970,766,929	911,551,036

Investment activities:
Dividends from JPMorgan Chase & Co. common stock	38,776,016	110,441,713
Other dividends	92,162,758	128,885,415
Interest	92,777,844	117,206,842
Net appreciation (depreciation) in fair value of investments	2,038,861,472	(3,377,510,363)

Increase (decrease) in net assets available for benefits derived from investment activities	2,262,578,090	(3,020,976,393)

Other income	1,010,384	6,150,336

Deductions:
Benefits paid to participants	(1,028,749,113)	(1,087,466,222)
Expenses	(9,454,906)	(10,505,154)

Total deductions	(1,038,204,019)	(1,097,971,376)

Net change during the year	2,196,151,384	(3,201,246,397)

Transfers from other plans	53,264,960	826,567,797
Net assets available for benefits, beginning of year	10,771,076,203	13,145,754,803

Net assets available for benefits, end of year	$13,020,492,547	$10,771,076,203

The accompanying notes to financial statements are an integral part of these statements.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
1. Description of the Plan
The JPMorgan Chase 401(k) Savings Plan (“Plan”) is a defined contribution plan sponsored by JPMorgan Chase Bank, National Association (“JPMorgan Chase Bank, N.A.”), a national banking association with branches in 23 states, and a wholly-owned bank subsidiary of JPMorgan Chase & Co. (“JPMorgan Chase” or the “Firm”).
On May 30, 2008, a wholly-owned subsidiary of JPMorgan Chase merged with and into The Bear Stearns Companies Inc (“Bear Stearns”), with Bear Stearns continuing as the surviving corporation and a subsidiary of JPMorgan Chase. Effective as of October 31, 2008, the Bear Stearns retirement plans were merged into the Plan.
Effective August 10, 2009, JPMorgan Chase Bank, N.A. became the sponsor of the WaMu Savings plan.
The following is a general description of the Plan. Participants should refer to the Plan document for a more complete description of the Plan.
General
The Plan enables eligible employees of JPMorgan Chase and certain of its affiliated companies to fund an account, the value of which is to be applied for their benefit upon retirement or termination of employment. All amounts contributed to a Participant’s account under the Plan are held in a trust fund (“Trust Fund”).
The Plan is administered by the Plan Administrator who is appointed by the Board of Directors of JPMorgan Chase or JPMorgan Chase Bank, N.A. The Plan complies with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan is designed to comply with Section 404(c) of ERISA and the related regulations. As a result, the Plan’s fiduciaries may be released from liability for any losses that result from the Participant’s individual investment decisions.
Eligibility
Full-time employees are eligible to enroll in the Plan as of their first day of employment. Part-time employees are eligible to participate after completing 90 days of service. Generally, any employee who is employed on an hourly (regularly scheduled to work less than 20 hours per week), occasional, casual, temporary, seasonal, intern, or retainer basis, or an individual who is on a non-U.S. dollar payroll, or any individual who would be deemed to be an employee of a contributing employer (“Contributing Employer”) under the employee leasing provisions of Section 414(n) of the Internal Revenue Code of 1986, as amended (“Code”), is not eligible to participate in the Plan.
Contributions
Participant Contributions
The Plan allows an eligible employee (a “Participant”) to defer on a pre-tax and/or Roth 401(k) basis through payroll deductions up to 50% (in 1% increments) of their eligible compensation per pay period subject to certain legal limitations (“Deferred Contributions”). Eligible compensation generally means base salary plus applicable job differential pay (i.e., shift pay). In certain situations, eligible compensation includes other cash earnings (e.g., commissions, draws, and overrides) paid under certain plans that provide compensation in lieu of base salary. Eligible compensation excludes overtime, bonuses, special pay, or any other additional compensation and is not reduced by pre-tax contributions under this Plan and under certain other plans. The maximum annual eligible compensation under the Plan may not exceed the applicable statutory limit. In addition, Participants who are age 50 or older are permitted to make additional Deferred Contributions known as “catch-up” contributions.
Employer Matching Contributions
Generally, except as discussed below, each Contributing Employer makes a matching contribution (“Matching Contributions”) on behalf of each Participant who has completed one year of service in an amount equal to 100% of such Participant’s Deferred Contributions up to 5% of such Participant’s eligible compensation each pay period. Participants whose annual total cash compensation is $250,000 or more are not eligible to receive Matching Contributions. This determination is made each August 1 and applies for the next succeeding calendar year.
The Firm announced that, effective May 1, 2009, for employees earning $50,000 or more per year, Matching Contributions to the Plan will be made at the discretion of the Firm’s management, depending on the Firm’s earnings for the year. Additionally, the Firm amended the employer Matching Contributions feature of the Plan to provide that: (i) Matching Contributions, if any, will be calculated and credited on an annual basis following the end of the calendar year; and (ii) Matching Contributions will vest after three years of service for employees hired on or after May 1, 2009. The Firm announced in November 2009 that, for 2009, it will contribute the full Matching Contributions for all eligible employees earning less than $250,000 based on their contributions to the Plan, but not to exceed 5% of their eligible compensation (e.g., base pay). The Matching Contributions related to eligible employee contributions earned between May 1 and December 31, 2009 were allocated to the Plan in February 2010.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
A Participant may elect to have 100% of their Matching Contributions invested in the same manner as their Deferred Contributions. If a Participant fails to make such an election, Matching Contributions will be invested in the Plan’s JPMorgan Chase Common Stock Fund.
Employer Non-Matching Contributions
In 2008 JPMorgan Chase Bank, N.A., on behalf of each Contributing Employer, granted a discretionary contribution that was allocated to the accounts of certain non-highly compensated employees. A discretionary contribution was announced in 2009 and allocated to the accounts of certain non-highly compensated employees in January 2010. The vesting provisions and investment provisions of such contributions were communicated to employees at the time they were announced.
Rollover Contributions
The Plan accepts qualifying rollover contributions made by Participants in cash from qualified retirement plans of other employers, including: qualified traditional individual retirement accounts (“IRA”); contributory individual retirement accounts; and governmental plans. After-tax and Roth 401(k) rollovers are not accepted by the Plan. Beginning in April 2010, the Plan will accept Roth 401(k) rollovers.
Dividend Election
The JPMorgan Chase Common Stock Fund has been designated as a nonleveraged employee stock ownership plan. As such, a Participant may elect to have any dividends attributable to their vested balance paid to them on a quarterly basis rather than reinvested; the dividend payments are not subject to an early distribution tax penalty. If a Participant makes no election, the dividend income will automatically be reinvested in the Participant’s account in the JPMorgan Chase Common Stock Fund.
Vesting
A Participant’s Deferred Contributions are always 100% vested, including any associated investment performance (or “earnings”). Participants hired before May 1, 2009 are immediately 100% vested in the value of the Matching Contributions, including any associated investment performance. Any Matching Contributions for eligible Participants hired on or after May 1, 2009 will become 100% vested after they have completed three years of service. Employer non-matching contributions, if any, generally vest according to the schedule communicated at the time they are contributed.
Forfeited Accounts
At December 31, 2009 and 2008, forfeited nonvested accounts totaled $856,258 and $906,703, respectively. Matching Contributions that are forfeited are used to reduce a Contributing Employer’s future Matching Contributions.
Distributions
Withdrawal of Contributions
The Plan allows a Participant to withdraw all or any portion of their vested account balance attributable to after-tax contributions or contributions rolled over from another qualified plan or IRA, if any. Certain individuals who participated in prior plans may also withdraw other types of nonforfeitable employer contributions, subject to certain restrictions.
Participants who have withdrawn all amounts permissible under the preceding paragraph may request to withdraw up to the remaining amount of their vested account balance only upon attaining age 59 1/2 or for reasons of financial hardship, provided, however, that earnings realized after December 31, 1988, on Deferred Contributions, Matching Contributions made after December 31, 2004, and certain other Deferred Contributions under prior plans are not available for hardship withdrawal.
Payment of Vested Benefits
A Participant who terminates employment may elect to receive the value of their vested benefit under the Plan. In the event of the death of a married Participant, fully vested benefits will be distributed to the Participant’s spouse or to another beneficiary if the spouse previously consented. An unmarried Participant may designate anyone as their beneficiary. If there is no spouse or living beneficiary on the date of the Participant’s death, then the value of the vested benefit is distributed to the Participant’s estate.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
A terminated Participant whose vested account balance under the Plan (including loans) is greater than $1,000 may elect to: (1) receive a lump sum payment; (2) obtain a rollover payment to an IRA (traditional or Roth) or another employer’s qualified plan; (3) receive monthly, quarterly or annual installments over a period not exceeding their life expectancy, or (4) defer receipt of the distribution until April 1 of the year after they attain the age of 70 1/2. If no election is made, then the account distribution will be deferred, automatically, until the month after the Participant attains age 65.
If a terminated Participant’s vested account balance does not exceed $1,000, the account balance, less any required income tax withholding, will be paid to the Participant in a single lump sum. However, if the Participant elects to roll over the distribution to an IRA (traditional or Roth) or another employer’s qualified plan, the entire account balance will be distributed as there is no requirement to withhold income taxes.
Loans to Plan Participants
The Plan permits Participants to borrow a portion of their vested account balance without paying income taxes or incurring income tax penalties. The minimum loan amount is $1,000. The maximum aggregate amount of all loans to any Participant under the Plan is the lesser of $50,000 (reduced by the highest loan balance outstanding during the 12-month period preceding the date of the new loan) or 50% of the vested value of their account balance. The interest rate on a loan is based on the prime rate in effect on the first business day of the month, and it is fixed for the duration of the loan. Generally, loans must be paid off within five years. If, however, the loan is for the purchase of a principal residence, the repayment period may be up to 15 years. A Participant is limited to no more than six loans outstanding at any time. Loan principal and interest are paid through payroll deductions. Loan transactions are reported in the Statements of Net Assets Available for Benefits as loans to plan participants.
Plan Expenses
To the extent not paid in full or in part by the Contributing Employers, the Trustee uses Plan assets to pay the expenses of the Plan, such as taxes (if any) incurred on the income or assets of the trust, brokerage commissions and other expenses associated with the purchase and sale of investments by the managers of the Funds, investment management fees paid and other expenses directly attributable to the administration of the Plan.
2. Summary of Significant Accounting Policies
Basis of Presentation
The accounting and financial reporting policies of the Plan conform to accounting principles generally accepted in the United States of America (“U.S. GAAP”). Certain prior year amounts have been reclassified to conform to the current presentation.
Use of Estimates in the Preparation of Financial Statements
The preparation of financial statements requires Plan management to make estimates and assumptions that affect the reported amounts of assets, liabilities and changes in net assets available for benefits, and disclosure of contingent assets and liabilities. Actual results could be different from these estimates.
FASB Accounting Standards Codification
In July 2009, the Financial Accounting Standards Board (“FASB”) implemented the FASB Accounting Standards Codification (the “Codification”) as the single source of authoritative U.S. GAAP. The Codification simplifies the classification of accounting standards into one online database under a common referencing system, organized into eight areas, ranging from industry-specific to general financial statement matters. Use of the Codification is effective for interim and annual periods ending after September 15, 2009. The Plan began to use the codification on the effective date, and it had no impact on the Plan’s Net Assets Available for Benefits or on the Changes in Net Assets Available for Benefits. However, throughout these financial statements, all references to prior FASB, AICPA, and EITF accounting pronouncements have been removed, and all accounting guidance is referred to in terms of the applicable subject matter.
Investment Valuation
All investments are recorded at fair value. For information related to the Plan’s valuation methodologies for its investments, see Note 3 of these financial statements.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
Fully Benefit-Responsive Investment Contracts
The Plan accounts for synthetic guaranteed investment contracts (“GIC”) at contract value. A synthetic GIC is an investment contract in which the Plan owns the underlying assets and purchases fully benefit-responsive wrapper contracts from independent third parties (“Issuers”), which provide market value and cash flow risk protection to the Plan.
Investment contracts held by a defined contribution plan are typically reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of the Plan that are attributable to fully benefit-responsive investment contracts. Contract value is used because that is the amount Participants would receive if they were to initiate permitted transactions under the terms of the Plan. The synthetic GIC is presented on the Statement of Net Assets Available for Benefits at the fair value of the investment contracts with an adjustment from fair value to contract value to arrive at net assets available for benefits. The Statement of Changes in Net Assets Available for Benefits is prepared on a basis that reflects income credited to Participants but not realized and unrealized gains and losses on the investment contracts.
Securities and Securities Lending Transactions
Securities transactions are recorded on a trade-date basis. Realized gains (losses) are computed based on the average cost of securities sold. Dividend income is recorded on the ex-dividend date. Interest income is accounted for on the accrual basis.
Prior to December 31, 2009, the Plan participated in a securities lending program administered by JPMorgan Chase Bank, N.A. Under the program, borrowers were required to provide collateral equal to a minimum of 102% (105% for non-U.S. securities) of the fair value of the loaned securities in the form of cash, U.S. government securities, or other qualifying securities. JPMorgan Chase Bank, N.A. paid all the costs of the program. Net interest income (expense) under the program was $197,530 and $(7,951,093) in 2009 and 2008, respectively, which is recorded in interest income in the Statement of Changes in Net Assets Available for Benefits. At December 31, 2008, equity securities, U.S. federal, state, local and non-U.S. government securities, corporate debt securities, and other investments of the Plan with an aggregate fair value of $234,820,941, had been loaned under this program. As of December 31, 2009, the Plan is no longer involved with securities lending transactions.
Participant Withdrawals
Participant withdrawals are recorded when paid.
Differences between Financial Statements and Form 5500
The Plan calculates realized gains (losses) and unrealized appreciation (depreciation) as the difference between fair value and cost. Internal Revenue Service (“IRS”) Form 5500 calculates realized gains (losses) and unrealized appreciation (depreciation) as the difference between fair value at December 31, 2009 and fair value at the prior period year-end.
The Plan does not reflect as liabilities amounts allocated to the accounts of Participants who have elected to withdraw from the Plan but have not yet been paid. The Department of Labor, however, requires that these amounts be reported as a liability on Form 5500. Similarly, amounts allocated to withdrawals by Participants that have been processed and approved for payment prior to December 31, but are not yet paid as of that date are recorded on the Form 5500 as benefits paid. There were no reconciling items between the net assets available for benefits as disclosed in these financial statements and the Form 5500.
Foreign Currency Translation
The Plan revalues assets and liabilities denominated in foreign (i.e., non-U.S.) currencies into U.S. dollars using applicable exchange rates as of the date of the Statement of Net Assets Available for Benefits. Income and expenses denominated in foreign (i.e., non-U.S.) currencies are revalued at the exchange rates prevailing at the date of the transaction.
Accounting and Reporting Developments
Accounting for transfers of financial assets and repurchase financing transactions
In February 2008, the FASB issued guidance which requires an initial transfer of a financial asset and a repurchase financing that was entered into contemporaneously with, or in contemplation of, the initial transfer to be evaluated together as a linked transaction, unless certain criteria are met. The Plan adopted the guidance on January 1, 2009, for transactions entered into after the date of adoption. The adoption of the guidance did not have a material impact on the Plan’s Statement of Net Assets Available for Benefits or Statement of Changes in Net Assets Available for Benefits.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
Disclosures about derivative instruments and hedging activities
In March 2008, the FASB issued guidance which amends the prior disclosure requirements for derivatives. The guidance, which is effective for fiscal years beginning after November 15, 2008, requires increased disclosures about derivative instruments and hedging activities and their effects on an entity’s financial position, financial performance, and cash flows. The Plan adopted the guidance on January 1, 2009, and it only affected the Plan’s disclosures of derivative instruments, and not it’s Statement of Net Assets Available for Benefits or Statement of Changes in Net Assets Available for Benefits.
Determining the fair value of a financial asset when the market for that asset is not active
In October 2008, the FASB issued guidance which clarifies the application of fair value measurement in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial instrument when the market for that financial asset is not active. The guidance was effective upon issuance, including prior periods for which financial statements have not been issued. The application of this guidance did not have an impact on the Plan’s Statement of Net Assets Available for Benefits or Statement of Changes in Net Assets Available for Benefits.
Determining fair value when the volume and level of activity for the asset or liability have significantly decreased, and identifying transactions that are not orderly
In April 2009, the FASB issued guidance for estimating fair value when the volume and level of activity for an asset or liability have significantly declined. The guidance also includes identifying circumstances that indicate a transaction is not orderly. The guidance is effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted. The application of this guidance did not have an impact on the Plan’s Statement of Net Assets Available for Benefits or Statement of Changes in Net Assets Available for Benefits.
Subsequent events
In May 2009, the FASB issued guidance that established general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The guidance was effective for interim or annual financial periods ending after June 15, 2009. The application of this guidance did not have an impact on the Plan’s Statement of Net Assets Available for Benefits or Statement of Changes in Net Assets Available for Benefits.
Accounting for transfers of financial assets and consolidation of variable interest entities
In June 2009, the FASB issued guidance which amends the accounting for the transfers of financial assets and the consolidation of VIEs. The guidance also changes the approach for determining the primary beneficiary of a VIE from a quantitative risk and rewards-based model to a qualitative model, based on control and economics. The guidance became effective for annual reporting periods beginning after November 15, 2009, including all interim periods within the first annual reporting period.
In February 2010, the FASB finalized an amendment that defers the requirements of the new consolidation guidance for determining the primary beneficiary of a VIE for certain investment funds, including mutual funds, private equity funds and hedge funds. For the funds included in the deferral, the Plan will continue to apply other existing authoritative guidance to determine whether such funds should be consolidated; as such, these funds are not included in the above disclosure of the impact of adopting the new guidance for VIEs.
Measuring liabilities at fair value
In August 2009, the FASB issued guidance clarifying how to develop fair value measurements for liabilities, particularly where there may be a lack of observable market information. This guidance is effective for interim or annual periods beginning after August 26, 2009. The application of this guidance did not have an impact on the Plan’s Statement of Net Assets Available for Benefits or Statement of Changes in Net Assets Available for Benefits.
Measuring fair value of certain alternative investments
In September 2009, the FASB issued guidance which amends the guidance on fair value measurements and offers a practical expedient for measuring the fair value of investments in certain entities that calculate net asset value (“NAV”) per share when the fair value is not readily determinable. This guidance is effective for the first interim or annual reporting period ending after December 15, 2009. The Plan adopted the guidance in the fourth quarter 2009, and it did not have a material impact on the Plan’s Statement of Net Assets Available for Benefits or Statement of Changes in Net Assets Available for Benefits.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
Fair value measurements and disclosures
In January 2010, the FASB issued guidance that requires new disclosures, and clarifies existing disclosure requirements, about fair value measurements. The clarifications and requirements to separately disclose transfers of instruments between level 1 and level 2 of the fair value hierarchy are effective for interim reporting periods beginning after December 15, 2009; however, the requirement to provide purchases, sales, issuances and settlements in the level 3 rollforward on a gross basis is effective for fiscal years beginning after December 15, 2010. Although early adoption of this guidance is permitted, the Plan did not early adopt.
3. Fair Value Measurements
Determination of Fair Value
Following is a description of the Plan’s valuation methodologies for assets and liabilities measured at fair value. The Plan has an established and well-documented process for determining fair values. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is based upon quoted market prices, where available. If listed prices or quotes are not available, fair value is based upon models that primarily use, as inputs, market-based or independently-sourced market parameters, including yield curves, interest rates, volatilities, equity or debt prices, foreign exchange rates and credit curves. In addition to market information, models also incorporate transaction details, such as maturity of the investment. Valuation adjustments, such as liquidity valuation adjustments, may be necessary when the Plan is unable to observe a recent market price for a financial instrument that trades in inactive (or less active) markets. Liquidity adjustments are not taken for positions classified within level 1 (as defined below) of the fair value hierarchy.
The methods described above to estimate fair value may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.
Valuation Hierarchy
A three-level valuation hierarchy has been established under U.S. GAAP for disclosure of fair value measurements. The valuation hierarchy is based on the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:
•	Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
•
Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3 — one or more inputs to the valuation methodology are unobservable and significant to the fair value measurement.
A financial instrument’s categorization within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement.
Following is a description of the valuation methodologies used for instruments measured at fair value, including the general classification of such instruments pursuant to the valuation hierarchy.
Assets and Liabilities
JPMorgan Chase & Co. and other equity securities
JPMorgan Chase & Co. common stock is valued at the closing price reported on the New York Stock Exchange and is classified within level 1 of the valuation hierarchy. Other common and preferred stocks are valued at the closing price reported on the major stock exchange on which the individual securities are traded and are generally classified within level 1 of the valuation hierarchy. If quoted exchange prices are not available for the specific common stock, other independent pricing services or broker quotes are consulted for valuation purposes. Consideration is given to the nature of the quotes (e.g., indicative or firm) and the relationship of recently evidenced market activity to the prices provided from independent pricing services. Other common and preferred stock that do not have quoted exchange prices are generally classified within level 2 of the valuation hierarchy.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
Common/collective trust funds and registered investment companies (mutual funds)
These investments are public investment vehicles valued based on the calculated NAV of the fund. Where the funds produce a daily NAV that is validated by a sufficient level of observable activity (purchases and sales at NAV), the NAV is used to value the fund investment and it is classified in level 1 of the valuation hierarchy. Where adjustments to the NAV are required, for example, with respect to interests in funds subject to restrictions on redemption (such as lock-up periods or withdrawal limitations) and/or observable activity for the fund investment is limited, investments are classified within level 2 of the valuation hierarchy.
Corporate debt securities, and U.S. federal, state, local and non-U.S. government debt securities
The fair value of these investments is estimated using pricing models, quoted prices of securities with similar characteristics or discounted cash flows. Such securities are generally classified within level 2 of the valuation hierarchy.
Mortgage-backed securities
Mortgage-backed securities (“MBS”) include both U.S. government agency and U.S. government-sponsored enterprise (collectively, “U.S. government agencies”), and nonagency pass-through securities. U.S. government agency securities are valued based on quoted prices in active markets and are therefore classified in level 1 of the valuation hierarchy. Nonagency securities are primarily “AAA” rated residential and commercial MBS valued using a combination of observed transaction prices, independent pricing services and relevant broker quotes. Consideration is given to the nature of the quotes and the relationships of recently evidenced market activity to the prices provided from independent pricing services. Such securities are generally classified within level 2 of the valuation hierarchy.
Synthetic guaranteed investment contracts
The fair value of the synthetic GICs is based on the underlying investments. The underlying investments are common/collective trust funds, which are public investment vehicles, valued at the NAV as described above. Such investments are generally classified within level 2 of the valuation hierarchy. The related wrapper contracts have a fair value of $6.6 million and $6.7 million, at December 31, 2009 and 2008, respectively. See Note 8 of these financial statements for further information on these contracts.
Derivatives
Exchange-traded derivatives valued using quoted prices are classified within level 1 of the valuation hierarchy. However, few classes of derivative contracts are listed on an exchange; thus, the majority of the Plan’s derivative contracts are valued using models that use as their basis readily observable market parameters — that is, parameters that are actively quoted and can be validated to external sources, including industry pricing services. Depending on the types and contractual terms of derivatives, fair value can be modeled using a series of techniques, such as the Black-Scholes option pricing model, simulation models or a combination of various models, which are consistently applied. Where derivative products have been established for some time, the Plan uses models that are widely accepted in the financial services industry. These models reflect the contractual terms of the derivatives, including the period to maturity, and market-based parameters such as interest rates, volatility, and the credit quality of the counterparty. Further, many of these models do not contain a high level of subjectivity, as the methodologies used in the models do not require significant judgment, and inputs to the model are readily observable from actively quoted markets, as is the case for “plain vanilla” interest rate swaps, option contracts and credit default swaps. Such instruments are generally classified within level 2 of the valuation hierarchy. See Note 6 of these financial statements for further information on derivative instruments.
Loans to plan participants
Loans to plan participants are valued at cost, which approximates fair value. Although amortized cost is viewed as a proxy for fair value, there is no active market for loans to plan participants; hence, such loans are classified within level 3 of the valuation hierarchy.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
Other
Other predominantly consists of securities purchased under resale agreements (“resale agreements”). To estimate the fair value of resale agreements, cash flows are evaluated taking into consideration any derivative features of the resale agreement and are then discounted using the appropriate market rates for the applicable maturity. As the inputs into the valuation are primarily based on readily observable pricing information, such resale agreements are classified within level 2 of the valuation hierarchy.
Investments measured at net asset value
The Plan uses the NAV to determine fair value of multiple investments, including: (1) investments that have readily determinable fair values, which are classified in level 1 of the valuation hierarchy; and (2) investments for which the underlying investments (a) do not have a readily determinable fair value and (b) either have the attributes of an investment company or prepare their financial statements consistent with the measurement principles of an investment company, which are in level 2 of the valuation hierarchy. The fair values of investments valued at NAV at December 31, 2009, were $6.2 billion, which were classified within the valuation hierarchy as follows: $4.2 billion in level 1 and $2.0 billion in level 2. These investments consist predominantly of investments in common/collective trust funds, registered investment companies (mutual funds) and synthetic GIC underlying investments.
The investment strategies for common/collective trust funds and registered investment companies (mutual funds) and the synthetic GIC underlying investments are varied and they may invest directly and indirectly in a broad range of equities, debt and derivative investments with the objective of mirroring or exceeding the total return of certain market indices (e.g. S&P 500, Russell 1000, Barclays Capital Intermediate Aggregate Bond Index). Strategies may vary based on global macroeconomic views, expected directional movements in the financial markets, market capitalization (e.g. large, medium or small cap stocks), and other strategies. Certain of these investments are not subject to restrictions on redemption; however certain of these investments may be sold based on the level of capital markets activity, market levels, the performance of the broader economy and investments-specific issues.
The Plan has no commitments to make additional investments in investments that are valued at NAV.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
The following tables present the financial instruments carried at fair value as of December 31, 2009 and 2008, by caption on the Statement of Net Assets Available for Benefits and by fair value hierarchy (as described above).
Assets and liabilities measured at fair value on a recurring basis

				Total carrying
December 31, 2009	Level 1	Level 2	Level 3	value
Equity securities
JPMorgan Chase & Co	$2,886,203,669	$—	$—	$2,886,203,669
Other banks and finance companies	214,331,547	—	—	214,331,547
Capital equipment	270,888,047	—	—	270,888,047
Consumer goods	220,146,225	—	—	220,146,225
Business services	196,755,824	—	—	196,755,824
Materials	127,093,373	—	—	127,093,373
Energy	125,232,577	—	—	125,232,577
Real estate	17,787,895	—	—	17,787,895
Other	237,454,452	667,181	—	238,121,633

Total JPMorgan Chase & Co. and other equity securities	4,295,893,609	667,181	—	4,296,560,790
Common/collective trust funds	2,732,991,503	—	—	2,732,991,503
Synthetic guaranteed investment contracts	—	2,019,258,487	—	2,019,258,487
Registered investment companies (mutual funds)
Large cap value funds	428,703,151	—	—	428,703,151
Core bond funds	370,735,169	—	—	370,735,169
Investment-grade & medium duration funds	368,828,023	—	—	368,828,023
Mid cap growth funds	276,032,306	—	—	276,032,306
Fixed-income funds	—	13,378,284	—	13,378,284

Total Registered investment companies (mutual funds)	1,444,298,649	13,378,284	—	1,457,676,933
Corporate debt securities	—	983,023,074	—	983,023,074
U.S. federal, state, local and non-U.S. government securities	—	670,319,227	—	670,319,227
Loans to plan participants	—	—	354,093,534	354,093,534
Mortgage-backed securities	232,990,427	46,598,908	—	279,589,335
Derivative receivables	13,560	1,310,542	—	1,324,102
Other	9,585,873	32,599,571	—	42,185,444

Total assets at fair value	$8,715,773,621	$3,767,155,274	$354,093,534	$12,837,022,429

Derivative payables	$96,016	$2,439,932	$—	$2,535,948

Total liabilities at fair value	$96,016	$2,439,932	$—	$2,535,948

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
Assets and liabilities measured at fair value on a recurring basis

				Total carrying
December 31, 2008	Level 1	Level 2	Level 3	value
Equity securities
JPMorgan Chase & Co	$2,318,465,663	$—	$—	$2,318,465,663
Other banks and finance companies	166,080,978	—	—	166,080,978
Capital equipment	177,909,271	2,063,683	—	179,972,954
Consumer goods	208,060,067	—	—	208,060,067
Business services	204,463,061	—	—	204,463,061
Materials	97,220,046	—	—	97,220,046
Energy	116,040,463	—	—	116,040,463
Real estate	16,326,010	—	—	16,326,010
Other	177,532,793	—	—	177,532,793

Total JPMorgan Chase & Co. and other equity securities	3,482,098,352	2,063,683	—	3,484,162,035
Common/collective trust funds	2,420,105,066	—	—	2,420,105,066
Synthetic guaranteed investment contracts	—	1,846,566,762	—	1,846,566,762
Registered investment companies (mutual funds)
Large cap value funds	327,406,332	—	—	327,406,332
Core bond funds	314,253,468	—	—	314,253,468
Investment-grade & medium duration funds	279,438,487	—	—	279,438,487
Mid cap growth funds	191,984,996	—	—	191,984,996
Fixed-income funds	—	267,469,113	—	267,469,113

Total Registered investment companies (mutual funds)	1,113,083,283	267,469,113	—	1,380,552,396
Corporate debt securities	—	766,529,932	—	766,529,932
U.S. federal, state, local and non-U.S. government debt securities	—	590,203,752	—	590,203,752
Loans to plan participants	—	—	332,562,740	332,562,740
Mortgage-backed securities	—	142,228,291	—	142,228,291
Derivative receivables	524	56,399,895	—	56,400,419
Other	9,467,112	19,849,152	—	29,316,264

Total assets at fair value	$7,024,754,337	$3,691,310,580	$332,562,740	$11,048,627,657

Derivative payables	$1,540,100	$75,767,620	$—	$77,307,720

Total liabilities at fair value	$1,540,100	$75,767,620	$—	$77,307,720

Changes in level 3 recurring fair value measurements
The tables below includes a rollforward of the activity for financial instruments classified by the Plan within level 3 of the fair value hierarchy for the years ended December 31, 2009 and 2008 (including changes in fair value). Level 3 financial instruments typically include, in addition to the unobservable or level 3 components, observable components (that is, components that are actively quoted and can be validated to external sources); accordingly, the gains and losses in the table below include changes in fair value due in part to observable factors that are part of the valuation methodology.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
Fair value measurements using significant unobservable inputs

						Change in unrealized gains /
						(losses) related to
			Purchases,	Transfers		financial
	Fair value	Total realized/	issuances,	into and/	Fair value,	instruments held at
For the year ended	January 1,	unrealized	settlements	or out of	December 31,	December 31,
December 31, 2009	2009	gains/(losses)	net	level 3	2009	2009
Loans to plan participants	$332,562,740	$—	$21,530,794	$—	$354,093,534	$—

Total investments	$332,562,740	$—	$21,530,794	$—	$354,093,534	$—

Fair value measurements using significant unobservable inputs

						Change in unrealized gains /
						(losses) related to
			Purchases,	Transfers		financial
	Fair value	Total realized/	issuances,	into and/	Fair value,	instruments held at
For the year ended	January 1,	unrealized	settlements,	or out of	December 31,	December 31,
December 31, 2008	2008	gains/(losses)	net	level 3	2008	2008
Loans to plan participants	$—	$—	$29,350,504	$303,212,236	$332,562,740	$—

Total investments	$—	$—	$29,350,504	$303,212,236	$332,562,740	$—

4. Investment Program
The net assets available for benefits of the Plan at December 31, 2009 and 2008, are held in a Trust Fund administered by JPMorgan Chase Bank, N.A., as trustee (“Trustee”).
As of December 31, 2009, the 25 investment options consist of: 21 core investment funds, including six fixed-income funds, eleven domestic equity funds, and four international equity funds; the JPMorgan Chase Common Stock Fund and three lifestyle portfolios. Each lifestyle portfolio invests in a predetermined mix of core investment funds (excluding the JPMorgan Chase Stock Fund), with varying risk/return policies. The Participants direct their accounts and the funds are managed by various investment managers.
Fund transactions are processed on a daily basis and are recorded at an aggregate level within the Trust Fund. J.P. Morgan Retirement Plan Services, LLC, a wholly-owned subsidiary of JPMorgan Chase, is the record keeper for the Plan.
Participants may elect to change the allocation of their account balances and contributions in the investment funds on a daily basis. Participant requests for fund reallocations, transfers and distributions are processed on a daily basis using net asset values. Changes become effective on the same business day if the New York Stock Exchange is open and the request is made before 4 p.m. Eastern Time, or by the close of the New York Stock Exchange, whichever is earlier. Otherwise, the changes become effective on the next business day.
At its discretion, JPMorgan Chase Bank, N.A. may place restrictions on investments in the funds and on daily transfers and reallocations among funds.
5. Investments
Investments that represent five percent or more of the Plan’s net assets available for benefits at December 31, 2009 and 2008 were as follows:

Description	2009	2008
JPMorgan Chase & Co. common stock	$2,886,203,669	$2,318,465,663
Blackrock Equity Index Fund	1,252,893,023	—
JPM/State Street Bank	714,017,044	652,213,961
JPM/Bank of America	680,070,248	621,450,141
BGI S&P 500 Index Fund	—	1,011,546,087
AIG GIC #496672	—	572,902,660

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
During the years ended December 31, 2009 and 2008, the Plan’s investments generated net appreciation (depreciation) as follows:

Description	2009	2008
Based on quoted market prices:
JPMorgan Chase & Co. and other equity securities	$1,088,086,186	$(1,663,002,057)
Registered investment companies	259,856,442	(537,812,305)
Other	3,180,692	(3,073,961)
Mortgage-backed securities	1,807,181	—
Derivative receivables (payables), net	(33,000)	1,175,098

Total based on quoted market prices	1,352,897,501	(2,202,713,225)

Based on estimated fair value:
Common/collective trust funds	562,312,442	(987,760,738)
Corporate debt securities	95,365,796	(131,901,414)
Derivative receivables (payables), net	10,030,618	(18,040,483)
U.S. federal, state, local and non-U.S. government securities	9,956,882	(8,351,316)
Registered investment companies	5,282,292	(22,314,826)
Mortgage-backed securities	2,673,699	2,224,130
JPMorgan Chase & Co. and other equity securities	466,062	(1,039,049)
Other	(123,820)	(7,613,442)

Total based on estimated fair value	685,963,971	(1,174,797,138)

Total net (depreciation)/appreciation	$2,038,861,472	$(3,377,510,363)

6. Derivative Instruments
Derivative instruments enable end-users to modify or mitigate exposure to credit or market risks. Counterparties to a derivative contract seek to obtain risks and rewards similar to those that could be obtained from purchasing or selling a related cash instrument without having to exchange the full purchase or sales price upfront. The Plan uses derivatives to hedge or manage risk of market exposures.
The Plan primarily manages its market exposures using interest rate, foreign currency and credit derivative contracts.
Interest rate contracts are used to minimize fluctuations in net assets available for benefits that are caused by changes in interest rates. Fixed-rate assets and liabilities appreciate or depreciate in market value as interest rates change. Similarly, interest income and expense increases or decreases as a result of variable-rate assets, resetting to current market rates, and as a result of the repayment and subsequent origination of fixed-rate assets at current market rates. Gains or losses on the derivative instruments that are related to such assets are expected to substantially offset this variability. The Plan generally uses interest rate swaps, forwards and futures to manage the impact of interest rate fluctuations on the fair value of investments.
Foreign currency forward contracts represent agreements to exchange the currency of one country for the currency of another country at an agreed-upon price on an agreed-upon settlement date. The Plan uses foreign currency forward contracts to manage the foreign exchange risk associated with certain foreign currency—denominated (i.e., non-U.S.) assets. As a result of fluctuations in foreign currencies, the U.S. dollar-equivalent values of the foreign currency-denominated assets increase or decrease. Gains or losses on the derivative instruments related to these foreign currency-denominated assets are expected to substantially offset this variability. The Plan may buy or sell foreign exchange forward contracts. The Plan is subject to the risk that the counterparty to a foreign currency forward contract will not fulfill its obligation under the contract.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
The Plan uses credit derivatives, which compensate the purchaser when the entity referenced in the contract experiences a credit event, such as bankruptcy or a failure to pay an obligation when due. For a further discussion of credit derivatives, see the discussion in the Credit derivatives section on pages 19 — 20 of this Note.
Accounting for Derivatives
All derivatives are required to be recorded on the Statement of Net Assets Available for Benefits at fair value, with all changes in fair value reflected in the Statements of Changes in Net Assets Available for Benefits.
Notional amount of derivative contracts
The following table summarizes the gross notional amount of derivative contracts outstanding as of December 31, 2009, irrespective of any legally enforceable master netting agreements.

Notional amounts(a)
December 31, 2009
Interest rate contracts
Futures and forwards	$268,000,000
Written options	207,600,000
Swaps	8,800,000

Total interest rate contracts	$484,400,000

Credit derivatives	$19,412,200

Foreign exchange contracts
Spot, futures and forwards	$292,181,010

Total foreign exchange contracts	$292,181,010

Equity contracts
Futures and forwards	$93,400,000
Written options	1,000,000
Warrants	16,046

Total equity contracts	$94,416,046

Total derivative notional amounts	$890,409,256

(a)	Represents the sum of gross long and gross short third-party notional derivative contracts.
While the notional amounts disclosed above indicate the volume of the Plan’s derivative activity, the notional amounts significantly exceed, in the Plan’s view, the possible losses that could arise from such transactions. For most derivative transactions, the notional amount does not change hands; it is used simply as a reference to calculate payments.
Impact of derivatives on the Statements of Net Assets Available for Benefits
The following table summarizes the gross fair values of derivative receivables and payables by contract type as of December 31, 2009 and 2008, respectively.

	Derivative receivables		Derivative payables
December 31,	2009	2008	2009	2008

Foreign exchange contracts	$1,205,714	$(2,436,697)	$—	$—
Interest rate contracts	103,254	3,081,053	2,170,251	12,174,939
Equity contracts	13,560	524	—	—
Credit derivatives	1,574	55,755,539	365,697	65,132,781

Gross fair value of derivative receivables and payables	$1,324,102	$56,400,419	$2,535,948	$77,307,720

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
Derivatives gains and losses
The following table presents derivatives, by contract type, and the gains/(losses) recorded on such derivatives for the years ended December 31, 2009 and 2008, respectively. All amounts are recorded in net (depreciation)/appreciation in fair value of investments in the Statement of Changes in Net Assets Available for Benefits.

	Derivatives gains/(losses)
Year ended December 31,	2009	2008
Interest rate contracts	$10,901,093	$(4,501,496)
Equity contracts	2,321,205	1,222,421
Credit derivatives	(1,933,274)	(16,116,939)
Foreign exchange contracts	(1,291,406)	2,530,629

Total	$9,997,618	$(16,865,385)

Credit risk, liquidity risk and credit-related contingent features
In addition to the specific market risks introduced by each derivative contract type, derivatives expose the Plan to credit risk — the risk that derivative counterparties may fail to meet their payment obligations under the derivative contracts and the collateral, if any, held by the Plan proves to be of insufficient value to cover the payment obligation. It is the policy of the Plan to enter into legally enforceable master netting agreements as well as to actively pursue the use of collateral agreements to mitigate derivative counterparty credit risk. The amount of derivative receivables reported on the Statement of Net Assets Available for Benefits is the fair value of the derivative contracts irrespective of the effect of legally enforceable master netting agreements and cash collateral held by the Plan. These amounts represent the cost to the Plan to replace the contracts at then-current market rates should the counterparty default. However, in the Plan’s view, the appropriate measure of current credit risk should take into consideration collateral by the Plan.
While derivative receivables expose the Plan to credit risk, derivative payables expose the Plan to liquidity risk, as the derivative contracts require the Plan to post cash or securities collateral with counterparties as the mark-to-market moves in the counterparties’ favor. At December 31, 2009, the Plan has received and posted cash collateral of $1.1 million and $1.5 million, respectively.
Credit derivatives
Credit derivatives are financial instruments whose value is derived from the credit risk associated with the debt of a third-party issuer (the reference entity) and which allow one party (the protection purchaser) to transfer that risk to another party (the protection seller). Credit derivatives expose the protection purchaser to the creditworthiness of the protection seller, as the protection seller is required to make payments under the contract when the reference entity experiences a credit event, such as a bankruptcy, a failure to pay its obligation or a restructuring. The seller of credit protection receives a premium for providing protection but has the risk that the underlying instrument referenced in the contract will be subject to a credit event.
The Plan uses credit derivatives for two different purposes. First, it may sell derivatives to obtain exposure to particular reference entities. The Plan’s exposure to a given reference entity may be offset partially, or entirely, with a contract to purchase protection from another counterparty on the same or similar reference entity. Second, the Plan may use credit derivatives to mitigate the credit risk associated with its overall derivative receivables. In accomplishing the above, the Plan primarily enters into credit default swaps, which are credit derivative contracts between two counterparties that provides protection against a credit event on one or more referenced credits. Protected credit events are specified at the inception of a transaction. Credit derivatives may reference the credit of either a single reference entity (“single-name”) or a broad-based index. The Plan is both a purchaser and seller of credit protection on both single-name and index-reference obligations. Single-name credit default swaps (“CDS”) and index CDS contracts are both OTC derivative contracts. Single-name CDS are used to manage the default risk associated with the broader credit markets or credit market segments. Like the S&P 500 and other market indices, a CDS index is comprised of a portfolio of CDS across many reference entities. New series of CDS indices are established approximately every six months with a new underlying portfolio of reference entities to reflect changes in the credit markets. If one of the reference entities in the index experiences a credit event, then the reference entity that defaulted is removed from the index. CDS can also be referenced against specific portfolios of reference names or against customized exposure levels based on specific client demands: for example, to provide protection against the first $1 million of realized credit losses in a $10 million portfolio of exposure. Such structures are commonly known as tranche CDS.
For both single-name CDS contracts and index CDS, upon the occurrence of a credit event, under the terms of a CDS contract neither party to the CDS contract has recourse to the reference entity. The protection purchaser has recourse to the protection seller for the difference between the face value of the CDS contract and the fair value of the reference obligation at the time of settling the credit derivative contract, also known as the recovery value. The protection purchaser does not need to hold the debt instrument of the underlying reference entity in order to receive amounts due under the CDS contract when a credit event occurs.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
The following table presents a summary of the notional amounts of credit derivatives the Plan sold and purchased as of December 31, 2009. Upon a credit event, the Plan as seller of protection would typically pay out only a percentage of the full notional amount of net protection sold, as the amount actually required to be paid on the contracts takes into account the recovery value of the reference obligation at the time of settlement. The Plan manages the credit risk on contracts to sell protection by purchasing protection with identical or similar underlying reference entities. As such, other purchased protection referenced in the following table includes credit derivatives bought on related, but not identical, reference positions; these include indices, portfolio coverage and other reference points. The Plan does not use notional amounts as the primary measure of risk management for credit derivatives, because notional amounts do not take into account the probability of occurrence of a credit event, recovery value of the reference obligation, or related cash instruments and economic hedges.
Total credit derivatives

	Maximum payout/Notional amount
		Protection purchased with	Net protection	Other protection
December 31, 2009	Protection sold	identical underlyings(a)	(sold)/purchased(b)	purchased
Credit derivatives
Credit default swaps	$4,200,000	$3,000,000	$1,200,000	$12,212,200

Total credit derivatives	$4,200,000	$3,000,000	$1,200,000	$12,212,200

(a)	Represents the notional amount of purchased credit derivatives where the underlying reference instrument is identical to the reference instrument on which the Plan has sold credit protection.

(b)
Does not take into account the fair value of the reference obligation at the time of settlement, which would generally reduce the amount the seller of protection pays to the buyer of protection in determining settlement value.

The following table summarizes the notional and fair value amounts of credit derivatives and credit-related notes as of December 31, 2009, where the Plan is the seller of protection. The maturity profile is based on the remaining contractual maturity of the credit derivative contracts. The ratings profile is based on the rating of the reference entity on which the credit derivative contract is based. The ratings and maturity profile of protection purchased are comparable to the profile reflected below.
Protection sold — credit derivatives ratings/maturity profile

				Total
December 31, 2009	<1 year	1 – 5 years	>5 years	notional amount	Fair value
Risk rating of reference entity Investment-grade (AAA to BBB-)	$—	$4,200,000	$—	$4,200,000	$(107,217)

Total	$—	$4,200,000	$—	$4,200,000	$(107,217)

7. Transactions with Affiliated Parties
The following is a summary of transactions with parties affiliated with the Plan for the years ended December 31, 2009 and 2008:

		Aggregate Proceeds from
		Sales, Redemptions and
	Aggregate Cost	Distributions to
	of Purchases	Participants
For the Year Ended December 31, 2009
JPM U.S. Gov’t Capital	$4,725,316,661	$4,936,331,633
JPMorgan Chase & Co. common stock	884,550,070	1,042,904,185
Core Bond Fund (managed by JPMorgan Investment Advisors)	108,339,413	31,981,284
Funds managed by JPMorgan Asset Management (USA) Inc.:
Growth and Income Fund	44,429,268	41,027,490
Mid Cap Growth Fund	35,617,294	34,282,280
Short-Term Fixed Income Fund	1,061,461,383	1,107,757,309
Small Cap Core Fund	29,302,795	38,899,755
Stable Value Fund	542,544,489	653,545,923

For the Year Ended December 31, 2008
JPMorgan Domestic Liquidity Fund	$3,242,447,074	$3,506,325,170
JPM U.S. Gov’t Capital	1,594,111,843	1,138,062,236
JPMorgan Chase & Co. common stock	967,556,627	1,028,638,185
Core Bond Fund (managed by JPMorgan Investment Advisors)	123,581,469	28,113,328
Funds managed by JPMorgan Asset Management (USA) Inc.:
Growth and Income Fund	69,859,019	87,054,998
Mid Cap Growth Fund	57,978,984	50,651,321
Short-Term Fixed Income Fund	1,483,740,409	1,335,011,370
Small Cap Core Fund	91,084,499	129,430,420
Stable Value Fund	1,177,845,600	750,403,618

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
8. Investments in Synthetic Guaranteed Investment Contracts
The Stable Value Fund invests in a product called synthetic guaranteed investment contract, also known as a wrapper contract. A synthetic GIC is an investment contract issued by an insurance company or other financial institution that is backed by a portfolio of bonds or other fixed income securities (the “underlying assets”) that are separately owned by the Plan. The wrapper contract is designed to protect the contract value of these underlying assets. Under these contracts, realized and unrealized gains and losses on the underlying assets are not immediately recorded in the net assets of the Plan, but are amortized over the maturity or duration of the underlying assets, through adjustments to the future interest crediting rate. The issuer of the wrapper contract guarantees that all qualified participant withdrawals will take place at the contract value.
The Plan accounts for synthetic GIC’s at contract value. Contract value represents contributions made under the contract, plus earnings, less Participant withdrawals and administrative expenses. Participants may customarily direct the withdrawal or transfer of all or a portion of their investment at contract value. The Plan has not received any reserves against the contract value to reflect the credit risk of the issuer of the synthetic GIC or otherwise. The fair value of the synthetic GIC at December 31, 2009 and 2008, was $2,019,258,487 and $1,846,566,762, respectively. The crediting rate, which tracks current market yields on a trailing basis, is reset each calendar quarter based on data as of the last business day of the month prior to the end of the quarter. Crediting rates are reset in accordance with a formula contained in the contract that allows the contract value of the underlying assets to converge to market value over time; this assumes that the underlying assets continue to earn the current yield of the portfolio for a period of time equal to the portfolio’s current duration. The principal variables that affect the determination of the crediting rate are the current yield and duration of the assets underlying the wrapper contract, the existing difference between the market value of the underlying assets and contract value of the wrapper contract, and fees paid to the issuer of the wrapper contract. All of the Plan’s wrapper contracts have a 0% minimum crediting rate. The average yield and interest crediting rate of the synthetic GIC’s were 1.81% and 2.60% at December 31, 2009 and 2008, respectively.
The Plan’s wrapper contracts permit all allowable Participant-initiated transactions to occur at contract value. There are no events known to the Plan that are probable of occurring and which would limit its ability to transact at contract value with the issuer of the wrapper contract, and which also limit the ability of the Plan to transact at contract value with Participants. The wrapper contracts cannot be terminated by its issuer at a value other than contract value or prior to the scheduled maturity date, except under a limited number of very specific circumstances including termination of the Plan or failure to qualify, material misrepresentations by the Plan sponsor or investment manager, failure by these same parties to meet material obligations under the contract, or other similar types of events.
The following is a summary of the Plan’s investments with fully benefit-responsive contracts:

			Wrapper
	Major		Contracts	Adjustments
	Credit	Investments at	at Fair	to Contract	Total
	Ratings	Fair Value	Value	Value	Investment
Investments at December 31, 2009
Bank of America Bond Wrapper	AA	$680,070,248	$2,226,466	$37,069,590	$719,366,304
State Street Bank Bond Wrapper	AA	714,017,044	2,340,405	38,917,176	755,274,625
AIG Financial Products Bond Wrapper	AA	625,171,195	2,047,039	34,076,820	661,295,054

Synthetic GIC’s		2,019,258,487	6,613,910	110,063,586	2,135,935,983
State Street Bank Loan Wrapper	AA	306,869	—	—	306,869
JPMorgan Domestic Liquidity Fund	N/A	13,157,167	—	—	13,157,167

Other benefit-responsive contracts		13,464,036	—	—	13,464,036

Total		$2,032,722,523	$6,613,910	$110,063,586	$2,149,400,019

Investments at December 31, 2008
Bank of America Bond Wrapper	AA	$621,450,141	$2,636,455	$85,914,530	$710,001,126
State Street Bank Bond Wrapper	AA	652,213,961	1,595,610	91,338,939	745,148,510
AIG Financial Products Bond Wrapper	AA	572,902,660	2,430,981	79,202,429	654,536,070

Synthetic GIC’s		1,846,566,762	6,663,046	256,455,898	2,109,685,706
State Street Bank Loan Wrapper	AA	419,708	—	—	419,708
JPMorgan Domestic Liquidity Fund	N/A	150,296,038	—	—	150,296,038

Other benefit-responsive contracts		150,715,746	—	—	150,715,746

Total		$1,997,282,508	$6,663,046	$256,455,898	$2,260,401,452

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
The other benefit-responsive contracts are held in loans to plan participants (via the State Street Bank Loan Wrapper) and common/collective trust funds (via the JPMorgan Domestic Liquidity Fund) as reported in the Statement of Net Assets Available for Benefits.
9. Tax Status and Federal Income Taxes
On July 1, 2004, the Plan received a favorable letter of determination from the IRS stating that it qualified under Section 401(a) of the Code, and therefore, the related trust is exempt from taxation. Once qualified, the Plan is required to operate in accordance with the Code to maintain its qualified status. The Plan has been amended since receiving the determination letter. However, the Plan administrator believes the Plan has been operating in compliance with applicable requirements of the Code.
Participants currently pay no U.S. federal income tax on Contributing Employer contributions or income earned by the Trust. When a Participant, or his or her beneficiary or estate, receives a distribution under the Plan, the distribution is generally taxable. The tax treatment of any distribution from the Trust depends on individual circumstances.
10. Net Assets Transferred From Other Plans
During 2009 and 2008, JPMorgan Chase acquired all or some of the business operations of certain entities and, accordingly the Plan, received a transfer of net assets with a total fair value of $53,264,960 and $826,567,797 during December 31, 2009 and 2008, respectively. The details of the transfers were as follows:

Description	Amount
Year ended December 31, 2009:
Chase Paymentech	$53,264,960

Total	$53,264,960

Year ended December 31, 2008:
The Bear Stearns Companies Inc. Cash or Deferred Compensation Plan	$573,051,797
The Bear Stearns Companies Inc. Profit Sharing Plan	220,385,668
Bear Wagner Specialists, LLC 401(k) Plan	16,155,868
The Bear Stearns Companies Inc. Employee Stock Ownership Plan	15,430,697
Unicorn Financial Services, Inc 401(k) Plan	1,543,767

Total	$826,567,797

11. Commitments and Contingencies
The Plan accrues for a litigation-related liability when it is probable that such a liability has been incurred and the amount of the loss can be reasonably estimated. While the outcome of litigation is inherently uncertain, the Trustee of the Plan believes, in light of all information known to it at December 31, 2009, that there is no outstanding litigation affecting the Plan that would require the establishment of a litigation reserve. In addition, the Trustee of the Plan believes that the Plan has meritorious defenses to claims asserted against it in its currently outstanding litigation and, with respect to such litigation, intends to continue to defend itself vigorously, litigating or settling cases according to the Trustee’s judgment as to what is in the best interests of the Plan.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
12. Risks and Uncertainties
The Plan’s investments include financial instruments which are exposed to various risks such as interest rate, market and credit risks. Due to the level of risk associated with certain financial instruments, it is at least reasonably possible that changes in the values of financial instruments will occur in the near term and such changes could materially affect the Participants’ account balances and the amounts reported in the Statements of Net Assets Available for Benefits.
The Plan’s exposure to a concentration of credit risk is limited by the diversification of investments across 25 investment fund elections. Additionally, the investments within each Fund are further diversified into various financial instruments, with the exception of the JPMorgan Chase Common Stock Fund, which invests predominantly in JPMorgan Chase & Co. common stock. The Plan’s exposure to credit risk from synthetic GICs is limited to the fair value of the contract with each counterparty.
13. Plan Termination
JPMorgan Chase reserves the right to amend, modify or terminate the Plan at any time. In the event of termination, the value of Participants’ accounts will be paid in accordance with the provisions of the Plan and the provisions of ERISA.
14. Subsequent Event
The Trustee of the Plan has performed an evaluation of events that have occurred subsequent to December 31, 2009, and through June 24, 2010 (the date these financial statements were available to be issued). Other than the event discussed below, there have been no material subsequent events that occurred during such period that would require disclosure in these financial statements, as of or for the year ended December 31, 2009.
Effective March 31, 2010, the WaMu Savings Plan was merged into the Plan, with Plan assets of $968,546,233 transferred on April 1, 2010.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2009
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE, RATE
	IDENTITY OF ISSUE, BORROWER,	OF INTEREST, COLLATERAL, PAR, OR		CURRENT
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	COST	VALUE

JPMORGAN CHASE & CO. AND OTHER EQUITY SECURITIES:
	3M CO	27,100 SHARES	1,911,517	2,240,357
	A123 SYSTEMS	12,400 SHARES	167,400	278,256
	AAREAL BANK	2,550 SHARES	58,090	48,513
	ABBEY PLC	3,379 SHARES	47,365	23,028
	ACCELL GROUP	17,636 SHARES	855,117	738,096
	ACCENTURE PLC	34,970 SHARES	1,218,477	1,451,255
	ACCOR	45,997 SHARES	2,371,516	2,524,278
	ADECCO SA	5,200 SHARES	222,449	286,975
	ADERANS HOLDINGS CO LTD	21,800 SHARES	198,177	256,415
	ADMINISTAFF INC	28,000 SHARES	918,374	660,520
	ADTRAN INC	86,500 SHARES	1,882,785	1,950,575
	ADVA AG	9,160 SHARES	16,492	33,250
	ADVANTAGE OIL & GAS LTD	54,700 SHARES	336,085	360,023
	AEGIS GROUP	659,540 SHARES	959,568	1,271,679
	AEON STORES CO	2,000 SHARES	2,356	3,301
	AFFILIATED COMPUTER SERVICES INC	89,100 SHARES	5,163,602	5,318,379
	AFG ARBONIA FORSTER HLDGS AG	1,062 SHARES	16,233	25,272
	AGCO CORP	29,000 SHARES	789,582	937,860
	AHRESTY CORPORATION	14,300 SHARES	110,646	84,023
	AICHI BANK	3,700 SHARES	292,665	266,685
	AICHI ELECTRIC CO	5,000 SHARES	11,494	10,742
	AICHI MACHINE INDUSTRY CO	16,000 SHARES	56,890	65,310
	AIDA ENGINEERING	44,800 SHARES	306,793	130,413
	AIR FRANCE — KLM	38,028 SHARES	479,803	600,167
	AIR METHODS CORP	56,400 SHARES	2,047,459	1,896,168
	AIR NEW ZEALAND	322,400 SHARES	208,930	283,859
	AIR WATER INC	205,000 SHARES	2,227,801	2,409,045
	AIRGAS INC	16,200 SHARES	541,224	771,120
	AISAN INDUSTRY CO	25,800 SHARES	284,894	261,894
	AIZAWA SECURITIES CO LTD	9,400 SHARES	71,945	18,175
	AKER SOLUTIONS ASA	365,200 SHARES	4,314,220	4,769,828
	AKZO NOBEL NV	81,530 SHARES	5,336,798	5,427,648
	ALCOA INC	41,500 SHARES	648,847	668,980
	ALEXION PHARMACEUTICAL INC	10,800 SHARES	420,181	527,256
	ALFRESA HOLDINGS CORP	1,800 SHARES	73,297	71,346
	ALIMENTATION COUCH	5,700 SHARES	70,765	113,201
	ALLEGHENY TECHNOLOGIES INC	133,100 SHARES	6,255,646	5,958,887
	ALLIANCE DATA SYSTEM	14,400 SHARES	695,148	930,096
	ALLIED HEARTS HOLDINGS CO	9,000 SHARES	19,962	19,335
	ALLIED PROPERTIES	38,000 SHARES	5,050	7,057
	ALPEN CO LTD	20,400 SHARES	343,680	303,058
	ALPHA NATURAL RESOURCES	23,100 SHARES	461,598	1,002,078
	ALPS LOGISTICS CO	10,500 SHARES	98,507	91,922
	ALTAGAS INCOME TRUST	16,318 SHARES	239,543	292,630
	ALTERA CORP	68,770 SHARES	1,268,565	1,556,265
	ALTRAN TECHNOLOGIES	36,025 SHARES	309,830	192,430
	ALTRIA GROUP INC	42,800 SHARES	687,072	840,164
	AMADA CO	2,000 SHARES	12,958	12,482
	AMADEUS FIRE	8,155 SHARES	136,775	189,429
	AMANO CORPORATION	6,300 SHARES	55,967	53,935
	AMAZON COM INC	13,390 SHARES	1,121,992	1,801,223
	AMERICAN EXPRESS CO	59,450 SHARES	1,771,838	2,408,914
	AMERICAN TOWER CORP	239,500 SHARES	6,714,591	10,348,795
	AMERIGROUP CORP	58,580 SHARES	1,526,453	1,579,317

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2009
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE, RATE
	IDENTITY OF ISSUE, BORROWER,	OF INTEREST, COLLATERAL, PAR, OR		CURRENT
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	COST	VALUE

JPMORGAN CHASE & CO. AND OTHER EQUITY SECURITIES (CONTINUED):
	AMERIPRISE FINANCIAL INC	47,500 SHARES	1,809,324	1,843,950
	AMGEN INC	23,000 SHARES	1,176,554	1,301,110
	AMLIN	440,335 SHARES	2,940,922	2,550,626
	AMUSE INC	900 SHARES	10,051	9,484
	AMVIG HOLDINGS LTD	315,000 SHARES	146,127	129,590
	ANALOG DEVICES INC	87,530 SHARES	1,898,410	2,764,197
	ANHEUSER-BUSCH	61,413 SHARES	1,882,727	3,206,847
	ANITE PLC	51,691 SHARES	29,647	26,711
	ANIXTER INTERNATIONAL INC	66,700 SHARES	2,290,074	3,141,570
	ANTOFAGASTA	260,994 SHARES	2,695,569	4,180,944
	AOKI HOLDINGS INC	19,200 SHARES	359,614	190,567
	AOYAMA TRADING CO	29,500 SHARES	702,462	375,187
	APOLLO GROUP INC	37,960 SHARES	2,311,531	2,299,617
	APPLE INC	24,370 SHARES	3,558,297	5,138,658
	ARCH COAL INC	35,900 SHARES	699,567	798,775
	ARGO GRAPHICS	3,800 SHARES	43,951	36,859
	ARKEMA	345 SHARES	7,372	12,870
	ARNOLDO MONDADORI EDITORE	11,663 SHARES	48,375	51,832
	ARONKASEI CO	2,000 SHARES	7,275	7,777
	ARRIVA	121,457 SHARES	1,643,171	974,986
	ASAHI GLASS CO	326,000 SHARES	2,814,359	3,074,580
	ASAHI INDUSTRIES CO LTD	22 SHARES	46,250	43,837
	ASCOM HOLDING	64,000 SHARES	731,037	603,628
	ASG GROUP	29,700 SHARES	23,756	27,779
	ASHTEAD GROUP	126,055 SHARES	111,742	165,291
	ASIA FINANCIAL HLDGS	4,000 SHARES	1,038	1,419
	ASIA SATELLITE TELECOMM’S	2,500 SHARES	5,251	3,547
	ASKA PHARMACEUTICAL CO LTD	9,000 SHARES	69,750	61,776
	ASML HOLDING	138,064 SHARES	2,943,762	4,754,096
	ASPEN INSURANCE HLDGS	40,700 SHARES	997,890	1,035,815
	ASTORIA FINANCIAL CORP	197,000 SHARES	5,670,445	2,448,710
	ASTRAL MEDIA INC	900 SHARES	22,328	28,562
	ASTRAZENECA PLC	61,101 SHARES	2,850,363	2,871,760
	AT&T INC	129,800 SHARES	3,556,017	3,638,294
	ATCO	5,800 SHARES	195,925	255,436
	ATLANTIA SPA	123,575 SHARES	2,871,491	3,235,711
	ATLUS CO	4,900 SHARES	21,078	19,106
	ATMI INC	67,800 SHARES	1,856,851	1,262,436
	ATOS ORIGIN	19,840 SHARES	1,265,912	913,314
	AUSTEREO GROUP	89,000 SHARES	93,344	137,272
	AUSTRALIA & NEW ZEALAND BANK GRP	100,690 SHARES	1,465,020	2,071,911
	AUSTRALIAN PHARMACEUTICAL IND’S	86,216 SHARES	48,700	53,501
	AUTODESK INC	118,000 SHARES	4,320,863	2,998,380
	AUTOGRILL SPA	4,746 SHARES	36,467	60,058
	AUTOMOTIVE HOLDINGS GROUP LTD	32,636 SHARES	69,424	70,149
	AUTOSTRADA TORINO-MILANO-SPA	17,458 SHARES	102,440	258,494
	AUXILIUM PHARMACEUTICALS INC	18,525 SHARES	557,763	555,379
	AVIVA	1,115,959 SHARES	12,918,485	7,170,581
	AVON PRODUCTS INC	21,400 SHARES	522,579	674,100
	AXA	142,328 SHARES	4,257,829	3,377,552
	B & G FOODS HLDGS	174,800 SHARES	1,697,909	1,604,664
	BAE SYSTEMS	709,625 SHARES	3,913,596	4,119,647
	BAKER HUGHES INC	49,950 SHARES	2,993,684	2,021,976
	BALFOUR BEATTY	564,234 SHARES	3,469,888	2,355,331

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2009
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE, RATE
	IDENTITY OF ISSUE, BORROWER,	OF INTEREST, COLLATERAL, PAR, OR		CURRENT
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	COST	VALUE

JPMORGAN CHASE & CO. AND OTHER EQUITY SECURITIES (CONTINUED):
	BALLAST NEDAM	15,703 SHARES	208,757	342,454
	BALOISE HOLDING	56,362 SHARES	4,922,892	4,691,608
	BANCO DE SABADELL SA	1,274 SHARES	8,281	7,083
	BANCO PASTOR	39,005 SHARES	282,553	273,656
	BANCO SANTANDER SA	541,591 SHARES	9,561,513	8,974,901
	BANIF SGPS SA	330,000 SHARES	559,004	591,834
	BANK OF AMERICA CORP	401,800 SHARES	9,195,848	6,051,108
	BANK OF NAGOYA	70,000 SHARES	349,159	251,893
	BANK OF NEW YORK MELLON CORP	26,700 SHARES	940,456	746,799
	BANK OF QUEENSLAND LIMITED	2,600 SHARES	27,691	26,914
	BANK OF THE OZARKS	79,400 SHARES	2,279,381	2,324,038
	BANKINTER SA	74,251 SHARES	859,935	761,701
	BANQUE CANTONALE VAUDOISE	2,760 SHARES	820,248	1,097,325
	BARCO	6,500 SHARES	425,612	265,694
	BARD(C.R.) INC	53,100 SHARES	3,568,073	4,136,490
	BARRATT DEVELOPMENTS	231,000 SHARES	423,710	462,558
	BARRICK GOLD CORP	29,600 SHARES	1,089,390	1,165,648
	BASF SE	63,937 SHARES	2,797,452	3,986,743
	BAYER AG	64,941 SHARES	4,033,501	5,214,023
	BEACH ENERGY LTD	328,500 SHARES	328,252	271,802
	BEAZLEY PLC	516,285 SHARES	1,662,292	832,889
	BECHTLE AG	22,200 SHARES	517,647	598,489
	BECKMAN COULTER INC	120,800 SHARES	6,903,695	7,905,152
	BELLUNA CO	28,100 SHARES	181,198	113,795
	BENETTON GROUP	88,161 SHARES	740,320	789,291
	BENI STABILI SPA	10,943 SHARES	8,560	9,028
	BERKELEY GROUP HLDGS	12,390 SHARES	180,736	164,066
	BERNER KANTONALBANK	138 SHARES	32,295	30,637
	BEST BUY CO INC	34,500 SHARES	1,313,752	1,361,370
	BEST DENKI CO	2,000 SHARES	6,082	6,982
	BG GROUP	67,483 SHARES	1,209,201	1,222,699
	BHP BILLITON LIMITED	232,553 SHARES	8,153,162	9,790,653
	BIG LOTS INC	59,700 SHARES	1,375,189	1,730,106
	BILFINGER BERGER AG	43,709 SHARES	3,031,796	3,381,403
	BILIA AB	24,259 SHARES	192,512	236,981
	BILL BARRETT CORP	34,100 SHARES	1,288,182	1,060,851
	BIOTA HOLDINGS	86,000 SHARES	121,094	186,399
	BIOTAGE AB	22,963 SHARES	29,571	22,834
	BIOVAIL CORP INTL	62,300 SHARES	829,311	869,944
	BMC SOFTWARE INC	28,520 SHARES	861,801	1,143,652
	BML INC	12,400 SHARES	237,382	338,321
	BNP PARIBAS	95,729 SHARES	8,128,432	7,677,707
	BOART LONGYEAR LTD	38,600 SHARES	11,807	12,324
	BOEING CO	30,250 SHARES	1,550,722	1,637,432
	BOLIDEN AB	160,000 SHARES	1,736,522	2,063,837
	BORG-WARNER INC	136,300 SHARES	4,100,370	4,527,886
	BOSSARD HLDGS	2,985 SHARES	180,352	168,921
	BOSTON PROPERTIES INC	66,000 SHARES	4,983,410	4,426,620
	BOUYGUES	66,579 SHARES	5,363,410	3,479,470
	BP	811,394 SHARES	8,073,649	7,861,678
	BRADKEN LIMITED	2,600 SHARES	15,554	15,947
	BRINKER INTERNATIONAL	215,750 SHARES	4,485,996	3,218,990
	BRIT INSURANCE HLDGS	368,218 SHARES	1,134,525	1,171,990
	BRITISH AMERICAN TOBACCO	265,409 SHARES	8,885,958	8,642,633

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2009
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE, RATE
	IDENTITY OF ISSUE, BORROWER,	OF INTEREST, COLLATERAL, PAR, OR		CURRENT
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	COST	VALUE

JPMORGAN CHASE & CO. AND OTHER EQUITY SECURITIES (CONTINUED):
	BRITVIC	268,997 SHARES	1,705,907	1,772,310
	BROTHER INDUSTRIES	500 SHARES	5,226	5,698
	BRUKER CORP	97,900 SHARES	978,579	1,180,674
	BUCHER INDUSTRIES	342 SHARES	36,477	37,153
	BULL	200,000 SHARES	723,142	878,067
	BUNNINGS WAREHOUSE PROPERTY TR	53,800 SHARES	67,355	89,996
	BUONGIORNO SPA	206,464 SHARES	319,176	343,620
	C CUBE CORP	12,700 SHARES	36,257	33,696
	C&C GROUP	111,763 SHARES	482,089	482,659
	C.E.G.I.D.	12,018 SHARES	263,852	268,988
	C.S.M	19,800 SHARES	457,794	521,998
	CABLEVISION SYSTEMS CORP	84,300 SHARES	1,838,136	2,176,626
	CAE INC	22,520 SHARES	183,976	188,392
	CALTEX AUSTRALIA	6,200 SHARES	59,067	51,857
	CANFOR CORP	45,828 SHARES	344,048	355,398
	CANON APTEX	2,300 SHARES	37,403	30,141
	CAP GEMINI	26,314 SHARES	1,506,683	1,206,996
	CAPE LAMBERT RESOURCES LTD	104,086 SHARES	49,578	49,613
	CARILLION PLC	275,278 SHARES	1,280,890	1,350,490
	CARR’S MILLING INDUSTRIES	2,890 SHARES	34,321	19,718
	CASH CONVERTERS INT’L	45,000 SHARES	21,569	26,711
	CATALANA OCCIDENTE SA DE SEGUROS	12,969 SHARES	151,769	292,320
	CATERPILLAR INC	4,750 SHARES	166,312	270,702
	CAVIUM NETWORKS	77,730 SHARES	1,526,660	1,852,306
	CAWACHI	10,100 SHARES	234,900	180,204
	CCL INDUSTRIES INC	11,900 SHARES	315,126	320,671
	CELESTICA INC	47,900 SHARES	320,069	455,081
	CEMENTIR HLDGS	125,754 SHARES	585,107	609,838
	CENTENNIAL COAL CO	73,500 SHARES	228,507	264,409
	CENTERPOINT ENERGY INC	30,800 SHARES	395,406	446,908
	CEPHALON INC	45,500 SHARES	3,156,192	2,839,655
	CEREBOS PACIFIC	23,000 SHARES	53,120	69,789
	CEWE COLOR HOLDING AG	10,147 SHARES	341,455	329,020
	CGI GROUP INC	19,351 SHARES	171,089	262,849
	CHAMPION REAL ESTATE INVESTMENT	200,000 SHARES	54,243	85,117
	CHARLE CO LTD	12,300 SHARES	45,302	40,694
	CHARLES VOGELE HLDG	236 SHARES	15,456	8,447
	CHARTER COMMUNICATIONS INC	1,997 SHARES	364,916	70,893
	CHARTER HALL OFFICE	346,000 SHARES	100,049	96,464
	CHEESECAKE FACTORY	49,000 SHARES	1,212,619	1,057,910
	CHESAPEAKE ENERGY CORP	187,000 SHARES	6,834,259	4,839,560
	CHEUNG KONG HLDGS	220,000 SHARES	3,063,912	2,845,739
	CHEVRON CORP	52,300 SHARES	3,205,690	4,026,577
	CHIBA BANK	354,000 SHARES	2,165,524	2,106,622
	CHIBA KOGYO BANK	25,500 SHARES	263,289	192,561
	CHICAGO BRIDGE & IRON CO	93,600 SHARES	1,132,172	1,892,592
	CHIME COMMUNICATIONS	73,747 SHARES	222,666	258,724
	CHINA ORIENTAL GROUP CO	249,000 SHARES	69,266	89,593
	CHINA SHINEWAY PHARMACEUTICAL	64,000 SHARES	45,108	120,010
	CHOW SANG SANG HLDGS INTL	100,000 SHARES	86,345	119,937
	CHUBU NIPPON BROADCASTING	2,400 SHARES	27,990	11,936
	CHUBU STEEL PLATE CO	9,800 SHARES	72,835	52,108
	CHUDENKO CORP	21,600 SHARES	367,421	272,161
	CHUETSU PULP & PAPER	39,000 SHARES	103,268	66,609

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2009
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE, RATE
	IDENTITY OF ISSUE, BORROWER,	OF INTEREST, COLLATERAL, PAR, OR		CURRENT
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	COST	VALUE

JPMORGAN CHASE & CO. AND OTHER EQUITY SECURITIES (CONTINUED):
	CIRCLE K SUNKUS CO LTD	29,600 SHARES	473,233	364,694
	CIR-COMPAGNIE INDUSTRIALI	162,875 SHARES	220,320	424,138
	CISCO SYSTEMS INC	200,960 SHARES	4,672,370	4,810,982
	CIT GROUP INC	15,391 SHARES	403,355	424,946
	CITIC 1616 HLDGS	121,000 SHARES	19,315	41,040
	CITIGROUP INC	306,100 SHARES	4,903,133	1,013,191
	CITYCON	172,434 SHARES	529,934	727,355
	CLARIANT	80,000 SHARES	1,134,192	945,683
	CLEAN HARBORS INC	24,040 SHARES	1,510,665	1,433,024
	CLEANUP CORP	3,900 SHARES	28,491	28,487
	CLECO CORP	31,400 SHARES	747,373	858,162
	COACH INC	70,580 SHARES	1,519,355	2,578,287
	COCA COLA CENTRAL	18,900 SHARES	296,656	235,095
	COCA-COLA CO	11,650 SHARES	519,431	664,050
	COGECO CABLE INC	10,400 SHARES	282,928	347,212
	COLT TELECOM GROUP	504,857 SHARES	1,667,875	1,080,231
	COMMONWEALTH BANK OF AUSTRL	108,809 SHARES	3,583,131	5,367,477
	COMMSCOPE INC	96,900 SHARES	1,051,816	2,570,757
	COMMVAULT SYSTEMS INC	87,100 SHARES	1,378,835	2,063,399
	COMPAGNIE FINANCIERE RICHEMONT	115,465 SHARES	1,823,612	3,879,177
	COMPAGNIE FINANCIERE TRADITION	2,012 SHARES	262,626	239,591
	COMPASS GROUP	461,549 SHARES	2,860,725	3,318,220
	COMPUTACENTER	16,625 SHARES	66,175	67,198
	COMPUTER ENG’ING & CONSLTNG	10,300 SHARES	82,371	53,439
	CONCHO RESOURCES INC	70,900 SHARES	1,649,557	3,183,410
	CONSOL ENERGY INC	30,030 SHARES	1,277,921	1,495,494
	CONSOLIDATED COMM	78,000 SHARES	1,088,040	1,365,000
	CONSTRUCCIONES Y AUXILIAR	2,822 SHARES	1,248,859	1,522,778
	CONWERT IMMOBILIEN INVEST SE	10,837 SHARES	137,723	132,783
	COOKSON GROUP	182,136 SHARES	1,163,090	1,241,784
	CORBY DISTILLERIES	280 SHARES	4,903	4,140
	CORONA CORPORATION	4,400 SHARES	59,067	58,512
	CORPORATE EXECUTIVE BOARD CO	59,800 SHARES	1,277,653	1,364,636
	CORUS ENTERTAINMENT INC	18,850 SHARES	308,861	356,916
	COSAN LTD	80,300 SHARES	1,002,242	698,610
	COVANCE INC	106,800 SHARES	5,425,777	5,828,076
	COVIDIEN PLC	76,140 SHARES	3,034,174	3,646,345
	CPH CHEMIE & PAPER HLDGS	6 SHARES	13,116	10,157
	CRANE GROUP LIMITED	17,900 SHARES	141,387	152,291
	CREATE SD HOLDINGS CO LTD	10,100 SHARES	165,179	192,789
	CREDIT SUISSE GROUP	76,354 SHARES	3,347,699	3,781,693
	CREDITO VALTELLINESE	128,535 SHARES	1,127,357	1,032,727
	CREXUS INVESTMENT CORP	66,800 SHARES	997,639	932,528
	CSX CORP	139,400 SHARES	4,713,758	6,759,506
	CTI ENGINEERING CO	8,100 SHARES	46,461	40,285
	CUMBERLAND PHARMACEUTICALS	34,300 SHARES	582,113	466,137
	CUMMINS INC	241,160 SHARES	6,074,219	11,059,598
	CYBERNET SYSTEMS CO	67 SHARES	26,972	27,456
	D.LOGISTICS	54,566 SHARES	138,337	93,163
	DAIICHI JITSUGYO CO	7,000 SHARES	17,271	18,121
	DAIICHI KENSETSU CORP	1,100 SHARES	6,833	7,562
	DAIICHIKOSHO CO	34,200 SHARES	290,144	386,102
	DAIKO SHOKEN BUSINESS CO	8,800 SHARES	49,758	35,448
	DAIMEI TELECOM ENGINEERING CORP	25,000 SHARES	204,687	189,860

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2009
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE, RATE
	IDENTITY OF ISSUE, BORROWER,	OF INTEREST, COLLATERAL, PAR, OR		CURRENT
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	COST	VALUE

JPMORGAN CHASE & CO. AND OTHER EQUITY SECURITIES (CONTINUED):
	DAIO PAPER CORP	1,000 SHARES	11,427	8,099
	DAIRY CREST GROUP	42,000 SHARES	189,101	245,929
	DAISHI BANK	64,000 SHARES	283,137	213,116
	DAISHINKU CORP	27,000 SHARES	153,699	100,349
	DANIELI & C	37,637 SHARES	1,051,628	939,055
	DARDEN RESTAURANTS INC	132,600 SHARES	5,153,900	4,650,282
	DARLING INTL INC	101,800 SHARES	634,933	853,084
	DAVID JONES	69,600 SHARES	254,865	338,012
	DAVIS SERVICE GROUP	17,246 SHARES	70,677	111,287
	DCC	58,854 SHARES	1,627,145	1,646,595
	DCM JAPAN HOLDINGS CO LTD	45,300 SHARES	259,321	261,791
	DEBENHAMS PLC	209,325 SHARES	266,450	263,324
	DEL MONTE PACIFIC	39,000 SHARES	11,741	11,112
	DELHAIZE FRERES ET CIE(LE LION)SA	39,492 SHARES	2,599,983	3,038,171
	DELL INC	112,800 SHARES	2,281,482	1,619,808
	DENSO CORP	108,600 SHARES	3,237,881	3,243,010
	DENYO CO	400 SHARES	3,214	3,029
	DEUTSCHE POST	191,231 SHARES	4,218,234	3,699,862
	DIAGEO	66,511 SHARES	1,194,428	1,164,273
	DIAMOND FOODS INC	30,586 SHARES	905,539	1,087,026
	DICKSONS CONCEPT INT’L	105,000 SHARES	29,828	57,686
	D’IETEREN TRADING	1,725 SHARES	559,143	690,757
	DIGITAL CHINA HLDGS	11,000 SHARES	4,928	14,725
	DIGITAL RIVER INC	30,300 SHARES	1,091,659	817,797
	DNB NOR ASA	403,600 SHARES	5,877,518	4,384,071
	DOWNER EDI	195,583 SHARES	1,318,445	1,644,642
	DR HORTON INC	370,500 SHARES	10,958,683	4,027,335
	DRAEGERWERK AG & CO KGAA	3,334 SHARES	191,991	142,978
	DRESSER RAND GROUP	24,800 SHARES	797,650	783,928
	DRIL QUIP INC	36,800 SHARES	1,764,750	2,078,464
	DSG INTERNATIONAL	174,302 SHARES	72,519	102,737
	DU PONT(E.I.)DE NEMOURS & CO	41,700 SHARES	1,740,540	1,404,039
	DUNDEE CORP	26,800 SHARES	284,646	310,091
	DUSKIN CO	1,300 SHARES	22,994	23,083
	E.ON	183,085 SHARES	8,606,767	7,678,172
	EACESS	605 SHARES	396,382	353,531
	EADS(EURO AERONAUTIC DEF SPACE)	79,203 SHARES	1,492,994	1,600,570
	EASTMAN CHEMICAL CO	80,300 SHARES	4,300,236	4,837,272
	EATON CORP	13,270 SHARES	692,472	844,237
	EATON VANCE CORP	207,700 SHARES	5,837,898	6,316,157
	EBAY INC	56,790 SHARES	1,368,329	1,336,837
	ECS HLDGS	151,000 SHARES	55,149	50,550
	EDB BUSINESS PARTNER	2,907 SHARES	8,047	11,926
	EDION CORP	1,100 SHARES	6,430	11,946
	EDUCATION MANAGEMENT CORP	55,800 SHARES	1,210,172	1,228,158
	EIGHTEENTH BANK	99,000 SHARES	402,098	292,443
	EIZO NANAO CORP	3,300 SHARES	79,130	78,517
	EL.EN.	5,236 SHARES	129,941	89,773
	ELDORADO GOLD CORP	68,500 SHARES	408,867	970,645
	ELECTROLUX	102,291 SHARES	2,101,761	2,399,650
	EMC CORP	111,320 SHARES	1,922,409	1,944,760
	EMECO HOLDINGS LIMITED	294,300 SHARES	203,123	209,096
	EMERGENCY MEDICAL SERVICES L.P.	12,600 SHARES	504,000	682,290
	ENAGAS	154,793 SHARES	2,972,339	3,425,727

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2009
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE, RATE
	IDENTITY OF ISSUE, BORROWER,	OF INTEREST, COLLATERAL, PAR, OR		CURRENT
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	COST	VALUE

JPMORGAN CHASE & CO. AND OTHER EQUITY SECURITIES (CONTINUED):
	ENEL SPA	559,303 SHARES	5,709,864	3,247,957
	ENERGIAS DE PORTUGAL	473,571 SHARES	2,172,588	2,111,749
	ENI	63,695 SHARES	2,195,852	1,626,678
	ENIRO AB	74,802 SHARES	404,823	375,052
	ENTERGY CORP	24,500 SHARES	1,829,245	2,005,080
	ENTERPRISE INNS	233,094 SHARES	474,875	351,569
	ERICSSON LM	226,777 SHARES	2,243,972	2,093,053
	EUROMICRON	5,915 SHARES	128,229	132,390
	EUROPEAN GOLDFIELDS	51,100 SHARES	299,419	296,359
	EXPRESS SCRIPTS INC	140,312 SHARES	6,270,989	12,129,972
	EXPRIVIA SPA	58,228 SHARES	91,689	102,340
	EXXON MOBIL CORP	55,500 SHARES	3,429,773	3,784,545
	FAIVELEY	2,208 SHARES	176,614	175,820
	FANUC CO	66,800 SHARES	4,846,573	6,192,427
	FAST RETAILING CO	20,600 SHARES	2,010,285	3,865,750
	FEDEX CORP	28,840 SHARES	1,900,860	2,406,698
	FELISSIMO CORP	500 SHARES	9,139	6,740
	FERREXPO PLC	164,279 SHARES	451,377	526,593
	FERRO CORP	183,600 SHARES	1,049,462	1,512,864
	FIBERWEB PLC	84,968 SHARES	41,851	86,443
	FIFTH THIRD BANCORP	82,300 SHARES	1,681,223	802,425
	FINMECCANICA	72,286 SHARES	1,095,885	1,160,541
	FINNING INTERNATIONAL INC	15,900 SHARES	241,836	252,980
	FIRST POTOMAC REALTY TRUST	1,900 SHARES	23,152	23,883
	FIRSTGROUP	316,857 SHARES	1,805,658	2,179,742
	FLEXTRONICS INTERNATIONAL	814,800 SHARES	5,790,815	5,956,188
	FLIGHT CENTRE	3,800 SHARES	25,374	62,951
	FLUSHING FINANCIAL CORP	64,300 SHARES	737,101	724,018
	FOMENTO DE CONSTRUCCIONES	39,600 SHARES	1,657,191	1,673,234
	FONCIERE DES REGIONS	16,046 SHARES	963,163	1,643,310
	FORBO HLDGS	311 SHARES	92,407	102,288
	FORNIX BIOSCIENCES	13,612 SHARES	324,632	142,568
	FORTUNE BRANDS INC	37,800 SHARES	2,048,278	1,632,960
	FRANCE TELECOM	264,109 SHARES	6,907,779	6,604,757
	FREEPORT-MCMORAN CPPR & GLD INC	86,860 SHARES	3,392,406	6,973,989
	FRESENIUS SE	44,449 SHARES	3,349,099	3,189,298
	FRONTEER DEVELOPMENT GROUP INC	197,800 SHARES	764,277	777,354
	FROSTA AG	10 SHARES	166	247
	FTI CONSULTING INC	18,000 SHARES	782,588	848,880
	FUGRO NV	26,604 SHARES	1,856,759	1,536,728
	FUJI FOODS INC	3,000 SHARES	12,366	12,568
	FUJI MACHINE MANUFACTURING CO	17,700 SHARES	378,175	218,648
	FUJI OOZX INC	7,000 SHARES	24,430	18,121
	FUJI SOFT INC	300 SHARES	5,188	4,808
	FUJIKURA	25,000 SHARES	125,041	129,706
	FUJIKURA RUBBER	7,800 SHARES	25,622	27,230
	FUJISHOJI CO LTD	32 SHARES	39,322	35,989
	FUJISTAFF HOLDINGS INC	25 SHARES	3,499	2,712
	FUJITEC CO	58,000 SHARES	302,294	312,756
	FUJITSU	285,000 SHARES	1,644,095	1,824,588
	FUJITSU BROAD SOLUTIONS & CONS	5,100 SHARES	43,574	39,444
	FUKOKU CO	5,700 SHARES	33,240	39,553
	FUKUDA DENSHI CO	3,600 SHARES	113,114	87,781
	FUKUSHIMA INDUSTRIES CORP	5,600 SHARES	39,678	48,303

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2009
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE, RATE
	IDENTITY OF ISSUE, BORROWER,	OF INTEREST, COLLATERAL, PAR, OR		CURRENT
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	COST	VALUE

JPMORGAN CHASE & CO. AND OTHER EQUITY SECURITIES (CONTINUED):
	FUKUVI CHEMICAL INDUSTRY CO	1,000 SHARES	4,500	3,416
	FUNAI ELECTRIC CO	6,700 SHARES	341,936	335,378
	FURUNO ELECTRIC CO	15,100 SHARES	123,351	70,881
	FURUSATO INDUSTRIES	11,200 SHARES	148,484	63,402
	FUTABA CORP	1,600 SHARES	37,967	28,169
	G.U.D.HOLDINGS	19,700 SHARES	151,147	159,455
	GALLANT VENTURE LTD	401,000 SHARES	61,734	89,971
	GALLIFORD TRY	48,770 SHARES	269,875	244,146
	GAME GROUP	591,250 SHARES	1,510,982	1,012,067
	GAMES WORKSHOP GROUP	2,018 SHARES	4,980	8,147
	GAMMON GOLD INC	33,700 SHARES	243,096	373,212
	GATX CORP	129,400 SHARES	5,388,710	3,720,250
	GEELY AUTOMOBILE HLDGS	55,000 SHARES	9,266	30,287
	GENERAL DYNAMICS CORP	32,690 SHARES	1,935,678	2,228,477
	GENERAL ELECTRIC CO	173,100 SHARES	5,394,795	2,619,003
	GENERALI DEUTSCHLAND HLDGS	235 SHARES	21,949	24,829
	GENESEE & WYOMING INC	25,900 SHARES	781,123	845,376
	GERDAU AMERISTEEL CORP	700 SHARES	5,721	5,816
	GFI INFORMATIQUE	29,192 SHARES	83,913	117,273
	GILDEMEISTER	64,298 SHARES	962,383	1,045,210
	GINGER	2,846 SHARES	52,613	54,308
	GIVAUDAN AG	2,425 SHARES	1,972,591	1,938,827
	GLADSTONE CAP CORP	55,921 SHARES	1,169,008	430,592
	GLADSTONE COMMERICAL CORP	52,100 SHARES	905,298	698,661
	GLAXOSMITHKLINE	166,128 SHARES	3,973,736	3,539,846
	GLOBAL PAYMENTS INC	112,200 SHARES	4,684,962	6,043,092
	GLORIOUS SUN ENTERPRISE	66,000 SHARES	31,187	24,599
	GMAC INC	868 SHARES	147,490	572,120
	GOLDEN STAR RESOURCES	22,600 SHARES	45,256	70,278
	GOLDMAN SACHS GROUP INC	25,810 SHARES	3,491,148	4,357,760
	GOODMAN FIELDER	218,900 SHARES	344,188	320,894
	GOOGLE INC	7,100 SHARES	3,563,574	4,401,858
	GRAFTECH INTL LTD	56,500 SHARES	553,355	878,575
	GREAT EAGLE HLDGS	106,000 SHARES	192,990	276,140
	GREAT LAKES DREDGE & DOCK CORP	65,507 SHARES	400,466	424,485
	GROUPE STERIA	38,809 SHARES	885,942	1,197,703
	GSI COMMERCE	59,400 SHARES	901,368	1,508,166
	GUNNS	196,300 SHARES	126,315	165,950
	GUTHRIE GTS	180,000 SHARES	36,412	50,643
	H & R BLOCK INC	55,900 SHARES	1,190,589	1,264,458
	H2O RETAILING CORP	11,000 SHARES	66,458	63,333
	HAGIWARA ELECTRIC CORP	4,000 SHARES	31,486	25,307
	HAKUTO CO	12,800 SHARES	175,487	111,370
	HALFORDS GROUP	10,371 SHARES	57,429	66,873
	HALLIBURTON CO	62,490 SHARES	2,280,125	1,880,324
	HAMPSON INDUSTRIES	102,466 SHARES	123,938	111,690
	HANNOVER RUECKVERSICHERUNGS	57,796 SHARES	2,371,560	2,712,405
	HARDY UNDERWRITING BERMUDA LTD	16,914 SHARES	98,055	76,478
	HARLEY DAVIDSON	59,770 SHARES	1,665,549	1,506,204
	HARRIS CORP	139,900 SHARES	5,906,226	6,652,245
	HARSCO CORP	134,600 SHARES	4,703,420	4,338,158
	HARTFORD FIN’L SERVICES GRP INC	151,930 SHARES	2,675,734	3,533,892
	HARTMANN BRODRENE	622 SHARES	8,324	11,394
	HASEKO CORP	1,535,090 SHARES	2,899,810	1,088,307

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2009
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE, RATE
	IDENTITY OF ISSUE, BORROWER,	OF INTEREST, COLLATERAL, PAR, OR		CURRENT
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	COST	VALUE

JPMORGAN CHASE & CO. AND OTHER EQUITY SECURITIES (CONTINUED):
	HASTIE GROUP LIMITED	82,871 SHARES	143,261	141,234
	HAVAS	259,248 SHARES	709,044	1,038,129
	HAW PAR CORP	28,000 SHARES	112,168	115,873
	HEALTHSCOPE LIMITED	66,900 SHARES	204,003	305,044
	HEINEKEN NV	24,002 SHARES	1,099,829	1,145,542
	HEIWA CORP	13,000 SHARES	135,982	132,660
	HEIWADO	24,300 SHARES	409,306	279,817
	HELIX ENERGY SOLUTIONS GROUP INC	277,400 SHARES	7,406,432	3,259,450
	HELVETIA HLDG	5,500 SHARES	1,737,586	1,706,530
	HENKEL AG & CO KGAA	49,000 SHARES	2,343,063	2,561,129
	HESS CORP	31,930 SHARES	2,468,516	1,931,765
	HIGASHI-NIPPON BANK	86,000 SHARES	294,250	164,434
	HIGHWOODS PROPERTIES INC	22,200 SHARES	524,581	740,370
	HIKARI FURNITURE CO	1,000 SHARES	5,439	4,189
	HIKARI TSUSHIN INC	20,100 SHARES	361,352	362,726
	HI-LEX CORPORATION	24,900 SHARES	264,421	230,023
	HILL & SMITH HLDGS	36,744 SHARES	202,962	204,116
	HI-P INTERNATIONAL	125,000 SHARES	26,418	64,550
	HISAMITSU PHARMACEUTICAL CO INC	42,200 SHARES	1,670,839	1,359,901
	HITACHI CHEMICAL CO	128,000 SHARES	1,916,722	2,586,261
	HITTITE MICROWAVE CORP	20,700 SHARES	702,531	843,525
	HKR INTERNATIONAL	352,800 SHARES	106,277	150,146
	HKSCAN OYJ	18,885 SHARES	192,589	212,698
	HO BEE INVESTMENT	144,000 SHARES	77,028	177,442
	HOGG ROBINSON GROUP PLC	38,644 SHARES	8,661	18,097
	HOKUETSU BANK	1,000 SHARES	2,253	1,579
	HOKUHOKU FINANCIAL GROUP INC	1,350,000 SHARES	3,401,361	2,740,749
	HOKURIKU GAS CO	4,000 SHARES	11,621	10,140
	HOLCIM	21,098 SHARES	1,535,439	1,642,940
	HOME CAPITAL GROUP	6,200 SHARES	191,248	247,503
	HOME DEPOT INC	111,000 SHARES	3,618,280	3,211,230
	HOME RETAIL GROUP PLC	442,000 SHARES	1,831,195	2,016,382
	HON KWOK LAND INVESTMENT CO	188,000 SHARES	51,299	61,583
	HONDA MOTOR CO	174,129 SHARES	5,343,080	5,817,081
	H-ONE CO	15,700 SHARES	51,142	80,275
	HONEYWELL INTERNATIONAL INC	28,200 SHARES	722,939	1,105,440
	HONG KONG & SHANGHAI HOTELS	31,000 SHARES	45,350	45,416
	HONG KONG ELECTRIC HLDGS	114,906 SHARES	677,964	625,355
	HONG KONG FERRY HLDGS	128,000 SHARES	104,888	105,813
	HONG LEONG ASIA	79,000 SHARES	76,061	163,182
	HONG LEONG FINANCE LTD	71,000 SHARES	128,372	159,806
	HOSHIIRYOU SANKI	1,200 SHARES	19,933	22,983
	HOSIDEN CORP	29,200 SHARES	419,631	310,208
	HOUSE FOODS CORPORATION	2,400 SHARES	35,028	34,081
	HSBC HLDGS	264,300 SHARES	3,284,411	3,047,236
	HUB GROUP INC	66,400 SHARES	1,477,388	1,781,512
	HUDBAY MINERALS INC	29,400 SHARES	207,408	380,558
	HUHTAMAKI OYJ	57,610 SHARES	691,464	801,763
	HURXLEY CORP	600 SHARES	5,660	4,280
	HYAKUGO BANK	61,000 SHARES	386,079	268,650
	I.O.DATA DEVICE INC	200 SHARES	1,004	797
	IBERSOL SGPS SA	3,799 SHARES	36,483	50,200
	IBS	31,587 SHARES	111,856	29,419
	I-CABLE COMMUNICATIONS	29,000 SHARES	3,599	4,301

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2009
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE, RATE
	IDENTITY OF ISSUE, BORROWER,	OF INTEREST, COLLATERAL, PAR, OR		CURRENT
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	COST	VALUE

JPMORGAN CHASE & CO. AND OTHER EQUITY SECURITIES (CONTINUED):
	ICHIKAWA CO	10,000 SHARES	33,070	17,724
	IDEMITSU KOSAN CO	200 SHARES	15,655	11,601
	IDEX CORP	46,490 SHARES	1,366,586	1,448,164
	IESI-BFC LTD	24,000 SHARES	295,492	386,436
	IG GROUP HLDGS	416,030 SHARES	2,567,504	2,551,595
	IHI TRANSPORT MACHINARY CO LTD	5,000 SHARES	22,081	22,021
	IINET	49,600 SHARES	73,921	82,970
	ILLINOIS TOOL WORKS INC	83,690 SHARES	3,474,877	4,016,283
	ILUKA RESOURCES	32,100 SHARES	84,322	103,352
	IMMOBEL	1,913 SHARES	93,499	67,794
	IMMOBILIARE GRANDE DISTRIBUZIONE	46,441 SHARES	55,112	103,878
	IMMSI SPA	90,562 SHARES	105,875	109,144
	IMPERIAL TOBACCO GROUP	38,482 SHARES	1,182,698	1,217,996
	INABA DENKISANGYO CO	2,100 SHARES	48,033	47,935
	INCHCAPE PLC	359,719 SHARES	205,268	173,396
	INDEPENDENCE GROUP	43,600 SHARES	148,477	189,392
	INDUSTRIAL&COMMERCIAL BK CHINA	941,000 SHARES	2,501,804	2,050,915
	INDUSTRIAL&FINANCIAL SYSTEMS IFS	5,091 SHARES	57,533	48,485
	INFICON HLDG	671 SHARES	91,852	76,268
	INFORMATION SERVICES INTL-DENTSU	3,500 SHARES	25,191	20,415
	ING OFFICE FUND UNITS	217,000 SHARES	179,346	124,902
	INMET MINING CORP	6,000 SHARES	222,090	365,031
	INSPUR INTERNATIONAL LTD	115,000 SHARES	14,963	16,462
	INTEGRA LIFESCIENCES HLDGS CORP	86,500 SHARES	3,237,366	3,181,470
	INTEGRAL SYSTEMS INC	64,700 SHARES	623,295	560,302
	INTEGRYS ENERGY GROUP INC	93,400 SHARES	4,482,838	3,921,866
	INTERCONTINENTAL EXCHANGE INC	67,800 SHARES	3,899,867	7,613,940
	INTERLINE BRANDS INC	69,600 SHARES	1,329,687	1,201,992
	INTERNATIONAL BUS MACH CORP	18,550 SHARES	1,599,568	2,428,195
	INTERNATIONAL GAME TECHNOLOGY	371,480 SHARES	8,170,838	6,972,680
	INTERNATIONAL PAPER CO	75,100 SHARES	2,357,762	2,011,178
	INTERNATIONAL POWER	746,272 SHARES	6,212,289	3,725,018
	INTERNATIONAL RECTIFIER CORP	202,700 SHARES	5,856,996	4,483,724
	INTERSERVE	179,798 SHARES	1,549,095	561,240
	INTREPID POTASH INC	45,200 SHARES	1,284,663	1,318,484
	ISEWAN TERMINAL SERVICE CO	2,000 SHARES	11,548	7,412
	ISOFT GROUP LTD	306,851 SHARES	146,946	212,494
	ITAU UNIBANCO HLDG	54,166 SHARES	727,806	1,237,151
	ITOCHU ENEX CO	42,600 SHARES	229,237	174,344
	ITOCHU SHOKUHIN CO	7,700 SHARES	266,979	257,232
	ITOCHU TECHNO-SOLUTIONS CORP	11,200 SHARES	325,357	300,167
	IZUMIYA CO	6,000 SHARES	35,167	25,780
	J FRONT RETAILING CO LTD	3,000 SHARES	11,821	13,180
	JAMES HARDIE INDUSTRIES SE CDI	13,900 SHARES	68,195	106,258
	JAMES RIVER COAL TERMINAL CO	37,600 SHARES	824,817	696,728
	JANUS CAPITAL GROUP INC	120,500 SHARES	1,499,235	1,620,725
	JAPAN DIGITAL LABORATORY CO	12,600 SHARES	161,232	140,624
	JAPAN PILE CORP	300 SHARES	890	725
	JB HI-FI	24,700 SHARES	174,374	502,035
	JEFFERIES GROUP INC	189,600 SHARES	4,482,672	4,499,208
	JFE HOLDINGS INC	30,700 SHARES	1,158,561	1,203,663
	JFE SHOJI HLDGS INC	61,000 SHARES	169,303	217,541
	JFE SYSTEMS	2 SHARES	1,927	1,579
	JOHNSON & JOHNSON	42,800 SHARES	2,624,003	2,756,748

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2009
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE, RATE
	IDENTITY OF ISSUE, BORROWER,	OF INTEREST, COLLATERAL, PAR, OR		CURRENT
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	COST	VALUE

JPMORGAN CHASE & CO. AND OTHER EQUITY SECURITIES (CONTINUED):
	JOHNSON CONTROLS INC	50,060 SHARES	1,152,479	1,363,634
	JOHNSON ELECTRIC HLDGS	489,000 SHARES	108,473	195,498
*	JPMORGAN CHASE & CO	69,263,347 SHARES	2,574,945,251	2,886,203,669
	JSP CORP	900 SHARES	6,973	9,474
	JUNGHEINRICH	2,883 SHARES	104,743	55,428
	JUNIPER NETWORKS	69,630 SHARES	1,434,673	1,857,032
	JUPITER TELECOMMUNICATIONS CO	1,918 SHARES	1,654,973	1,899,561
	JUST ENERGY INCOME FUND UNITS	26,400 SHARES	319,792	363,131
	K.R.S.CORP	100 SHARES	1,014	1,011
	KAGARA LTD	237,800 SHARES	232,374	224,559
	KAGAWA BANK	3,000 SHARES	15,853	10,280
	KAKEN PHARMACEUTICAL	38,000 SHARES	343,345	322,466
	KANADEN CORP	2,000 SHARES	11,667	10,570
	KANEFUSA CORP	300 SHARES	1,562	1,676
	KANEKA CORP	38,000 SHARES	310,724	241,237
	KANTO NATURAL GAS DEV CO	32,000 SHARES	193,875	166,024
	KARDEX	9,764 SHARES	475,104	315,943
	KASAI KOGYO CO	1,000 SHARES	2,230	2,771
	KASUMI CO	44,000 SHARES	230,460	215,522
	KATAKURA INDUSTRIES CO	300 SHARES	2,778	2,581
	KATO SANGYO CO	18,800 SHARES	273,436	341,892
	KAWADA TECHNOLOGIES INC	100 SHARES	1,770	1,601
	KAWASUMI LABORATORIES INC	6,000 SHARES	36,813	35,512
	KDDI CORPORATION	601 SHARES	4,346,926	3,182,695
	KECK SENG INVESTMENTS	72,000 SHARES	35,962	36,492
	KEIHANSHIN REAL ESTATE CO	1,700 SHARES	7,821	7,797
	KEMIRA OYJ	30,502 SHARES	354,531	454,695
	KEY ENERGY SERVICES INC	36,000 SHARES	316,540	316,440
	KEYCORP	737,500 SHARES	5,155,152	4,093,125
	KEYSTONE NORTH AMERICA	330 SHARES	9,717	10,640
	KIKUCHI CO	2,300 SHARES	18,007	32,711
	KILROY REALTY CORP	26,000 SHARES	785,219	797,420
	KIM ENG HLDGS	117,000 SHARES	115,544	167,506
	KIMURA UNITY CO	5,800 SHARES	44,700	44,857
	KINGFISHER ORD	511,181 SHARES	1,730,521	1,890,351
	KINGSGATE CONSOLIDATED	44,200 SHARES	238,813	366,109
	KIRIN HLDGS CO LTD	100,000 SHARES	1,126,336	1,600,516
	KIRINDO	5,500 SHARES	26,532	23,455
	KITAGAWA INDUSTRIES	2,700 SHARES	38,078	31,323
	KITAMURA CO	3,400 SHARES	19,313	14,718
	KITA-NIPPON BANK	1,500 SHARES	58,408	39,959
	KLOVERN AB	5,577 SHARES	14,743	17,887
	KNOW IT ORD	3,568 SHARES	17,413	28,858
	KOBAYASHI PHARMACEUTICALS	40,900 SHARES	1,420,026	1,634,331
	KOEI CHEMICAL CO	1,000 SHARES	3,547	2,267
	KOHNAN SHOJI	7,200 SHARES	88,705	77,031
	KOKUYO CO	21,100 SHARES	148,333	168,174
	KOMAI TEKKO INC	10,000 SHARES	23,276	17,939
	KONINKLIJKE AHOLD	224,986 SHARES	2,896,574	2,989,116
	KONINKLIJKE DSM	35,700 SHARES	1,540,213	1,765,061
	KONINKLIJKE KPN	133,469 SHARES	2,139,299	2,267,297
	KONINKLIJKE PHILIPS ELECTRONICS	50,244 SHARES	1,350,220	1,490,771
	KOSE	11,700 SHARES	301,115	235,898
	KOWA SPINNING CO	14,000 SHARES	46,668	93,990

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2009
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE, RATE
	IDENTITY OF ISSUE, BORROWER,	OF INTEREST, COLLATERAL, PAR, OR		CURRENT
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	COST	VALUE

JPMORGAN CHASE & CO. AND OTHER EQUITY SECURITIES (CONTINUED):
	KOWLOON DEVELOPMENT CO	140,000 SHARES	123,960	162,676
	KRAFT FOODS INC	27,700 SHARES	816,969	752,886
	KU HLDGS CO LTD	9,600 SHARES	43,595	31,555
	KUONI REISEN HLDG	1,560 SHARES	888,709	526,665
	KYOCERA CORP	13,800 SHARES	1,143,121	1,211,085
	KYOEI STEEL LTD	17,500 SHARES	420,628	322,574
	KYOWA LEATHER CLOTH CO	600 SHARES	2,715	2,114
	LAGARDERE GROUP S.C.A.	26,800 SHARES	1,127,951	1,092,401
	LAURENTIAN BANK OF CANADA	8,314 SHARES	234,817	339,031
	LEGRAND PROMESSE	46,175 SHARES	1,325,158	1,290,211
	LEMMINKAINEN CORP	14,534 SHARES	291,768	504,634
	LEON’S FURNITURE	430 SHARES	4,428	4,307
	LEOPALACE 21	2,300 SHARES	23,570	9,438
	LIBERTY MEDIA CORP	14,000 SHARES	650,581	646,100
	LIFEPOINT HOSPITALS INC	79,700 SHARES	2,107,976	2,591,047
	LILLY(ELI)& CO	9,500 SHARES	334,352	339,245
	LINAMAR CORP	21,300 SHARES	279,601	283,025
	LINCOLN EDUCATIONAL SRVCS CORP	68,400 SHARES	1,095,025	1,482,228
	LINCOLN NATIONAL CORP	49,490 SHARES	1,299,473	1,231,311
	LINDE AG	39,071 SHARES	3,391,333	4,717,767
	LOCKHEED MARTIN CORP	9,750 SHARES	712,451	734,663
	LOGICA PLC	1,619,637 SHARES	3,445,243	2,973,790
	LOOPNET INC	32,500 SHARES	294,426	323,050
	LOW KENG HUAT	305,000 SHARES	75,415	72,777
	LOWES COMPANIES INC	69,550 SHARES	1,420,248	1,626,775
	LUNDIN MINING CORP	20,700 SHARES	80,411	84,905
	MAC HOUSE	5,200 SHARES	38,216	27,649
	MACDONALD DETTWILER & ASSOC	6,441 SHARES	170,906	261,732
	MACMAHON HLDGS	28,600 SHARES	15,050	15,819
	MAEDA CORP	104,000 SHARES	411,884	282,636
	MAKINO MILLING MACHINE CO	53,000 SHARES	174,728	201,536
	MAKITA CORP	43,800 SHARES	1,466,814	1,491,444
	MANDARIN ORIENTAL INT’L	24,000 SHARES	32,972	35,760
	MAPFRE	972,470 SHARES	4,439,448	4,083,901
	MAPLE LEAF FOODS	28,766 SHARES	210,579	320,217
	MAPLETREE LOGISTICS TRUST	143,000 SHARES	37,215	79,957
	MARKS & SPENCER GROUP	321,167 SHARES	1,638,161	2,084,919
	MARSH & MCLENNAN COS INC	89,000 SHARES	2,632,637	1,965,120
	MARUDAI FOOD CO	87,000 SHARES	245,771	258,865
	MARUFUJI SHEET PILING CO	18,000 SHARES	37,431	29,196
	MARUI GROUP CO LTD	39,100 SHARES	210,810	239,821
	MARUZEN CO LTD	9,000 SHARES	36,417	43,601
	MASCO CORP	356,950 SHARES	7,307,064	4,929,480
	MASTERCARD INC	7,170 SHARES	1,237,629	1,835,377
	MATSUMOTOKIYOSHI HLDNGS CO LTD	4,900 SHARES	84,979	107,901
	MATTEL INC	321,900 SHARES	6,528,382	6,431,562
	MAX CO	1,000 SHARES	9,913	9,990
	MAXVALU NISHINIHON	4,900 SHARES	66,741	68,635
	MAXVALU TOKAI CO LTD	2,700 SHARES	33,652	30,685
	MAZDA MOTOR CORP	49,000 SHARES	113,199	111,585
	MCAFEE INC	31,530 SHARES	1,131,927	1,279,172
	MCPHERSONS	16,300 SHARES	47,652	49,842
	MDS INC	39,500 SHARES	312,911	308,585
	MEDIPAL HOLDINGS CORP	100 SHARES	1,324	1,236

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2009
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE, RATE
	IDENTITY OF ISSUE, BORROWER,	OF INTEREST, COLLATERAL, PAR, OR		CURRENT
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	COST	VALUE

JPMORGAN CHASE & CO. AND OTHER EQUITY SECURITIES (CONTINUED):
	MEDIQ	5,093 SHARES	85,788	94,190
	MEMC ELECTRONICS MATERIALS INC	86,200 SHARES	1,064,289	1,174,044
	MERCIAN CORP	63,000 SHARES	169,141	132,639
	MERCK & CO INC	103,500 SHARES	3,128,777	3,781,890
	MERMAID MARINE AUSTRALIA	35,500 SHARES	92,819	97,058
	METHANEX CORP	1,700 SHARES	24,909	33,291
	MFA FINANCIAL INC	470,800 SHARES	3,315,389	3,460,380
	MGM MIRAGE INC	145,290 SHARES	1,723,722	1,325,045
	MI DEVELOPMENTS INC	23,080 SHARES	345,842	283,560
	MICHAEL PAGE INTERNATIONAL	261,682 SHARES	849,860	1,601,145
	MICHELIN	26,199 SHARES	2,141,465	2,014,019
	MICROSOFT CORP	305,130 SHARES	8,595,363	9,303,414
	MID-AMERICA APARTMENT COMM	24,200 SHARES	855,810	1,168,376
	MIE BANK	67,000 SHARES	348,713	180,643
	MIKUNI COCA-COLA BOTTLING CO	25,300 SHARES	275,635	197,030
	MILANO ASSICURAZIONI	131,064 SHARES	551,450	385,490
	MILLENNIUM & COPTHORNE HOTELS	205,280 SHARES	1,229,796	1,228,857
	MIMASU SEMICONDUCTOR INDUSTRY	500 SHARES	10,950	5,983
	MINARA RESOURCES	110,400 SHARES	71,067	80,423
	MINCOR RESOURSES	65,143 SHARES	135,145	104,284
	MINEBEA CO	28,000 SHARES	127,849	150,986
	MINERAL RESOURCES LTD	24,900 SHARES	130,959	156,757
	MINISTOP CO	15,100 SHARES	273,044	183,286
	MINMETALS RESOURCES	348,000 SHARES	160,392	120,278
	MIQUEL Y COSTAS MIQUEL	12,739 SHARES	214,728	274,159
	MITANI CORP	1,300 SHARES	14,442	7,541
	MITANI SEKISAN CO	1,200 SHARES	4,311	5,092
	MITCHELL COMMUNICATION GRP LTD	106,556 SHARES	63,524	78,102
	MITSUBISHI CORP	190,900 SHARES	4,952,915	4,726,618
	MITSUBISHI GAS CHEMICAL CO INC	551,000 SHARES	2,918,984	2,758,107
	MITSUBISHI STEEL MFG CO	3,000 SHARES	6,998	5,059
	MITSUBISHI UFJ FINANCIAL GROUP	545,400 SHARES	5,054,102	2,648,056
	MITSUI & CO	152,400 SHARES	2,752,991	2,146,156
	MITSUI CHEMICALS INC	16,000 SHARES	57,397	41,248
	MITSUI ENGINEERING & SHIPBUILDING	113,000 SHARES	298,032	269,467
	MITSUI HOME CO	5,000 SHARES	25,041	24,008
	MITSUUROKO CO	100 SHARES	719	667
	MIZUNO CORP	24,000 SHARES	97,818	117,557
	MOBILE MINI	89,000 SHARES	2,138,675	1,254,010
	MONTPELIER RE HOLDINGS	43,100 SHARES	846,142	746,492
	MONTUPET	2,403 SHARES	16,580	10,791
	MOODYS CORP	84,910 SHARES	2,081,821	2,275,588
	MOOG INC	59,300 SHARES	2,099,022	1,733,339
	MORGAN SINDALL	65,124 SHARES	730,217	630,993
	MORGAN STANLEY	46,200 SHARES	1,673,111	1,367,520
	MORINAGA MILK INDUSTRY CO	97,000 SHARES	345,340	382,394
	MORRISON(WM.)SUPERMARKETS	228,546 SHARES	1,055,849	1,023,793
	MORY INDUSTRIES	1,000 SHARES	2,140	2,127
	MOTORS LIQUIDATION CO	16,825 SHARES	57,309	95,061
	MOUNT GIBSON IRON	83,900 SHARES	112,350	124,502
	MTU AERO ENGINES INVEST	71,774 SHARES	3,130,505	3,932,720
	MUEHLBAUER HLDG AG KGAA	1,615 SHARES	55,671	39,739
	MULLEN GROUP LTD	23,462 SHARES	397,292	365,912
	MUNCHENER RUCKVERSICHERUNGS AG	5,957 SHARES	850,321	928,781

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2009
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE, RATE
	IDENTITY OF ISSUE, BORROWER,	OF INTEREST, COLLATERAL, PAR, OR		CURRENT
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	COST	VALUE

JPMORGAN CHASE & CO. AND OTHER EQUITY SECURITIES (CONTINUED):
	MURAKAMI CORP	3,000 SHARES	21,942	22,106
	MURPHY OIL CORP	36,700 SHARES	1,825,448	1,989,140
	MWI VETERINARY SUPPLY INC	37,350 SHARES	1,126,790	1,408,095
	N.I.C. CORP	7,300 SHARES	31,857	31,915
	NAFCO CO	10,300 SHARES	144,937	163,415
	NAGAWA CO	8,100 SHARES	55,078	42,982
	NAKANISHI INC	2,000 SHARES	137,155	158,977
	NAMCO BANDAI HOLDINGS INC	32,600 SHARES	361,055	310,960
	NATIONAL BANK OF GREECE	43,083 SHARES	2,465,782	1,118,821
	NATIONAL GRID	357,901 SHARES	5,138,062	3,924,324
	NATIONAL OILWELL VARCO INC	43,910 SHARES	1,409,198	1,935,992
	NATUS MEDICAL INC	57,700 SHARES	974,826	853,383
	NBC MESHTEC INC	1,600 SHARES	17,298	12,993
	NCC	65,348 SHARES	600,845	1,082,254
	NEC FIELDING	23,800 SHARES	289,007	319,822
	NEC MOBILING	800 SHARES	20,768	19,550
	NEC NETWORKS & SYSTEM INTE	25,400 SHARES	319,860	307,490
	NESTLE SA	60,956 SHARES	2,632,579	2,960,088
	NET ONE SYSTEMS CO	281 SHARES	398,006	312,709
	NETAPP INC	105,610 SHARES	1,574,139	3,631,928
	NETGEAR INC	129,017 SHARES	2,051,417	2,798,379
	NETGEM	16,195 SHARES	69,993	96,893
	NEW GOLD INC	31,900 SHARES	92,703	115,629
	NEW WORLD CHINA	280,800 SHARES	157,954	106,829
	NEWELL RUBBERMAID INC	77,100 SHARES	1,765,121	1,157,271
	NEWFIELD EXPLORATION CO	193,100 SHARES	10,625,657	9,313,213
	NEXBIS LTD	178,200 SHARES	57,606	32,053
	NEXITY	40,000 SHARES	986,192	1,461,149
	NEXT ORD	72,736 SHARES	1,660,920	2,446,645
	NICHIREKI CO	5,000 SHARES	14,344	18,315
	NIDEC CORP	23,700 SHARES	1,572,696	2,174,102
	NIFTY CORPORATION	128 SHARES	110,626	83,184
	NIHON DENGI CO	4,800 SHARES	34,707	30,421
	NIHON KAGAKU SANGYO CO	11,000 SHARES	52,018	71,368
	NIHON PLAST	2,100 SHARES	5,692	6,406
	NINTENDO CO	4,700 SHARES	2,090,512	1,112,713
	NIPPO CORP	45,000 SHARES	346,085	321,929
	NIPPON ANTENNA CO	7,300 SHARES	43,364	42,501
	NIPPON BEET SUGAR MFG CO	49,000 SHARES	141,205	126,849
	NIPPON ELECTRIC GLASS	189,000 SHARES	2,926,387	2,580,364
	NIPPON GAME CARD CORP	67 SHARES	68,124	73,409
	NIPPON KONPO UNYU SOKO CO	35,000 SHARES	310,673	374,080
	NIPPON PAPER GROUP INC	100 SHARES	2,581	2,557
	NIPPON SEIKI CO	25,000 SHARES	156,574	284,924
	NIPPON SHINYAKU CO	18,000 SHARES	160,054	200,698
	NIPPON SHOKUBAI CO	11,000 SHARES	96,305	94,409
	NISHIKAWA RUBBER CO	2,000 SHARES	10,622	14,995
	NISHI-NIPPON CITY BANK	4,000 SHARES	10,244	9,753
	NISHIO RENT ALL CO	16,900 SHARES	102,839	112,370
	NISOURCE INC	57,000 SHARES	1,193,836	876,660
	NISSAN MOTOR CO	186,300 SHARES	1,199,644	1,620,957
	NISSAN SHATAI CO	44,000 SHARES	256,910	391,342
	NISSEI PLASTIC INDUSTRIAL CO	500 SHARES	2,260	1,171
	NISSIN HEALTHCARE FOOD SERVICE CO	7,500 SHARES	88,407	92,647

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2009
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE, RATE
	IDENTITY OF ISSUE, BORROWER,	OF INTEREST, COLLATERAL, PAR, OR		CURRENT
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	COST	VALUE

JPMORGAN CHASE & CO. AND OTHER EQUITY SECURITIES (CONTINUED):
	NISSIN SUGAR MANUFACTURING CO	27,000 SHARES	60,381	58,295
	NITTAN VALVE CO	6,700 SHARES	19,360	19,144
	NITTO DENKO CORP	33,400 SHARES	1,023,785	1,191,127
	NITTO FC CO	16,000 SHARES	82,497	79,918
	NITTO KOGYO CORP	12,800 SHARES	150,465	126,494
	NOLATO AB	14,226 SHARES	92,166	117,552
	NORITAKE CO	34,000 SHARES	131,306	89,844
	NORITZ CORP	28,100 SHARES	296,002	365,531
	NORTHERN TRUST CORP	95,900 SHARES	6,193,073	5,025,160
	NORTHGATE MINERALS CORP	6,440 SHARES	13,188	19,903
	NORTHWESTERN CORPORATION	48,200 SHARES	1,058,523	1,254,164
	NOVABASE SGPS SA	26,138 SHARES	168,306	166,507
	NOVAE GROUP	36,423 SHARES	192,177	175,865
	NOVARTIS AG	114,539 SHARES	5,119,143	6,260,173
	NOVO-NORDISK AS	17,945 SHARES	1,107,688	1,148,757
	NRG ENERGY INC	27,000 SHARES	654,790	637,470
	NRW HOLDINGS LIMITED	49,600 SHARES	77,180	89,216
	NTELOS HOLDINGS CORP	139,800 SHARES	2,647,640	2,491,236
	NUVISTA ENERGY LTD	29,800 SHARES	314,642	354,752
	OC OERLIKON CORP	10,352 SHARES	824,315	317,244
	OCEANFIRST FINANCIAL CORP	79,546 SHARES	820,135	898,870
	OFFICE2OFFICE	61,302 SHARES	148,314	144,036
	OKINAWA CELLULAR	31 SHARES	53,115	51,947
	OKUMURA CORP	25,000 SHARES	101,155	83,785
	OKUWA CO	4,000 SHARES	44,703	38,326
	OLD MUTUAL	402,806 SHARES	1,287,855	710,315
	OMEGA PHARMA	24,892 SHARES	804,132	1,255,340
	ONEOK INC	100,000 SHARES	4,982,123	4,457,000
	ONOKEN CO	13,600 SHARES	131,114	93,496
	ONWARD HOLDINGS CO LTD	57,000 SHARES	370,854	352,060
	OPAP SA	153,176 SHARES	4,345,341	3,371,261
	OPEN TEXT CORP	1,800 SHARES	36,292	73,332
	ORACLE CORP	181,090 SHARES	3,939,757	4,443,949
	ORBCOMM INC	157,300 SHARES	1,445,627	424,710
	ORIENTAL YEAST CO	17,000 SHARES	74,025	86,009
	OSAKA ORGANIC CHEMICAL INDUSTRY	1,600 SHARES	6,492	6,050
	OSAKA STEEL CO	17,200 SHARES	301,327	288,591
	OSTASIATISKE KOMPAGNI	14,000 SHARES	500,131	491,299
	PACCAR INC	58,780 SHARES	1,973,307	2,131,951
	PACIFIC ANDES RESOURCES DEV	500,000 SHARES	127,075	101,499
	PACIFIC BRANDS	276,200 SHARES	324,779	280,693
	PACIFIC CENTURY	471,000 SHARES	150,192	128,167
	PALADIN ENERGY LTD	63,600 SHARES	270,738	239,090
	PAN AMERICAN SILVER CORP	3,600 SHARES	70,126	86,055
	PAN PACIFIC PETROLEUM	60,248 SHARES	13,300	21,674
	PANAUST LTD	478,243 SHARES	218,561	243,011
	PANORAMIC RESOURCES LTD	74,000 SHARES	151,005	155,066
	PARAGON GROUP OF COMPANIES	76,283 SHARES	167,872	161,373
	PARAMOUNT RESOURCES	22,000 SHARES	236,479	308,485
	PEOPLES FOOD HLDGS	320,000 SHARES	173,648	142,455
	PERMASTEELISA SPA	7,362 SHARES	129,338	137,209
	PETROFAC	73,978 SHARES	1,058,457	1,246,003
	PETROLEO BRASILEIRO SA PETROBRAS	19,490 SHARES	1,021,401	929,283
	PETROPAVLOVSK PLC	9,622 SHARES	208,737	159,421

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2009
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE, RATE
	IDENTITY OF ISSUE, BORROWER,	OF INTEREST, COLLATERAL, PAR, OR		CURRENT
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	COST	VALUE

JPMORGAN CHASE & CO. AND OTHER EQUITY SECURITIES (CONTINUED):
	PFIZER INC	137,000 SHARES	2,753,863	2,492,030
	PHILIP MORRIS INTERNATIONAL INC	20,000 SHARES	784,924	963,800
	PIERRE & VACANCES	4,619 SHARES	508,598	356,207
	PINNACLE ENTERTAINMENT INC	138,120 SHARES	1,401,025	1,240,318
	PINNACLE WEST CAPITAL CORP	22,300 SHARES	779,121	815,734
	PIOLAX CO	7,600 SHARES	144,589	129,068
	PIONEER CORP	6,600 SHARES	18,643	20,276
	PIONEER NATURAL RESOURCES CO	147,800 SHARES	8,470,447	7,119,526
	PLENUS CO	17,400 SHARES	236,950	236,810
	PLEXUS CORP	29,300 SHARES	577,204	835,050
	POWER INTEGRATIONS INC	45,600 SHARES	911,314	1,658,016
	PRECISION CASTPARTS CORP	25,280 SHARES	2,410,072	2,789,648
	PRECISION DRILLING	434,089 SHARES	4,093,468	3,167,626
	PRIMARY HEALTH CARE	31,200 SHARES	102,982	167,797
	PROCTER & GAMBLE CO	24,550 SHARES	1,326,033	1,488,467
	PROGRESS ENERGY RESOURCES CORP	10,300 SHARES	107,090	139,023
	PROGRESSIVE CORP	311,600 SHARES	5,240,931	5,605,684
	PROSPERITY BANCSHARES INC	42,200 SHARES	1,231,122	1,707,834
	PROTECTIVE LIFE CORP	105,400 SHARES	1,992,134	1,744,370
	PROVIDENT ENERGY	47,110 SHARES	297,966	318,156
	PRYSMIAN	59,922 SHARES	1,536,181	1,048,012
	PS BUSINESS PARKS INC	10,100 SHARES	469,650	505,505
	PSION	104,862 SHARES	249,119	164,256
	PSS WORLD MEDICAL INC	120,600 SHARES	2,130,975	2,721,942
	PSYCHIATRIC SOLUTIONS INC	37,400 SHARES	942,528	790,636
	PUBLIC FINANCIAL HLDGS	90,000 SHARES	29,102	51,534
	PUBLIC POWER CORP	73,061 SHARES	1,546,351	1,362,716
	PUBLICIS GROUPE	56,000 SHARES	1,669,701	2,289,861
	PULTE HOMES INC	443,300 SHARES	9,782,093	4,433,000
	QINETIQ GROUP	652,101 SHARES	2,008,680	1,710,146
	QUADRA MINING	28,400 SHARES	376,009	393,079
	QUALCOMM INC	68,435 SHARES	2,808,233	3,165,803
	QUEBECOR INC	14,600 SHARES	279,377	379,083
	QUEST SOFWARE INC	103,794 SHARES	1,417,933	1,909,810
	QWEST COMMUNICATIONS INTL INC	118,700 SHARES	700,120	499,727
	RAMSAY HEALTH CARE	17,335 SHARES	109,844	169,778
	RAYMOND JAMES FINANCIAL INC	177,900 SHARES	4,623,444	4,228,683
	RAYTHEON CO	30,800 SHARES	1,344,043	1,586,816
	RBC BEARINGS INC	123,500 SHARES	3,445,988	3,004,755
	RECKITT BENCKISER GROUP PLC	43,590 SHARES	2,106,608	2,362,332
	RED BACK MINING INC	12,300 SHARES	181,116	175,991
	REED ELSEVIER NV	461,019 SHARES	6,764,300	5,689,106
	REGAL ENTERTAINMENT GROUP	60,075 SHARES	1,083,082	867,483
	REINSURANCE GROUP OF AMERICA	100,000 SHARES	5,778,995	4,765,000
	RENAULT(REGIE NATNALE DES USINES)	30,038 SHARES	1,512,888	1,560,112
	REPSOL YPF	45,437 SHARES	1,518,378	1,220,697
	RESOLUTE MINING	113,100 SHARES	79,863	107,311
	RESOURCES CONNECTION INC	64,700 SHARES	1,502,045	1,372,934
	REXAM	501,263 SHARES	2,282,914	2,352,304
	RHG LTD	127,200 SHARES	79,843	61,775
	RICOH LEASING CO	400 SHARES	7,426	7,906
	RIO TINTO LIMITED	120,829 SHARES	4,630,892	7,450,247
	RISA PARTNERS INC	1,296 SHARES	2,491,042	814,394
	RISO KAGAKU CORP	14,300 SHARES	276,466	114,437

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2009
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE, RATE
	IDENTITY OF ISSUE, BORROWER,	OF INTEREST, COLLATERAL, PAR, OR		CURRENT
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	COST	VALUE

JPMORGAN CHASE & CO. AND OTHER EQUITY SECURITIES (CONTINUED):
	ROAD KING INFRASTRUCTURE	119,000 SHARES	124,111	92,541
	ROBERT WISEMAN DAIRIES	7,822 SHARES	35,325	64,799
	ROCHE HLDG AG GENUSSCHEINE	62,654 SHARES	9,961,693	10,654,968
	ROLAND CORP	16,500 SHARES	401,750	146,044
	ROLLS ROYCE GROUP	14,221,335 SHARES	1,668,334	2,152,766
	RONA INC	3,400 SHARES	33,340	50,107
	ROYAL DUTCH SHELL	277,696 SHARES	11,549,773	9,101,610
	ROYAL HOLDINGS CO	10,500 SHARES	109,572	107,261
	RTI INTERNATIONAL METALS INC	39,700 SHARES	783,939	999,249
	RUDDICK CORP	49,200 SHARES	1,215,659	1,265,916
	RYODEN TRADING CO	25,000 SHARES	196,314	122,724
	RYOYO ELECTRO CORP	16,500 SHARES	231,663	130,802
	SA SA INTERNATIONAL HOLDINGS	30,000 SHARES	7,748	19,886
	SAAB AB	91,163 SHARES	1,372,597	1,506,594
	SAIPEM	49,730 SHARES	1,027,164	1,719,538
	SAISON INFORMATION SYSTEMS	2,300 SHARES	15,387	15,491
	SAKAI CHEMICAL INDUSTRY CO	32,000 SHARES	144,699	145,056
	SALMAT LTD	38,100 SHARES	74,616	143,914
	SAN-AI OIL CO	14,000 SHARES	61,024	54,138
	SANEI INTERNATIONAL CO	11,500 SHARES	110,820	105,494
	SAN-IN GODO BANK	45,000 SHARES	382,589	349,965
	SANKI ENGINEERING CO	21,000 SHARES	157,689	147,076
	SANKO MARKETING FOODS CO	22 SHARES	14,725	18,480
	SANKYO CO	92,379 SHARES	5,159,613	4,604,313
	SANKYO FRONTIER CO	4,000 SHARES	9,518	8,636
	SANOFI-AVENTIS	140,994 SHARES	11,626,584	11,138,150
	SANSEI YUSOKI CO	11,000 SHARES	50,034	46,318
	SANTEN PHARMACEUTICAL CO	42,700 SHARES	1,206,359	1,366,840
	SANYO CHEMICAL INDUSTRIES	9,000 SHARES	48,785	46,888
	SANYO ENGINEERING & CONS INC	6,000 SHARES	18,193	17,595
	SATORI ELECTRIC CO	9,200 SHARES	101,267	54,254
	SAVVIS INC	68,700 SHARES	1,719,734	965,235
	SAZABY LEAGUE LTD	10,800 SHARES	197,015	127,960
	SBA COMMUNICATIONS	82,400 SHARES	1,712,725	2,814,784
	SCHINDLER-HLDG AG PTG	19,878 SHARES	1,462,123	1,531,591
	SCHLUMBERGER	58,990 SHARES	2,569,381	3,839,659
	SCHOOL SPECIALTY INC	28,300 SHARES	766,115	661,937
	SCHULER YOUNG	8,039 SHARES	55,115	43,252
	SCIENTIFIC GAMES	147,800 SHARES	4,884,634	2,150,490
	SCOTTS MIRACLE-GRO CO	135,000 SHARES	5,725,583	5,306,850
	SEADRILL LTD	45,314 SHARES	1,124,060	1,160,932
	SEARS CANADA INC	3,200 SHARES	64,669	73,868
	SEGA SAMMY HLDGS INC	65,800 SHARES	820,276	787,381
	SEIKAGAKU CORP	22,700 SHARES	222,570	236,766
	SEIKO EPSON CORP	19,900 SHARES	282,977	319,785
	SEIKO PMC CORP	1,400 SHARES	4,004	3,745
	SEINO HOLDINGS CO	34,000 SHARES	204,522	215,479
	SENIOR PLC	113,536 SHARES	119,225	137,508
	SENSHU ELECTRIC CO	6,200 SHARES	80,777	54,944
	SENSHUKAI CO	13,100 SHARES	154,632	66,418
	SHAWCOR	700 SHARES	16,516	19,597
	SHERRITT INTL CORP	42,300 SHARES	225,381	265,094
	SHIDAX CORP	20,100 SHARES	205,908	75,568
	SHIN-ETSU CHEMICAL CO	69,500 SHARES	3,119,675	3,904,452

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2009
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE, RATE
	IDENTITY OF ISSUE, BORROWER,	OF INTEREST, COLLATERAL, PAR, OR		CURRENT
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	COST	VALUE

JPMORGAN CHASE & CO. AND OTHER EQUITY SECURITIES (CONTINUED):
	SHINGAKUKAI CO	10,500 SHARES	53,492	33,949
	SHINKO SHOJI CO	11,500 SHARES	70,925	90,918
	SHOWA CORP	19,700 SHARES	126,141	118,291
	SIA ENGINEERING CO	26,000 SHARES	59,609	61,854
	SIAS	19,587 SHARES	106,064	183,790
	SIEMENS AG	80,294 SHARES	8,484,222	7,390,423
	SIGMA PHARMACEUTICALS	290,900 SHARES	257,579	259,005
	SILVER STANDARD RESOURCES INC	1,400 SHARES	31,362	30,715
	SINANEN CO	36,000 SHARES	198,394	149,267
	SINGAPORE AIRLINES	287,000 SHARES	1,810,634	3,054,083
	SINGAPORE LAND	35,000 SHARES	121,977	163,788
	SINOLINK WORLDWIDE HLDGS	692,000 SHARES	89,555	132,081
	SINTOKOGIO	15,800 SHARES	122,331	111,675
	SKANDINAVISKA ENSKILDA BANKEN	365,852 SHARES	2,149,732	2,271,940
	SLM CORP	91,500 SHARES	807,849	1,031,205
	SMARTONE TELECOMM HLDGS	83,000 SHARES	70,071	68,506
	SMC CORP	21,500 SHARES	2,283,927	2,431,871
	SMITH	530,981 SHARES	606,915	1,085,538
	SMURFIT KAPPA GROUP	220,796 SHARES	3,993,108	1,991,453
	SNAM RETE GAS	792,300 SHARES	3,812,340	3,944,531
	SNAP-ON INC	80,000 SHARES	2,679,700	3,380,800
	SNT CORP	16,800 SHARES	49,059	40,784
	SODEXO	7,300 SHARES	413,887	417,533
	SOFT99 CORP	100 SHARES	580	540
	SOFTWARE AG DARMSTADT	11,772 SHARES	1,318,249	1,290,387
	SOHGO SECURITIES CO	900 SHARES	10,578	10,074
	SOILBUILD GROUP HLDGS	101,000 SHARES	50,339	66,185
	SOL MELIA S.A.	37,228 SHARES	203,159	315,136
	SOLARWINDS INC	24,600 SHARES	478,299	566,046
	SOLVAY S.A.	2,252 SHARES	308,341	244,106
	SONAE.COM SGPS	189,000 SHARES	465,227	523,896
	SO-NET ENTERTAINMENT CORP	11 SHARES	22,203	24,920
	SONY FINANCIAL HOLDINGS INC	1,274 SHARES	4,430,949	3,314,494
	SOPRA GROUP	4,300 SHARES	149,392	305,387
	SOUTHERN CROSS MEDIA GROUP	155,100 SHARES	288,831	269,214
	SOUTHWEST AIRLINES CO	245,500 SHARES	2,733,296	2,806,065
	SPECIALTY FASHION GROUP LTD	78,500 SHARES	62,414	93,897
	SPECTRA ENERGY CORP	88,700 SHARES	1,565,034	1,819,237
	SPECTRUM BRANDS INC	19,281 SHARES	580,092	433,823
	SPOTLESS GROUP	77,700 SHARES	114,297	206,145
	SPRINT NEXTEL CORP	308,600 SHARES	3,340,598	1,129,476
	SRI SPORTS LIMITED	165 SHARES	226,227	155,615
	ST JOE CO	43,700 SHARES	1,343,953	1,262,493
	STAGECOACH GROUP	359,174 SHARES	1,914,323	983,121
	STANCORP FINANCIAL GROUP	79,600 SHARES	3,142,903	3,185,592
	STANDARD CHARTERED	204,691 SHARES	5,602,915	5,206,088
	STANTEC INC	14,200 SHARES	270,726	411,771
	STAPLES INC	91,050 SHARES	1,984,103	2,238,920
	STARHILL GLOBAL	145,000 SHARES	61,194	54,222
	STATE STREET CORP	38,850 SHARES	2,085,774	1,691,529
	STATOIL ASA	108,100 SHARES	2,750,943	2,709,611
	STATS CHIPPAC	5,000 SHARES	5,779	3,561
	STELLA INTERNATIONAL HLDGS LTD	2,500 SHARES	3,857	4,540
	STOLT-NIELSEN S.A.	38,587 SHARES	421,978	536,042

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2009
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE, RATE
	IDENTITY OF ISSUE, BORROWER,	OF INTEREST, COLLATERAL, PAR, OR		CURRENT
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	COST	VALUE

JPMORGAN CHASE & CO. AND OTHER EQUITY SECURITIES (CONTINUED):
	SUDZUCKER AG	74,200 SHARES	1,616,266	1,547,906
	SUGIMOTO & CO	1,100 SHARES	13,642	9,264
	SULZER AG	5,522 SHARES	423,765	433,213
	SUMIDA CORP	11,100 SHARES	50,401	83,940
	SUMIKIN BUSSAN CORP	94,000 SHARES	210,237	179,730
	SUMISHO COMPUTER SYSTEMS CORP	15,100 SHARES	202,754	206,480
	SUMITOMO ELECTRIC INDUSTRIES	79,100 SHARES	1,015,355	977,120
	SUMITOMO MITSUI FIN’L GROUP INC	24,675 SHARES	1,033,480	701,062
	SUMITOMO PIPE & TUBE	20,700 SHARES	108,862	106,063
	SUN HUNG KAI CO	62,000 SHARES	48,498	47,175
	SUN HUNG KAI PROPERTIES	88,000 SHARES	735,159	1,319,878
	SUNCALL CORP	23,000 SHARES	56,409	92,153
	SUNDRUG CO	42,300 SHARES	1,107,424	938,283
	SUNOCO INC	23,300 SHARES	921,005	608,130
	SUNSTONE HOTEL INVESTORS INC	102,351 SHARES	1,524,766	908,877
	SUNTRUST BANKS INC	59,070 SHARES	940,685	1,198,530
	SUN-WA TECHNOS CORP	1,400 SHARES	5,941	6,030
	SUPER CHEAP AUTO GROUP	28,000 SHARES	123,715	135,982
	SURUGA BANK	212,000 SHARES	2,526,985	1,835,458
	SUZUKEN CO	12,100 SHARES	299,704	396,423
	SVENSKA HANDELSBANKEN	155,192 SHARES	2,668,635	4,438,342
	SWATCH GROUP	8,034 SHARES	1,747,556	2,035,410
	SWIBER HOLDINGS LTD	35,000 SHARES	9,757	25,428
	SWISS LIFE HOLDING	16,800 SHARES	1,575,939	2,145,200
	SWISS REINSURANCE	74,857 SHARES	6,196,066	3,614,136
	SWISSLOG HOLDING	360,901 SHARES	228,916	303,733
	SWORD GROUP	310 SHARES	8,194	10,901
	SYDBANK AS	49,600 SHARES	1,102,386	1,279,152
	SYNAPTICS INC	29,500 SHARES	749,147	904,175
	SYNGENTA	4,022 SHARES	784,701	1,131,023
	T & K TOKA CO	2,400 SHARES	13,328	27,198
	TADANO LIMITED	25,000 SHARES	108,647	103,658
	TAIKO BANK	8,000 SHARES	17,628	17,788
	TAKASHIMAYA CO	25,000 SHARES	144,082	158,977
	TAKATA CORPORATION	100 SHARES	1,911	2,315
	TAKEDA PHARMACEUTICAL CO	41,700 SHARES	2,712,979	1,715,570
	TAKEUCHI MFG CO	6,400 SHARES	231,750	58,366
	TARGET CORP	31,730 SHARES	1,191,609	1,534,780
	TATTS GROUP LTD	11,500 SHARES	25,141	25,236
	TBK CO	1,000 SHARES	2,126	1,772
	TECHNIP	147,622 SHARES	8,086,450	10,462,953
	TECHNO ASSOCIE CO LTD	2,100 SHARES	22,495	14,008
	TECHNO RYOWA	1,800 SHARES	10,730	8,256
	TECNOCOM TELECOM Y ENERGIA	18,902 SHARES	99,976	80,003
	TEIJIN	35,000 SHARES	97,266	112,788
	TELEDYNE TECHNOLOGIES INC	26,500 SHARES	899,580	1,016,540
	TELEFONICA SA	361,808 SHARES	8,826,243	10,132,911
	TELENOR ASA ORD	108,000 SHARES	1,529,981	1,515,268
	TELEPERFORMANCE	8,975 SHARES	300,206	292,048
	TELEPLAN INTERNATIONAL	17,179 SHARES	27,581	58,415
	TELEVISION BROADCASTS	41,000 SHARES	189,268	197,490
	TELSTRA CORPORATION	650,595 SHARES	2,452,144	2,006,936
	TENMA CORP	19,300 SHARES	219,806	216,644
	TEVA PHARMACEUTICAL INDUSTRIES	18,680 SHARES	874,232	1,049,442

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2009
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE, RATE
	IDENTITY OF ISSUE, BORROWER,	OF INTEREST, COLLATERAL, PAR, OR		CURRENT
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	COST	VALUE

JPMORGAN CHASE & CO. AND OTHER EQUITY SECURITIES (CONTINUED):
	TEXAS INSTRUMENTS INC	75,110 SHARES	1,331,551	1,957,367
	TEXAS ROADHOUSE	194,400 SHARES	2,251,051	2,183,112
	TEXWINCA HLDGS	310,000 SHARES	202,112	289,849
	THE MOSAIC COMPANY	24,890 SHARES	1,339,522	1,486,680
	THE NISSHIN OILLIO GROUP LTD	6,000 SHARES	32,060	30,163
	THOMAS COOK GROUP	558,000 SHARES	1,735,534	2,073,400
	THOMAS PROPERTIES GROUP INC	83,200 SHARES	815,262	246,272
	THORN GROUP LTD	54,138 SHARES	45,126	57,210
	TIETO OYJ	67,200 SHARES	1,309,467	1,398,020
	TIGERS POLYMER CORP	4,100 SHARES	15,838	13,741
	TIME WARNER CABLE INC	33,100 SHARES	1,609,431	1,370,009
	TIME WARNER INC	80,900 SHARES	2,758,287	2,357,424
	TJX COS INC	167,900 SHARES	4,067,212	6,136,745
	TK DEVELOPMENT	10,944 SHARES	49,858	55,920
	TNT N.V.	187,138 SHARES	6,297,074	5,772,669
	TODA CORP	6,000 SHARES	21,049	19,077
	TOEI CO	59,000 SHARES	263,419	313,078
	TOGNUM	10,709 SHARES	183,272	178,231
	TOHOKUSHINSHA FILM CORP	8,300 SHARES	52,431	42,438
	TOKAI CORP	400 SHARES	4,811	5,371
	TOKAI TOKYO FIN’L HOLDINGS INC	2,000 SHARES	7,209	7,798
	TOKYO DERICA CO	10,500 SHARES	33,734	33,385
	TOKYO ELECTRON	95,400 SHARES	3,396,661	6,066,577
	TOKYO GAS CO	319,000 SHARES	1,409,683	1,271,271
	TOKYO STEEL MANUFACTURING CO	12,600 SHARES	164,037	141,436
	TOKYO STYLE CO	42,000 SHARES	462,666	311,295
	TOKYO TEKKO CO	31,000 SHARES	102,684	89,908
	TOKYU LAND CORP	77,000 SHARES	253,682	282,872
	TOLI CORP	35,000 SHARES	62,424	61,657
	TOPPAN FORMS	17,200 SHARES	227,242	178,291
	TOPRE CORP	22,700 SHARES	197,717	201,409
	TOPY INDUSTRIES	26,000 SHARES	92,690	46,641
	TORII PHARMACEUTICAL CO	5,000 SHARES	88,469	94,581
	TOROMONT INDUSTRIES	1,000 SHARES	21,536	26,508
	TOSHIBA CORP	313,000 SHARES	1,610,669	1,718,062
	TOSHIBA TEC CORP	80,000 SHARES	311,303	301,627
	TOTAL S.A.	116,843 SHARES	8,213,347	7,511,743
	TOWNGAS CHINA CO LTD	245,000 SHARES	54,614	98,897
	TOYO INK MANUFACTURING CO	24,000 SHARES	92,792	92,035
	TOYO KOHAN CO	46,000 SHARES	191,473	239,154
	TOYO SUISAN KAISHA	98,000 SHARES	2,116,314	2,247,489
	TPG TELECOM LTD	94,337 SHARES	56,101	141,262
	TRANSCONTINENTAL INC	26,550 SHARES	299,451	327,206
	TRANSOCEAN LTD	12,550 SHARES	1,369,329	1,039,140
	TRANSPORT INTERNATIONAL HLDGS	10,400 SHARES	54,776	29,507
	TRAVIS PERKINS	90,418 SHARES	1,240,049	1,244,018
	TREEHOUSE FOODS INC	52,200 SHARES	1,424,745	2,028,492
	TRICAN WELL SERVICE	1,600 SHARES	20,527	21,458
	TRINITY INDUSTRIAL CORP	2,000 SHARES	6,302	6,767
	TRINITY MIRROR	59,409 SHARES	170,134	144,481
	TRULY INTERNATIONAL HLDGS	92,000 SHARES	70,368	84,477
	TRUSCO NAKAYAMA CORP	2,400 SHARES	48,230	33,411
	TSURUMI MANUFACTURING CO	14,000 SHARES	138,005	104,818
	TSUZUKI DENKI CO	2,000 SHARES	6,745	6,445

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2009
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE, RATE
	IDENTITY OF ISSUE, BORROWER,	OF INTEREST, COLLATERAL, PAR, OR		CURRENT
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	COST	VALUE

JPMORGAN CHASE & CO. AND OTHER EQUITY SECURITIES (CONTINUED):
	TULLETT PREBON PLC	23,224 SHARES	161,661	104,597
	TV ASAHI CORP	212 SHARES	304,446	301,507
	TW TELECOM INC	124,000 SHARES	1,926,448	2,125,360
	TYCO ELECTRONICS LTD	69,300 SHARES	2,069,619	1,701,315
	TYCO INTERNATIONAL LTD	43,500 SHARES	1,693,197	1,552,080
	UBS	350,382 SHARES	6,031,219	5,438,743
	UGL LTD	35,300 SHARES	353,259	453,665
	UKC HOLDINGS CORPORATION	600 SHARES	5,805	7,863
	UNIBAIL-RODAMCO SE	13,911 SHARES	2,526,065	3,067,669
	UNIMAT LIFE CORP	300 SHARES	2,064	2,858
	UNION PACIFIC CORP	27,000 SHARES	1,139,589	1,725,300
	UNIPOL GRUPPO FINANZIARIO SPA	174,460 SHARES	454,338	240,169
	UNITED NATURAL FOODS INC	111,417 SHARES	2,757,646	2,979,291
	UNITED OVERSEAS BANK	209,000 SHARES	2,247,834	2,932,654
	UNIVANCE CORP	8,600 SHARES	36,814	18,014
	UNIVERSE CO	3,200 SHARES	34,454	41,592
	UNIVEST CORP OF PA	24,000 SHARES	420,000	420,720
	UNY CO	46,000 SHARES	495,793	321,671
	UOB-KAY HIAN HOLDINGS	154,000 SHARES	116,318	165,633
	UOL GROUP	92,000 SHARES	208,015	266,705
	URANIUM ONE INC	44,610 SHARES	109,151	128,509
	URS CORP	104,800 SHARES	3,353,510	4,665,696
	US BANCORP DELAWARE	125,700 SHARES	2,505,402	2,829,507
	USG PEOPLE	17,803 SHARES	269,691	324,267
	USI HLDGS	92,000 SHARES	27,049	28,594
	UTI WORLDWIDE INC	74,400 SHARES	1,295,049	1,065,408
	UXC ORD	77,652 SHARES	46,720	54,822
	VAIL RESORTS INC	16,200 SHARES	510,207	612,360
	VALEO	6,743 SHARES	177,661	237,316
	VALIDUS HOLDING LTD	50,170 SHARES	1,263,161	1,351,580
	VALOR CO	30,600 SHARES	221,019	236,333
	VALORA HOLDING	2,391 SHARES	540,095	589,799
	VALSPAR CORP	202,600 SHARES	5,191,879	5,498,564
	VARITRONIX INTERNATIONAL	126,000 SHARES	42,142	39,486
	VENTURE CORPORATION	29,000 SHARES	174,778	182,806
	VERISIGN	37,480 SHARES	986,430	908,515
	VERIZON COMMUNICATIONS INC	24,400 SHARES	742,330	808,372
	VESTJYSK BANK	5,367 SHARES	50,655	90,032
	VIACOM INC	46,850 SHARES	1,532,943	1,392,851
	VICTORY CITY INT’L HLDGS	460,000 SHARES	55,852	92,545
	VILLAGE ROADSHOW	2,121 SHARES	2,336	3,529
	VINCI	94,879 SHARES	5,266,223	5,372,958
	VISA INC	15,980 SHARES	1,143,358	1,397,611
	VIVENDI	90,708 SHARES	3,584,892	2,706,330
	VODAFONE GROUP	3,890,965 SHARES	10,430,891	9,029,138
	VOLCOM INC	101,500 SHARES	2,319,757	1,699,110
	VP	4,348 SHARES	6,903	12,568
	VTECH HLDGS	5,000 SHARES	26,416	47,910
	WACKER CHEMIE	19,801 SHARES	1,965,873	3,469,366
	WADDELL & REED FINL INC	54,100 SHARES	1,270,578	1,652,214
	WAI KEE HOLDINGS	68,000 SHARES	12,820	14,908
	WAKITA & CO	18,000 SHARES	67,713	72,893
	WAL-MART STORES INC	35,100 SHARES	1,658,892	1,876,095
	WAREHOUSE CO LTD	6,400 SHARES	45,480	27,224

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2009
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE, RATE
	IDENTITY OF ISSUE, BORROWER,	OF INTEREST, COLLATERAL, PAR, OR		CURRENT
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	COST	VALUE

JPMORGAN CHASE & CO. AND OTHER EQUITY SECURITIES (CONTINUED):
	WARNACO GROUP INC	63,000 SHARES	1,722,316	2,657,970
	WASTE CONNECTIONS INC	55,400 SHARES	1,682,880	1,845,928
	WASTE MANAGEMENT INC	34,800 SHARES	1,099,666	1,176,588
	WEIQIAO TEXTILE CO	3,000 SHARES	3,475	2,058
	WELLS FARGO & CO	128,330 SHARES	3,340,840	3,463,627
	WESFARMERS	45,901 SHARES	1,129,614	1,290,859
	WEST FRASER TIMBER CO	11,408 SHARES	301,438	359,101
	WESTERN UNION COMPANY	165,370 SHARES	2,737,796	3,117,225
	WET SEAL INC	246,800 SHARES	1,189,918	851,460
	WEYERHAEUSER CO	49,500 SHARES	1,508,362	2,135,430
	WHEELOCK PROPERTIES	250,000 SHARES	253,420	163,463
	WHITE MOUNTAINS INS GROUP	4,373 SHARES	1,366,578	1,454,722
	WHITEHAVEN COAL LIMITED	80,100 SHARES	262,703	376,758
	WILEY(JOHN)& SONS INC	91,352 SHARES	3,656,429	3,825,822
	WILMAR INTERNATIONAL LTD	663,266 SHARES	2,193,526	3,037,715
	WIN INTERNATIONAL CO	1,300 SHARES	7,282	7,122
	WING ON CO INTERNATIONAL	39,000 SHARES	61,902	54,521
	WING TAI HOLDINGS	20,000 SHARES	24,153	26,069
	WOODWARD GOVERNOR CO	31,400 SHARES	741,087	809,178
	WOOLWORTHS LIMITED	46,249 SHARES	1,027,204	1,164,633
	WOWOW INC	1 SHARE	1,898	1,810
	WRIGHT EXPRESS CORP	32,000 SHARES	792,409	1,019,520
	WSFS FINANCIAL CORP	15,717 SHARES	740,952	402,827
	WSP GROUP	59,112 SHARES	189,642	262,984
	XINGDA INT’L HOLDINGS LTD	196,000 SHARES	88,750	91,756
	XSTRATA PLC	230,215 SHARES	2,653,996	4,167,460
	XTO ENERGY INC	163,125 SHARES	5,708,344	7,590,206
	YAGI & CO	2,900 SHARES	28,508	32,709
	YAHOO INC	90,040 SHARES	1,562,655	1,510,871
	YAMABIKO CORP	5,600 SHARES	76,274	56,484
	YAMATO HOLDINGS CO	116,000 SHARES	1,415,680	1,604,898
	YAMATO INTERNATIONAL INC	9,600 SHARES	40,528	33,927
	YAMATO KOGYO CO	8,200 SHARES	253,483	266,889
	YODOGAWA STEEL WORKS	23,000 SHARES	107,763	93,141
	YONEKYU CORP	11,000 SHARES	118,455	93,464
	YOROZU CORP	6,100 SHARES	61,321	81,840
	YOSHINOYA HLDGS CO LTD	21 SHARES	24,391	22,558
	YUE YUEN INDUSTRIAL HLDGS	1,072,500 SHARES	2,153,144	3,112,083
	YUM BRANDS INC	180,300 SHARES	4,306,443	6,305,091
	YURTEC CORP	45,000 SHARES	245,104	240,238
	ZOJIRUSHI CORP	24,000 SHARES	57,342	45,115
	ZUKEN INC	3,300 SHARES	28,029	21,836
	ZURICH FINANCIAL SERVICES	40,320 SHARES	10,803,844	8,834,322

	TOTAL JPMORGAN CHASE & CO. AND OTHER EQUITY SECURITIES		3,975,207,938	4,296,560,790

COMMON/COLLECTIVE TRUST FUNDS:
	BGI EAFE INDEX FUND	9,721,515 UNITS	222,974,468	249,842,934
	BLACKROCK EQUITY INDEX FUND	71,512,159 UNITS	1,154,059,902	1,252,893,023
	BLACKROCK RUSSELL 1000 GROWTH FD	69,625,387 UNITS	509,310,108	561,180,623
	BLACKROCK RUSSELL 1000 VALUE FD	18,083,644 UNITS	205,528,527	221,343,803
	BLACKROCK RUSSELL 2000 INDEX FD	12,159,344 UNITS	174,851,696	202,696,272
*	JPM LIQUIDITY FUND	234 UNITS	234	234
*	JPMORGAN U.S. GOV’T CAPITAL	245,034,613 UNITS	245,034,613	245,034,613
	MISCELLANEOUS INCOME	1 UNIT	0	1

	TOTAL COMMON/COLLECTIVE TRUST FUNDS		2,511,759,548	2,732,991,503

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2009
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE, RATE
	IDENTITY OF ISSUE, BORROWER,	OF INTEREST, COLLATERAL, PAR, OR		CURRENT
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	COST	VALUE

**SYNTHETIC GUARANTEED INVESTMENT CONTRACTS:
	AIG GIC # 496672	0.000% 12/31/2049 661,295,054	661,295,054	625,171,195
*	JPM/BANK OF AMERICA	01-001/10051-5 719,366,304	719,366,304	680,070,248
*	JPM/STATE STREET BANK	101004/10051-5 755,274,625	755,274,625	714,017,044

	TOTAL GUARANTEED INVESTMENT CONTRACTS		2,135,935,983	2,019,258,487

REGISTERED INVESTMENT COMPANIES (MUTUAL FUNDS):
*	JPMORGAN US EQUITY FDS	32,775,470 UNITS	523,882,137	428,703,151
*	JPMORGAN TR I SMALL CAP CORE	12,899,623 UNITS	508,459,789	370,735,169
*	JPMORGAN TR II CORE BD FD	33,227,750 UNITS	355,715,983	368,828,023
*	JPMORGAN MID CAP GROWTH FD	15,067,266 UNITS	220,186,769	276,032,306
	PIMCO FDS PAC INVT MGMT	1,595,477 UNITS	15,874,180	13,378,284

	TOTAL REGISTERED INVESTMENT COMPANIES (MUTUAL FUNDS)		1,624,118,858	1,457,676,933

CORPORATE DEBT SECURITIES:
	ABBEY NAT’L TREASURY	1.95% 03/19/2010 1,700,000	1,700,000	1,700,000
	ABBOT LABORATORIES CORP	0.13% 02/09/2010 7,950,000	7,948,830	7,949,139
	ACCELLENT INC	SEMI-ANN. 10.500% 12/01/2013 500,000	516,875	481,250
	ACCO BRANDS CORP	SEMI-ANN. 10.625% 03/15/2015 250,000	246,255	275,000
	ACCO BRANDS CORP	SEMI-ANN. 7.625% 08/15/2015 375,000	347,769	348,750
	AEP TEXAS CTR	4.98% 01/01/2012 459,785	460,862	459,779
	AES CORP	SEMI-ANN. 7.750% 03/01/2014 105,000	97,650	106,575
	AES CORP	SEMI-ANN. 7.750% 10/15/2015 1,830,000	1,712,350	1,857,450
	AES CORP	SEMI-ANN. 8.000% 06/01/2020 700,000	679,861	712,250
	AES CORP	SEMI-ANN. 8.000% 10/15/2017 960,000	888,000	985,200
	AES CORP	SEMI-ANN. 9.750% 04/15/2016 500,000	470,000	547,500
	AFFINION GROUP INC	SEMI-ANN. 10.125% 10/15/2013 500,000	521,314	513,750
	AIRGAS INC	SEMI-ANN. 7.125% 10/01/2018 500,000	412,500	521,250
	AK STEEL CORP	SEMI-ANN. 7.750% 06/15/2012 375,000	370,781	378,750
	ALBERTSONS INC	SEMI-ANN. 8.000% 05/01/2031 1,000,000	917,500	907,500
	ALERIS INTERNATIONAL INC	SEMI-ANN. 10% 12/15/2016 1,000,000	1,022,329	5,000
	ALERIS INTERNATIONAL INC	SEMI-ANN. 9% 12/15/2014 375,000	378,861	1,958
	ALLIANCE ONE INT’L INC	SEMI-ANN. 10.000% 07/15/2016 625,000	660,938	656,250
	ALLIANT TECHSYSTEMS INC	SEMI-ANN. 6.750% 04/01/2016 500,000	487,500	495,000
	ALLIED WASTE NORTH AMERICA	SEMI-ANN. 6.125% 02/15/2014 250,000	241,563	254,346
	ALLIED WASTE NORTH AMERICA	SEMI-ANN. 6.875% 06/01/2017 500,000	495,625	530,625
	ALLIED WASTE NORTH AMERICA	SEMI-ANN. 7.25% 03/15/2015 1,250,000	1,185,000	1,306,250
	ALLISON TRANS	SEMI-ANN. 11.000% 11/01/2015 875,000	890,313	918,750
	ALTRA HOLDINGS INC	SEMI-ANN. 8.125% 12/01/2016 375,000	375,938	384,844
	AMER HONDA FIN CORP	QRTRLY FLTNG 02/05/2010 1,500,000	1,502,205	1,499,837
	AMER HONDA FIN CORP	QRTRLY FLTNG 03/16/2010 1,250,000	1,239,588	1,249,318
	AMERICA MOVIL SAB DE CV	SEMI-ANN. 5.625% 11/15/2017 520,000	485,678	538,376
	AMERICAN EXPRESS BANK	SEMI-ANN. 5.500% 04/16/2013 2,000,000	1,941,760	2,131,858
	AMERICAN EXPRESS CO	SEMI-ANN. FLTNG 09/01/2066 40,000	21,717	35,800
	AMERICAN EXPRESS CREDIT CORP	MONTHLY FLTNG 05/27/2010 500,000	501,810	502,014
	AMERICAN EXPRESS CREDIT CORP	MONTHLY FLTNG 06/16/2011 2,300,000	1,958,496	2,269,035
	AMERICAN EXPRESS CREDIT CORP	MONTHLY FLTNG 10/04/2010 1,500,000	1,487,181	1,496,090
	AMERICAN GENERAL FINANCE	SEMI-ANN. 6.900% 12/15/2017 1,370,000	637,106	951,265
	AMERICAN HONDA FINANCE CORP	0.000% 02/25/2010 7,950,000	7,947,527	7,948,057
	AMERICAN HONDA FINANCE CORP	QRTRLY FLTNG 05/11/2010 3,500,000	3,499,055	3,492,542
	AMERICAN INT’L GROUP INC	SEMI-ANN. 4.950% 03/20/2012 3,700,000	3,117,250	3,623,480
	AMERICAN INT’L GROUP INC	SEMI-ANN. 5.450% 05/18/2017 2,400,000	1,728,000	1,942,334
	AMERICAN INT’L GROUP INC	SEMI-ANN. 5.850% 01/16/2018 2,380,000	1,724,341	1,952,859
	AMERICAN INT’L GROUP INC	QRTRLY FLTNG 01/29/2010 2,000,000	1,840,000	1,998,626
	AMERIGAS PARTNERS	SEMI-ANN. 7.125% 05/20/2016 500,000	478,438	500,000

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2009
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE, RATE
	IDENTITY OF ISSUE, BORROWER,	OF INTEREST, COLLATERAL, PAR, OR		CURRENT
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	COST	VALUE

CORPORATE DEBT SECURITIES (CONTINUED):
	AMERISTAR CASINOS INC	SEMI-ANN. 9.250% 06/01/2014 500,000	492,743	518,750
	AMES TRUE TEMPER INC	QRTRLY FLTNG 01/15/2012 750,000	660,625	682,500
	AMEX ISSUANCE TR	MONTHLY 4.020% 01/18/2011 7,950,000	8,010,225	7,983,953
	AMH HLDGS INC	SEMI-ANN. FLTNG 03/01/2014 750,000	487,969	723,750
	ANADARKO FINANCE CORP	SEMI-ANN. 7.500% 05/01/2031 1,435,000	1,266,481	1,609,849
	AOL TIME WARNER INC	SEMI-ANN. 6.875% 05/01/2012 631,000	631,347	690,783
	AOL TIME WARNER INC	SEMI-ANN. 7.625% 04/15/2031 84,000	85,995	97,577
	AOL TIME WARNER INC	SEMI-ANN. 7.700% 05/01/2032 670,000	691,737	786,804
	AQUILEX HDG/AQUILEX	SEMI-ANN. 11.125% 12/15/2016 375,000	365,815	374,063
	ASB FINANCE LTD.	0.000% 02/24/2010 5,000,000	4,991,556	4,997,019
	ASHTEAD HLDGS	SEMI-ANN. 8.625% 08/01/2015 250,000	225,000	251,250
	ASIF GLOBAL FINANCING	SEMI-ANN. 4.900% 01/17/2013 113,000	95,279	103,989
	AT&T INC	QRTRLY FLTNG 02/05/2010 2,500,000	2,498,750	2,500,523
	AT&T INC	SEMI-ANN. 5.300% 11/15/2010 3,000,000	3,139,250	3,118,629
	AUSTRALIA & NEW ZEALA BKG	QRTRLY FLTNG 04/26/2011 5,200,000	5,201,732	5,161,156
	AVAGO TECHNOLOGIES	SEMI-ANN. 11.875% 12/01/2015 500,000	554,556	550,625
	BALDOR ELECTRIC CO	SEMI-ANN. 8.625% 02/15/2017 750,000	764,063	766,875
	BALL CORP	SEMI-ANN. 6.625% 03/15/2018 250,000	202,500	247,500
	BANC AMER AUTO TR	MONTHLY 0.668% 07/15/2010 1,693,528	1,693,528	1,694,304
	BANC OF AMERICA SECURITIES	MONTHLY 5.170% 12/18/2010 353,054	353,495	353,829
	BANCO BILBAO VIZ	0.000% 07/21/2010 4,500,000	4,478,673	4,488,254
	BANK OF AMERICA AUTO TRUST	MONTHLY 0.396% 09/15/2010 1,308,439	1,308,439	1,308,882
	BANK OF AMERICA AUTO TRUST	MONTHLY 1.160% 02/15/2012 450,000	450,580	451,094
	BANK OF AMERICA AUTO TRUST	MONTHLY 1.700% 12/15/2011 1,900,000	1,907,422	1,909,741
	BANK OF AMERICA AUTO TRUST	MONTHLY FLTNG 06/20/2011 622,329	621,162	623,972
	BANK OF AMERICA CORP	SEMI-ANN. 4.250% 10/01/2010 1,000,000	1,005,990	1,025,559
	BANK OF AMERICA CORP	SEMI-ANN. 4.500% 08/01/2010 2,000,000	2,029,320	2,041,836
	BANK OF AMERICA CORP	SEMI-ANN. 5.375% 06/15/2014 600,000	614,880	621,439
	BANK OF AMERICA CORP	SEMI-ANN. 5.420% 03/15/2017 500,000	356,375	493,551
	BANK OF AMERICA CORP	SEMI-ANN. 5.750% 12/01/2017 12,500,000	11,858,625	12,800,225
	BANK OF NEW YORK CO INC	QRTRLY FLTNG 06/29/2010 6,000,000	5,821,504	6,000,978
	BANK OF NOVA SCOTIA	0.495% 11/10/2010 10,000,000	10,000,000	10,000,000
	BANKAMERICA CORP	0.000% 03/29/2010 7,950,000	7,935,933	7,943,276
	BARCLAYS BANK PLC	1.5% 07/29/2010 10,200,000	10,200,000	10,200,000
	BAUSCH & LOMB INC	SEMI-ANN. 9.875% 11/01/2015 1,000,000	994,415	1,055,000
	BBVA U.S. SENIOR S.A. UNIPERSONAL	QRTRLY FLTNG 05/24/2011 2,500,000	2,500,000	2,498,635
*	BEAR STEARNS CO	SEMI-ANN. 7.250% 02/01/2018 1,490,000	1,641,169	1,710,301
	BELLSOUTH CORP	SEMI-ANN. 4.750% 11/15/2012 28,000	28,584	29,899
	BELVEDERE	QRTRLY FLTNG 05/15/2013 375,000	470,317	86,085
	BERKSHIRE HATHAWAY FIN CORP	QRTRLY FLTNG 01/11/2011 3,450,000	3,459,263	3,457,148
	BERKSHIRE HATHAWAY FIN CORP	SEMI-ANN. 4.200% 12/15/2010 2,000,000	2,078,200	2,070,560
	BERRY PLASTICS CORP	QRTRLY FLTNG 02/15/2015 500,000	374,375	456,875
	BERRY PLASTICS CORP	SEMI-ANN. 8.250% 11/15/2015 250,000	247,500	251,250
	BERRY PLASTICS CORP	SEMI-ANN. 8.875% 09/15/2014 500,000	508,750	486,250
	BERRY PLASTICS HOLDING CORP	SEMI-ANN. 10.250% 03/01/2016 250,000	243,817	220,000
	BEVERAGE PACKAGING HLDGS	SEMI-ANN. 8.000% 12/15/2016 500,000	670,593	685,380
	BEVERAGE PACKAGING HLDGS	SEMI-ANN. 9.500% 06/15/2017 1,000,000	1,320,891	1,415,811
	BIO RAD LABORATORIES INC	SEMI-ANN. 8.000% 09/15/2016 250,000	245,625	263,750
	BMW VEHICLE LEASE TRUST	MONTHLY 2.040% 04/15/2011 3,810,000	3,838,041	3,830,610
	BMW VEHICLE OWNER TRUST	5.070% 8/25/2011 4,138,597	4,212,789	4,164,351
	BNP PARIBAS	0.50% 12/13/2010 5,200,000	5,200,000	5,200,000
	BNP PARIBAS	QRTRLY FLTNG 03/10/2010 3,500,000	3,500,000	3,502,576
	BNP PARIBAS	QRTRLY FLTNG 06/04/2010 750,000	733,103	751,421
	BNP PARIBAS FIN INC	0.000% 04/19/2010 4,020,000	4,016,610	4,017,347

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2009
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE, RATE
	IDENTITY OF ISSUE, BORROWER,	OF INTEREST, COLLATERAL, PAR, OR		CURRENT
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	COST	VALUE

CORPORATE DEBT SECURITIES (CONTINUED):
	BOEING CAPITAL CORP	SEMI-ANN. 7.375% 09/27/2010 1,155,000	1,230,993	1,214,385
	BOISE CASCADE LLC	SEMI-ANN. 7.125% 10/15/2014 299,000	293,768	267,605
	BOISE PAPER HLDGS LLC	SEMI-ANN. 9.000% 11/01/2017 375,000	380,625	388,594
	BOMBADIER INC	SEMI-ANN. 6.750% 05/01/2012 500,000	438,125	516,250
	BOMBADIER INC	SEMI-ANN. 6.300% 05/01/2014 250,000	198,125	247,500
	BOMBADIER INC	SEMI-ANN. 8.000% 11/15/2014 500,000	506,250	519,375
	BONTEN MEDIA GROUP INC	SEMI-ANN. 9.000% 06/01/2015 274,968	272,548	102,426
	BOSTON SCIENTIFC	SEMI-ANN. 5.450% 06/15/2014 500,000	460,625	525,000
	BOSTON SCIENTIFC	SEMI-ANN. 6.400% 06/15/2016 500,000	413,750	537,500
	BOSTON SCIENTIFC	SEMI-ANN. 7.000% 11/15/2035 286,000	271,700	280,638
	BP CAPITAL MARKETS	QRTRLY FLTNG 03/17/2010 2,600,000	2,606,994	2,601,565
	BRITISH TELECOMMUNICATIONS	SEMI-ANN. FLTNG 12/15/2010 530,000	558,264	567,800
	BSCH ISSUANCES	SEMI-ANN. 7.625% 09/14/2010 1,150,000	1,201,624	1,205,497
	BUFFALO THUNDER DEV AUTH	9.375% 12/15/2014 250,000	250,000	43,750
	BUMBLE BEE FOODS LLC	SEMI-ANN. 7.750% 12/15/2015 625,000	617,644	626,563
	CABLEVISION SYSTEMS CORP	SEMI-ANN. 8.000% 04/15/2012 500,000	493,750	528,750
	CALCIPAR SA FRN SNR GTD	QRTRLY FLTNG 07/01/2014 375,000	432,763	411,755
	CALPINE CONSTRUCTION FIN CO	SEMI-ANN. 8.000% 06/01/2016 250,000	235,418	257,500
	CAPITAL AUTO REC’S ASSET TR	MONTHLY 4.980% 05/15/2011 3,550,988	3,593,393	3,589,490
	CAPITAL AUTO REC’S ASSET TR	MONTHLY 5.000% 04/15/2011 2,891,990	2,933,152	2,916,362
	CAPITAL AUTO REC’S ASSET TR	MONTHLY 5.020% 09/15/2011 1,848,205	1,877,814	1,874,545
	CAPITAL ONE MULTI-ASSET EXEC TR	MONTHLY 4.050% 03/15/2013 3,285,000	3,332,824	3,323,874
	CAPITAL ONE MULTI-ASSET EXEC TR	MONTHLY FLTNG 02/15/2013 560,000	558,644	559,158
	CAPITAL ONE MULTI-ASSET EXEC TR	MONTHLY FLTNG 11/15/2012 743,000	743,377	743,093
	CAPITAL ONE PRIME AUTO REC TR	MONTHLY 5.47% 06/15/2011 651,464	654,707	653,721
	CARDINAL HEALTH 409 INC	SEMI-ANN. FLTNG 04/15/2015 1,576,875	1,550,570	1,423,130
	CARMAX AUTO OWNER TRUST	MONTHLY 3.310% 11/15/2011 4,378,755	4,436,107	4,422,902
	CARMAX AUTO OWNER TRUST	MONTHLY 4.060% 09/15/2011 3,005,760	3,048,968	3,040,982
	CASE NEW HOLLAND	SEMI-ANN. 7.750% 09/01/2013 625,000	606,638	639,063
	CAYLON NY BRANCH	QRTRLY009-MAY-11 9,600,000	9,600,000	9,600,000
	CB RICHARD ELLIS SVCS INC	SEMI-ANN. 11.625% 06/15/2017 250,000	245,849	277,500
	CC HOLDINGS GS V LLC	QRTRLY 7.750% 05/01/2017 375,000	364,095	399,375
	CCH II LLC/CCH II CAPITAL CORP	SEMI-ANN. 13.500% 11/30/2016 91,672	85,989	107,944
	CCM MERGER INC	SEMI-ANN. 8.000% 08/01/2013 250,000	205,625	202,813
	CHARTER COMMUNICATIONS HLDGS	SEMI-ANN. FLTNG 04/30/2012 500,000	451,675	513,750
	CHARTER COMMUNICATIONS OPT	SEMI-ANN. FLTNG 09/15/2014 1,000,000	754,491	1,120,000
	CHESAPEAKE ENERGY CORP	SEMI-ANN. 6.250% 01/15/2017 250,000	325,853	328,199
	CHESAPEAKE ENERGY CORP	SEMI-ANN. 6.500% 08/15/2017 750,000	691,250	735,000
	CHESAPEAKE ENERGY CORP	SEMI-ANN. 6.625% 01/15/2016 500,000	464,063	495,000
	CHESAPEAKE ENERGY CORP	SEMI-ANN. 6.875% 01/15/2016 1,000,000	978,125	1,000,000
	CHESAPEAKE ENERGY CORP	SEMI-ANN. 7.250% 12/15/2018 750,000	677,500	755,625
	CHESAPEAKE ENERGY CORP	SEMI-ANN. 9.500% 02/15/2015 375,000	370,938	411,563
	CHRYSLER FINANCIAL AUTO SEC	MONTHLY 1.011% 07/15/2010 1,137,682	1,137,942	1,138,674
	CHUKCHANSI ECO DEV AUTH	SEMI-ANN. 8.000% 11/15/2013 500,000	413,973	365,000
	CIE GEN GEOPHYSIQUE	SEMI-ANN. 7.750% 05/15/2017 250,000	250,000	248,125
	CIGNA CORP	SEMI-ANN. 6.350% 03/15/2018 1,000,000	998,880	1,006,719
	CINCINNATI BELL INC	SEMI-ANN. 8.375% 01/15/2014 250,000	251,019	254,375
	CIRSA FINANCE	SEMI-ANN. 8.750% 05/15/2014 500,000	716,428	690,473
	CIT GROUP INC	3.8% 11/14/2012 250,000	218,208	252,552
	CIT GROUP INC	4.65% 9/19/2016 500,000	344,487	491,402
	CIT GROUP INC	QRTRLY 7.000% 05/01/2013 178,849	150,366	166,777
	CIT GROUP INC	QRTRLY 7.000% 05/01/2014 383,276	326,705	355,968
	CIT GROUP INC	QRTRLY 7.000% 05/01/2015 268,276	214,029	240,107
	CIT GROUP INC	QRTRLY 7.000% 05/01/2016 447,128	345,599	393,473

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2009
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE, RATE
	IDENTITY OF ISSUE, BORROWER,	OF INTEREST, COLLATERAL, PAR, OR		CURRENT
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	COST	VALUE

CORPORATE DEBT SECURITIES (CONTINUED):
	CIT GROUP INC	QRTRLY 7.000% 05/01/2017 625,980	472,521	543,038
	CITIBANK	QRTRLY FLTNG 09/30/2010 10,000,000	10,000,000	9,998,720
	CITIBANK CREDIT CARD ISSUANCE TR	QRTRLY FLTNG 03/22/2012 5,814,000	5,806,109	5,809,848
	CITIBANK CREDIT CARD ISSUANCE TR	SEMI-ANN. 4.750% 10/22/2012 5,000,000	5,163,672	5,151,842
	CITIBANK CREDIT CARD ISSUANCE TR	SEMI-ANN. 5.500% 06/22/2012 2,420,000	2,477,592	2,475,081
	CITIGROUP FDG INC	0.000% 03/15/2010 7,950,000	7,936,750	7,943,552
	CITIGROUP FDG INC	QRTRLY FLTNG 05/05/2011 4,000,000	4,000,220	3,997,540
	CITIGROUP FDG INC	QRTRLY FLTNG 05/07/2010 300,000	300,000	300,685
	CITIGROUP INC	SEMI-ANN. 5.000% 09/15/2014 250,000	168,750	241,006
	CITIGROUP INC	SEMI-ANN. 5.500% 02/15/2017 250,000	171,875	236,583
	CITIGROUP INC	SEMI-ANN. 5.875% 05/29/2037 220,000	190,128	193,861
	CITIGROUP INC	SEMI-ANN. 6.000% 08/15/2017 11,700,000	10,660,338	11,695,519
	CITIGROUP INC	SEMI-ANN. 6.125% 05/15/2018 1,200,000	1,195,740	1,206,490
	CITIGROUP INC	SEMI-ANN. 6.500% 08/19/2013 2,410,000	2,371,893	2,567,115
	CITIGROUP INC	SEMI-ANN. 6.875% 03/05/2038 1,370,000	1,352,039	1,367,285
	CLEAR CHANNEL COMM INC	SEMI-ANN. 5.500% 12/15/2016 500,000	418,438	277,500
	CLEAR CHANNEL COMM INC	SEMI-ANN. 5.750% 01/15/2013 1,000,000	896,250	792,500
	CLEARWIRE CORP	SEMI-ANN. 12.000% 12/01/2015 1,000,000	1,000,000	1,015,000
	CLEVELAND ELCTRC ILLUMNG CO	SEMI-ANN. 5.700% 04/01/2017 40,000	33,681	40,724
	CME GROUP INC	QRTRLY FLTNG 08/06/2010 7,600,000	7,638,261	7,630,347
	CNH EQUIP TR	MONTHLY 2.400% 05/15/2011 26,777	26,913	26,795
	CNH EQUIP TR	MONTHLY 4.060% 10/17/2011 170,691	172,485	172,135
	CNH EQUIP TR	MONTHLY 5.400% 10/17/2011 630,988	639,802	635,167
	CNH EQUIP TR	MONTHLY FLTNG 10/17/2011 1,022,015	1,022,574	1,022,092
	CNH EQUIP TR	MONTHLY 0.421% 12/03/2010 2,457,471	2,457,471	2,458,668
	COCA-COLA COMPANY	ZERO COUPON 01/15/2010 7,900,000	7,896,559	7,899,508
	CODELCO INC	SEMI-ANN. 4.750% 10/15/2014 223,000	208,082	238,765
	CODERE FINANCE	SEMI-ANN. 8.250% 06/15/2015 750,000	991,217	974,536
	COGNIS GMBH	SEMI-ANN. 05/15/2013 750,000	818,370	1,017,794
	COGNIS GMBH	SEMI-ANN. 9.500% 05/15/2014 875,000	1,026,818	1,308,761
	COLUMBIA HCA HEALTHCARE CORP	SEMI-ANN. 7.190% 11/15/2015 100,000	96,378	93,000
	COLUMBIA HCA HEALTHCARE CORP	SEMI-ANN. 7.750% 07/15/2036 707,000	656,962	629,230
	COMMERCIAL BARGE LINE CO	12.5% 07/15/2017 375,000	356,929	390,000
	COMMUNITY HEALTH SYSTEMS INC	SEMI-ANN. 8.875% 07/15/2015 1,250,000	1,209,533	1,293,750
	COMSTOCK RESOURCES INC	SEMI-ANN. 8.375% 10/15/2017 625,000	622,813	639,063
	CONNECTICUT RRB SPL PURP TST	QRTRLY 6.210% 12/30/2011 1,347,198	1,390,720	1,389,681
	CONOCO FUNDING CO	SEMI-ANN. 7.250% 10/15/2031 3,000	3,276	3,476
	CONOCOPHILLIPS	SEMI-ANN. 4.750% 10/15/2012 25,000	25,882	26,788
	CONSTELLATION BRANDS INC	SEMI-ANN. 7.250% 05/15/2017 750,000	700,000	760,313
	CONSTELLATION BRANDS INC	SEMI-ANN. 8.375% 12/15/2014 375,000	352,031	399,375
	CONTINENTAL RESOURCES INC	SEMI-ANN. 8.250% 10/01/2019 250,000	250,002	262,500
	CPG INTERNATIONAL I INC	SEMI-ANN. 10.500% 07/01/2013 779,000	794,360	736,155
	CPL TRANSITION FUNDING LLC	5.560% 01/15/2012 1,017,266	1,028,551	1,019,281
	CPM HLDGS INC	SEMI-ANN. 10.625% 09/01/2014 375,000	367,879	395,625
	CREDIT IND	0.68% 09/09/2010 2,500,000	2,500,000	2,500,000
	CREDIT SUISSE FB USA INC	4.125% 01/15/2010 2,500,000	2,504,700	2,502,208
	CREDIT SUISSE FB USA INC	4.875% 08/15/2010 1,400,000	1,453,890	1,437,971
	CREDIT SUISSE FB USA INC	QRTRLY FLTNG 03/02/2011 2,000,000	1,999,900	1,998,650
	CROWN AMERICAS LLC	SEMI-ANN. 7.625% 05/15/2017 250,000	242,730	259,375
	CROWN AMERICAS LLC	SEMI-ANN. 7.750% 11/15/2015 500,000	495,054	517,500
	CROWN CASTLE INT’L CORP	SEMI-ANN. 7.125% 11/01/2019 500,000	497,500	495,000
	CROWN CASTLE INT’L CORP	SEMI-ANN. 9.000% 01/15/2015 500,000	480,207	532,500
	CSC HOLDINGS INC	SEMI-ANN. 6.750% 04/15/2012 161,000	152,910	166,233
	CSC HOLDINGS INC	SEMI-ANN. 8.500% 04/15/2014 500,000	471,563	532,500

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2009
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE, RATE
	IDENTITY OF ISSUE, BORROWER,	OF INTEREST, COLLATERAL, PAR, OR		CURRENT
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	COST	VALUE

CORPORATE DEBT SECURITIES (CONTINUED):
	CSC HOLDINGS INC	SEMI-ANN. 8.500% 06/15/2015 750,000	648,125	798,750
	CSC HOLDINGS INC	SEMI-ANN. 8.625% 02/15/2019 500,000	485,000	538,125
	CVS CAREMARK CORPORATION	MONTHLY 5.880% 01/10/2028 210,379	203,019	196,818
	CVS CAREMARK CORP	6.036% 12/10/2028 841,757	619,255	796,588
	D.R. HORTON INC	SEMI-ANN. 4.875% 01/15/2010 500,000	481,250	500,000
	D.R. HORTON INC	SEMI-ANN. 5.625% 01/15/2016 250,000	206,875	233,750
	DAIMLER NORTH AMERICA CORP	SEMI-ANN. 7.300% 01/15/2012 656,000	619,942	713,165
	DAIMLERCHRYSLER AUTO TR	MONTHLY 4.940% 2,212	2,221	2,214
	DAIMLERCHRYSLER AUTO TR	MONTHLY 3.810% 06/08/2011 3,401,786	3,431,514	3,422,581
	DAIMLERCHRYSLER AUTO TR	MONTHLY 4.980% 02/08/2011 1,154,574	1,161,268	1,156,120
	DAVITA INC	SEMI-ANN. 6.625% 03/15/2013 125,000	121,719	125,313
	DAVITA INC	SEMI-ANN. 7.250% 03/15/2015 500,000	481,875	501,250
	DEAN FOODS CO	SEMI-ANN. 7.000% 06/01/2016 500,000	491,562	490,000
	DEERE JOHN CAP CORP	QRTRLY FLTNG 01/18/2011 2,550,000	2,552,554	2,565,519
	DEERE JOHN CAP CORP	QRTRLY FLTNG 02/26/2010 900,000	897,201	900,611
	DEERE JOHN CAP CORP	QRTRLY FLTNG 08/19/2010 1,000,000	1,003,500	1,002,574
	DELL INC	ZERO COUPON 02/09/2010 7,950,000	7,948,364	7,948,880
	DETROIT EDISON CO	SEMI-ANN. 6.125% 10/01/2010 153,000	155,827	158,985
	DEUTSCHE BANK	0.000% 04/08/2010 7,900,000	7,888,418	7,893,827
	DEUTSCHE BANK AG LONDON	SEMI-ANN. 5.000% 10/12/2010 750,000	775,950	777,051
	DEUTSCHE TELE	SEMI-ANN. 5.250% 07/22/2013 3,000	2,994	3,185
	DEX MEDIA INC	SEMI-ANN. ZERO CPN 11/15/2013 250,000	225,353	63,125
	DEXIA CREDIT LOCAL NY NTEED	0.950% 05/12/2010 4,500,000	4,500,201	4,500,162
	DIGICEL GROUP LTD	SEMI-ANN. 8.875% 01/15/2015 875,000	745,625	848,750
	DIGICEL GROUP LTD	SEMI-ANN. FLTNG 01/15/2015 250,000	240,959	246,250
	DIRECTV HLDGS	SEMI-ANN. 7.625% 05/15/2016 2,000,000	1,910,052	2,185,000
	DISCOVER CARD	MONTHLY FLTNG 07/15/2012 1,800,000	1,799,719	1,800,114
	DISCOVER CARD	MONTHLY FLTNG 09/15/2012 6,100,000	6,094,996	6,097,500
	DISH DBS CORP	7.875% 09/01/2019 250,000	254,375	262,188
	DISNEY WALT CO	QRTRLY FLTNG 07/16/2010 2,000,000	1,980,000	2,001,114
	DJO FINANCE LLC	SEMI-ANN. 10.875% 11/15/2014 750,000	728,978	791,250
	DNB NOR BNK AS NEW YRK	0.650% 10/13/2010 7,050,000	7,050,708	7,050,554
	DOLE FOOD CO INC	SEMI-ANN. 13.875% 03/15/2014 325,000	303,875	390,813
	DOMTAR CORPORATION	SEMI-ANN. 10.750% 06/01/2017 500,000	483,750	587,500
	DOUGLAS DYNAMICS LLC	SEMI-ANN. 7.750% 01/15/2012 250,000	235,937	235,000
	DR HORTON INC	SEMI-ANN. 5.375% 06/15/2012 250,000	214,375	252,500
	DRESSER RAND GROUP	SEMI-ANN. FLTNG 11/01/2014 750,000	726,250	742,500
	DUKE ENERGY CORP	SEMI-ANN. 5.625% 11/30/2012 1,329,000	1,364,688	1,450,881
	DYNEGY HLDGS INC	SEMI-ANN. 7.750% 06/01/2019 625,000	614,596	542,188
	DYNEGY HLDGS INC	SEMI-ANN. 8.375% 05/01/2016 500,000	510,057	475,000
	E TRADE FINANCIAL CORP	SEMI-ANN. 7.375% 09/15/2013 375,000	358,125	349,219
	ECHOSTAR DBS CORP	SEMI-ANN. 6.625% 10/01/2014 500,000	491,250	504,375
	ECHOSTAR DBS CORP	SEMI-ANN. 7.000% 10/01/2013 500,000	493,888	514,375
	ECHOSTAR DBS CORP	SEMI-ANN. 7.125% 02/01/2016 250,000	181,250	255,313
	ECHOSTAR DBS CORP	SEMI-ANN. 7.750% 05/31/2015 500,000	506,583	523,750
	EDCON HOLDINGS	QRTRLY FLTNG 06/15/2014 500,000	642,854	459,120
	EDISON MISSION ENERGY	SEMI-ANN. 7.000% 05/15/2017 500,000	501,179	395,000
	EDISON MISSION ENERGY	SEMI-ANN. 7.200% 05/15/2019 500,000	501,786	378,750
	EDISON MISSION ENERGY	SEMI-ANN. 7.750% 06/15/2016 500,000	459,760	425,000
	EL PASO CORP	SEMI-ANN. 7.000% 06/15/2017 1,000,000	840,000	991,792
	EL PASO CORP	SEMI-ANN. 7.750% 01/15/2032 405,000	302,043	382,973
	EL PASO CORP	SEMI-ANN. 7.800% 08/01/2031 1,697,000	1,468,595	1,597,612
	EL PASO NATURAL GAS	SEMI-ANN. 7.500% 11/15/2026 74,000	72,488	81,175
	EL PASO NATURAL GAS	SEMI-ANN. 8.375% 06/15/2032 70,000	62,621	83,131

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2009
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE, RATE
	IDENTITY OF ISSUE, BORROWER,	OF INTEREST, COLLATERAL, PAR, OR		CURRENT
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	COST	VALUE

CORPORATE DEBT SECURITIES (CONTINUED):
	EL PASO NATURAL GAS	SEMI-ANN. 8.625% 01/15/2022 204,000	220,548	238,046
	ELAN FINANCE CORP	SEMI-ANN. 8.875% 12/01/2013 250,000	251,193	248,750
	EMBARQ CORPORATION	SEMI-ANN. 7.082% 06/01/2016 1,000,000	920,000	1,104,578
	EMERSON ELECTRIC CO	SEMI-ANN. 7.125% 08/15/2010 2,560,000	2,715,495	2,671,101
	ENCORE ACQUISITION CO	SEMI-ANN. 6.000% 07/15/2015 750,000	675,000	750,000
	ENCORE ACQUISITION CO	SEMI-ANN. 9.500% 05/01/2016 375,000	345,855	395,625
	EQUISTAR CHEMICALS	SEMI-ANN. 7.55% 02/15/2026 409,000	398,305	290,390
	ESSAR STEEL ALGOMA INC	SEMI-ANN. 9.375% 03/15/2015 625,000	615,711	616,406
	ESTERLINE TECHNOLOGIES CORP	SEMI-ANN. 6.625% 03/01/2017 500,000	500,000	487,500
	EUROPCAR GROUPE	QRTRLY FLTNG 05/15/2013 250,000	282,931	300,706
	EUROPCAR GROUPE	SEMI-ANN. 8.125% 05/15/2014 500,000	720,733	611,562
	EXCO RESOURCES INC	SEMI-ANN. 7.250% 01/15/2011 500,000	501,875	498,750
	EXPORTFINANS	SEMI-ANN. 5.500% 05/25/2016 1,053,000	1,087,951	1,134,491
	FCE BANK	ANNUAL 7.125% 01/16/2012 1,000,000	1,356,625	1,420,402
	FEDERATED RETAIL HOLDING	SEMI-ANN. 5.350% 03/15/2012 250,000	223,125	255,313
	FIRST DATA CORP	SEMI-ANN. 11.250% 03/31/2016 250,000	195,861	213,750
	FIRST DATA CORP	SEMI-ANN. 9.875% 09/24/2015 2,000,000	1,735,448	1,865,000
	FIRST DATA CORP	SEMI-ANN. FLTNG 09/24/2015 2,026,375	1,759,463	1,798,408
	FIRSTENERGY CORP	SEMI-ANN. 6.450% 11/15/2011 4,000	3,978	4,289
	FIRSTENERGY CORP	SEMI-ANN. 7.375% 11/15/2031 1,108,000	1,057,529	1,200,963
	FISHER SCIENTIFIC INTERNATIONAL	SEMI-ANN. 6.125% 07/01/2015 413,000	398,029	425,906
	FOODCORP	SEMI-ANN. 8.875% 06/15/2012 500,000	563,622	698,544
	FORD CREDIT AUTO OWNER TRUST	MONTHLY 0.988% 06/15/2010 55,373	55,373	55,389
	FORD CREDIT AUTO OWNER TRUST	MONTHLY 2.100% 11/15/2011 1,160,000	1,167,950	1,167,270
	FORD CREDIT AUTO OWNER TRUST	MONTHLY 3.720% 01/15/2011 1,857,287	1,869,700	1,862,317
	FORD CREDIT AUTO OWNER TRUST	MONTHLY 5.400% 08/15/2011 2,195,620	2,233,872	2,227,766
	FORD CREDIT AUTO OWNER TRUST	MONTHLY 5.07% 12/15/2010 932,780	940,019	936,107
	FORD MOTOR CO	SEMI-ANN. 8.000% 12/15/2016 250,000	245,312	250,332
	FORD MOTOR CREDIT CO	SEMI-ANN. 12.000% 05/15/2015 500,000	406,250	579,814
	FORD MOTOR CREDIT CO	SEMI-ANN. 7.000% 10/01/2013 1,396,000	1,163,225	1,393,898
	FORD MOTOR CREDIT CO	SEMI-ANN. 7.250% 10/25/2011 2,103,000	1,820,992	2,123,803
	FORD MOTOR CREDIT CO	SEMI-ANN. 7.375% 02/01/2011 250,000	188,750	255,097
	FORD MOTOR CREDIT CO	SEMI-ANN. 7.875% 06/15/2010 250,000	207,500	253,777
	FORD MOTOR CREDIT CO	SEMI-ANN. 9.875% 08/10/2011 375,000	378,437	392,633
	FOREST OIL CORP	SEMI-ANN. 8.500% 02/15/2014 375,000	360,931	391,875
	FREEDOM GROUP INC	SEMI-ANN. 10.250% 08/01/2015 375,000	377,379	397,969
	FREEPORT-MCMORAN CPPR & GOLD INC	SEMI-ANN. 8.250% 04/01/2015 750,000	615,625	817,500
	FREEPORT-MCMORAN CPPR & GOLD INC	SEMI-ANN. FLTNG 04/01/2015 250,000	241,563	248,595
	FREESCALE SEMICONDUCTOR INC	SEMI-ANN. FLTNG 12/15/2014 1,101,193	1,094,467	973,179
	FRESENIUS US FINANCE II INC	SEMI-ANN. 9.000% 07/15/2015 750,000	746,250	825,000
	FRONTIER COMMUNICATIONS CORP	SEMI-ANN. 6.250% 01/15/2013 250,000	226,250	250,625
	FRONTIER COMMUNICATIONS CORP	SEMI-ANN. 6.625% 03/15/2015 750,000	537,500	729,375
	FS FUNDING	SEMI-ANN. 8.875% 05/15/2016 750,000	682,278	1,040,445
	GALAXY ENTERTAINMENT	SEMI-ANN. 9.875% 12/15/2012 800,000	832,000	800,000
	GATX FINL CORP	SEMI-ANN. 5.800% 03/01/2016 1,000,000	996,290	963,743
	GCI INC	SEMI-ANN. 8.625% 11/15/2019 375,000	373,550	378,281
	GE CAPITAL CREDIT CARD	MONTHLY FLTNG 03/15/2013 7,951,000	7,938,756	7,939,125
	GENERAL ELECTRIC CAPITAL CORP	0.000% 04/13/2010 7,900,000	7,893,641	7,894,852
	GENERAL ELECTRIC CAPITAL CORP	QRTRLY FLTNG 01/26/2011 2,300,000	2,275,981	2,291,368
	GENERAL ELECTRIC CAPITAL CORP	QRTRLY FLTNG 03/11/2011 4,000,000	4,008,012	4,009,164
	GENERAL ELECTRIC CAPITAL CORP	QRTRLY FLTNG 03/20/2013 1,100,000	1,028,753	1,038,356
	GENERAL ELECTRIC CAPITAL CORP	QRTRLY FLTNG 06/20/2014 4,300,000	3,877,138	3,894,295
	GENERAL ELECTRIC CAPITAL CORP	QRTRLY FLTNG 08/20/2010 2,284,000	2,279,530	2,283,482
	GENERAL ELECTRIC CAPITAL CORP	SEMI-ANN. 5.450% 01/15/2013 42,000	42,465	44,650

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2009
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE, RATE
	IDENTITY OF ISSUE, BORROWER,	OF INTEREST, COLLATERAL, PAR, OR		CURRENT
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	COST	VALUE

CORPORATE DEBT SECURITIES (CONTINUED):
	GENERAL ELECTRIC CAPITAL CORP	SEMI-ANN. FLTNG 11/15/2067 60,000	39,546	52,050
	GENERAL ELECTRIC CO	SEMI-ANN. 5.000% 02/01/2013 225,000	227,853	238,041
	GENERAL MOTORS	8.375% 07/15/2033 750,000	680,435	202,500
	GENERAL MOTORS	ANNUAL 6.000% 05/23/2012 125,000	121,973	169,256
	GENERAL NUTRITION CENTER	SEMI-ANN. FLTNG 03/15/2014 625,000	570,312	582,813
	GEO GROUP INC	SEMI-ANN. 7.750% 10/15/2017 375,000	369,551	383,906
	GEORGIA PACIFIC CORP	SEMI-ANN. 7.000% 01/15/2015 750,000	725,937	759,375
	GEORGIA PACIFIC CORP	SEMI-ANN. 7.125% 01/15/2017 250,000	250,000	253,125
	GEORGIA PACIFIC CORP	SEMI-ANN. 7.750% 11/15/2029 525,000	480,375	518,438
	GEORGIA PACIFIC CORP	SEMI-ANN. 8.000% 01/15/2024 500,000	472,500	510,000
	GEORGIA PACIFIC CORP	SEMI-ANN. 8.250% 05/01/2016 500,000	489,375	530,000
	GEORGIA POWER COMPANY	QRTRLY FLTNG 03/17/2010 5,000,000	5,034,400	5,006,805
	GERRESHEIMER HLDGS GMBH	SEMI-ANN. 7.875% 03/01/2015 300,000	392,540	434,729
	GLAXOSMITHKLINE CAPITAL INC	QRTRLY FLTNG 05/13/2010 7,000,000	6,949,954	7,015,764
	GLITNIR BANKI HF	6.33% 07/28/2011 590,000	39,825	123,900
	GLITNIR BANKI HF	6.375% 09/25/2012 680,000	45,900	142,800
	GLITNIR BANKI HF	6.693% 06/15/2016 1,060,000	106	106
	GMAC INC	ANNUAL 5.375% 06/06/2011 331,000	317,670	318,587
	GMAC INC	SEMI-ANN. 6.875% 09/15/2011 1,500,000	1,372,803	1,477,500
	GMAC INC	SEMI-ANN. 8.000% 11/01/2031 2,421,000	1,506,671	2,178,900
	GMAC INC	SEMI-ANN. 8.000% 12/31/2018 65,000	24,587	57,200
	GMAC INTL	ANNUAL 5.750% 05/21/2010 500,000	739,429	712,461
	GMAC LLC	SEMI-ANN. 5.75% 9/27/2010 221,000	219,697	216,580
	GMAC LLC	SEMI-ANN. 6.625% 05/12/2012 250,000	203,210	245,000
	GMAC LLC	SEMI-ANN. 6.750% 12/01/2014 500,000	456,305	475,000
	GMAC LLC	SEMI-ANN. 6.875% 8/28/2012 250,000	210,000	245,000
	GMAC LLC	SEMI-ANN. 7.250% 03/02/2011 1,000,000	900,250	990,000
	GMAC LLC	SEMI-ANN. 7.500% 12/31/2013 308,000	190,315	297,220
	GOLDMAN SACHS GROUP INC	QRTRLY FLTNG 02/06/2012 3,150,000	2,663,325	3,126,501
	GOLDMAN SACHS GROUP INC	QRTRLY FLTNG 03/15/2011 4,000,000	4,008,056	4,007,984
	GOLDMAN SACHS GROUP INC	QRTRLY FLTNG 03/22/2016 8,300,000	5,722,850	7,643,810
	GOLDMAN SACHS GROUP INC	SEMI-ANN. 5.450% 11/01/2012 120,000	116,894	129,021
	GOLDMAN SACHS GROUP INC	SEMI-ANN. 5.625% 01/15/2017 910,000	776,207	929,438
	GOLDMAN SACHS GROUP LP	SEMI-ANN. 4.500% 06/15/2010 286,000	284,199	291,155
	GOODYEAR TIRE & RUBBER CO	SEMI-ANN. 10.500% 05/15/2016 250,000	247,812	276,250
	GOODYEAR TIRE & RUBBER CO	SEMI-ANN. 8.625% 12/01/2011 750,000	639,375	778,125
	GRAHAM PACKAGING CO	SEMI-ANN. 9.875% 10/15/2014 1,250,000	1,255,625	1,275,000
	GRAPHIC PACKAGING INTL INC	SEMI-ANN. 9.500% 06/15/2017 375,000	385,857	397,500
	GRAPHIC PACKAGING INTL INC	SEMI-ANN. 9.500% 08/15/2013 750,000	770,156	774,375
	GREAT LAKES DREDGE & DOCKS CORP	SEMI-ANN. 7.750% 12/15/2013 351,000	331,150	349,245
	GROHE HOLDINGS	QRTRLY FLTNG 01/15/2014 500,000	526,665	609,482
	GROHE HOLDINGS	SEMI-ANN. 8.625% 10/01/2014 1,250,000	1,549,941	1,572,486
	GS AUTO LN TR 2007	MONTHLY 5.390% 12/15/2011 6,210,481	6,326,947	6,297,857
	HARLEY-DAVIDSON MTR TR	MONTHLY 5.220% 03/15/2012 1,251,389	1,264,511	1,259,268
	HARRAHS OPER ESCROW LLC	SEMI-ANN. 11.250% 06/01/2017 500,000	516,250	523,125
	HARRAHS OPERATING CO INC	10.0% 12/15/2018 261,000	457,294	209,452
	HARRAHS OPERATING CO INC	SEMI-ANN. 10.000% 12/15/2018 395,000	475,956	316,987
	HBOS	SEMI-ANN. 6.750% 05/21/2018 800,000	796,672	742,325
	HBOS TREASURY SERVICES	SEMI-ANN. 5.250% 02/21/2017 210,000	203,373	208,247
	HCA INC	SEMI-ANN. 6.250% 02/15/2013 500,000	439,687	486,250
	HCA INC	SEMI-ANN. 6.300% 10/01/2012 250,000	201,250	250,000
	HCA INC	SEMI-ANN. 6.375% 01/15/2015 750,000	636,250	707,812
	HCA INC	SEMI-ANN. 7.875% 02/15/2020 1,000,000	1,003,437	1,041,250
	HCA INC	SEMI-ANN. 9.125% 11/15/2014 1,000,000	933,125	1,055,000

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2009
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE, RATE
	IDENTITY OF ISSUE, BORROWER,	OF INTEREST, COLLATERAL, PAR, OR		CURRENT
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	COST	VALUE

CORPORATE DEBT SECURITIES (CONTINUED):
	HCA INC	SEMI-ANN. 9.250% 11/15/2016 1,010,000	994,527	1,084,488
	HCA INC	SEMI-ANN. FLTNG 11/15/2016 2,013,000	1,877,037	2,179,073
	HCA-HEALTHCARE CO	SEMI-ANN. 8.750% 11/01/2010 125,000	170,614	205,389
	HELIX ENERGY SOLUTIONS GROUP INC	9.5% 01/15/2016 250,000	250,000	256,250
	HELLAS TELECOM	QRTRLY FLTNG 10/15/2012 500,000	637,166	599,295
	HERTZ CORP	SEMI-ANN. 10.500% 01/01/2016 500,000	531,878	533,750
	HERTZ CORP	SEMI-ANN. 8.875% 01/01/2014 750,000	770,881	766,875
	HEWLETT-PACKARD CO	QRTRLY FLTNG 06/15/2010 2,000,000	1,980,000	2,000,974
	HEXION US FIN CORP	SEMI-ANN. 9.750% 11/15/2014 375,000	384,472	367,500
	HOME EQUITY MORTGAGE	MONTHLY FLTNG 04/25/2037 1,500,000	332,001	638,202
	HONDA AUT0 RECEIVABLES	MONTHLY 0.754% 07/15/2010 1,768,511	1,768,511	1,769,671
	HONDA AUT0 RECEIVABLES	MONTHLY 1.317% 05/15/2010 86,325	86,395	86,360
	HONDA AUT0 RECEIVABLES	MONTHLY 1.500% 08/15/2011 300,000	301,401	301,477
	HONDA AUT0 RECEIVABLES	MONTHLY 2.220% 08/15/2011 845,000	851,423	850,736
	HONDA AUT0 RECEIVABLES	MONTHLY 5.100% 03/18/2011 3,516,429	3,551,972	3,542,055
	HONDA AUT0 RECEIVABLES	MONTHLY 5.460% 05/23/2011 88,819	89,909	89,780
	HONEYWELL INTERNATIONAL INC	SEMI-ANN. 7.500% 03/01/2010 2,600,000	2,749,110	2,631,278
	HOST MARRIOTT LP	SEMI-ANN. 6.750% 06/01/2016 500,000	440,000	497,500
	HOST MARRIOTT LP	SEMI-ANN. 7.000% 08/15/2012 689,000	680,771	700,196
	HOUSEHOLD FINANCE CORP	7.0% 05/15/2012 757,000	793,671	823,132
	HSBC AMERICAS INC.	ZERO COUPON 1/4/2010 7,950,000	7,945,641	7,949,861
	HSBC CAPITAL FUNDING	SEMI-ANN. FLTNG 12/31/2049 293,000	153,753	250,101
	HSBC FINANCE CORP	6.75% 05/15/2011 279,000	288,756	294,869
	HSBC FINANCE CORP	1,3% 02/01/2010 2,700,000	2,685,233	2,697,457
	HUB INTL HOLDINGS	SEMI-ANN. 9.000% 12/15/2014 625,000	594,687	596,875
	HUNTINGTON AUTO TRUST	MONTHLY 1.989% 4/15/2010 52,677	52,677	52,713
	HUNTINGTON AUTO TRUST	MONTHLY 3.480% 07/15/2011 7,115,000	7,205,863	7,159,102
	HUNTSMAN LLC	MONTHLY 6.825% 11/15/2013 375,000	439,756	502,683
	HYUNDAI AUTO RECEIVABLES TRUST	MONTHLY 1.110% 02/15/2012 805,000	806,401	806,923
	HYUNDAI AUTO RECEIVABLES TRUST	MONTHLY 4.160% 05/15/2011 3,208,144	3,243,638	3,231,777
	HYUNDAI AUTO RECEIVABLES TRUST	MONTHLY 5.110% 04/15/2011 2,616,399	2,639,330	2,629,858
	IMPRESS METAL PACKAGING HLDGS	QRTRLY FLTNG 09/15/2013 250,000	312,556	342,780
	IMPRESS METAL PACKAGING HLDGS	SEMI-ANN. 9.250% 09/15/2014 750,000	938,822	1,127,175
	INGLES MARKET INC	SEMI-ANN. 8.875% 05/15/2017 250,000	241,690	260,000
	INMARSAT FINANCE PLC	SEMI-ANN. 7.375% 12/01/2017 250,000	248,140	255,625
	INTELSAT BERMUDA	SEMI-ANN. 11.250% 06/15/2016 500,000	507,771	541,250
	INTELSAT BERMUDA	SEMI-ANN. FLTNG 02/04/2017 1,648,437	1,400,937	1,619,589
	INTELSAT INTERMEDIATE HLDG CO	SEMI-ANN. FLTNG 02/01/2015 750,000	636,374	770,625
	INTELSAT JACKSON HLDGS LTD	SEMI-ANN. 9.500% 06/15/2016 375,000	342,778	401,250
	INTELSAT LTD	SEMI-ANN. 7.625% 04/15/2012 750,000	692,500	742,500
	INTELSAT SUBSIDIAR	SEMI-ANN. 8.500% 01/15/2013 750,000	702,128	765,000
	INTELSAT SUBSIDIAR	SEMI-ANN. 8.875% 01/15/2015 750,000	734,301	776,250
	INVERNESS MED INNOVATIONS INC	SEMI-ANN. 9.000% 05/15/2016 375,000	363,100	384,375
	INVISTA	SEMI-ANN. 9.250% 05/01/2012 500,000	525,000	507,500
	JARDEN CORP	SEMI-ANN. 7.500% 05/01/2017 500,000	500,000	498,750
	JARDEN CORP	SEMI-ANN. 8.000% 05/01/2016 250,000	243,437	258,125
	JBS USA LLC	SEMI-ANN. 11.625% 05/01/2014 500,000	480,000	557,500
	JEFFERSON SMURFIT CORP	SEMI-ANN 8.25% 10/01/2012 500,000	483,027	440,000
	JOHN DEERE OWNER TRUST	MONTHLY 0.344% 11/02/2010 2,389,956	2,389,956	2,390,772
	JOHN DEERE OWNER TRUST	MONTHLY 1.131% 07/02/2010 1,528,221	1,528,221	1,530,632
	JOHNSON & JOHNSON	0.000% 06/01/2010 7,950,000	7,942,805	7,943,998
	JOHNSONDIVERSEY INC	SEMI-ANN. 8.250% 11/15/2019 250,000	251,562	253,125
	JOSTENS IH CORP	SEMI-ANN. 7.625% 10/01/2012 500,000	471,250	502,500
	JSG FUNDING	SEMI-ANN. 7.750% 04/01/2015 625,000	592,010	766,238

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2009
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE, RATE
	IDENTITY OF ISSUE, BORROWER,	OF INTEREST, COLLATERAL, PAR, OR		CURRENT
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	COST	VALUE

CORPORATE DEBT SECURITIES (CONTINUED):
	KABEL DEUTSCHLAND GMBH	SEMI-ANN. 10.625% 07/01/2014 500,000	554,375	522,500
	KERR MCGEE CORP	SEMI-ANN. 6.950% 07/01/2024 570,000	494,542	617,303
	KEY ENERGY SERVICES INC	SEMI-ANN. 8.375% 12/01/2014 500,000	502,207	501,250
	KRATON POLYMERS LLC/CAP CORP	SEMI-ANN. 8.125% 01/15/2014 500,000	348,125	450,000
	L-3 COMMUNICATIONS CORP	SEMI-ANN. 6.125% 01/15/2014 500,000	440,000	503,125
	L-3 COMMUNICATIONS CORP	SEMI-ANN. 6.375% 10/15/2015 1,000,000	970,000	1,003,750
	LAMAR MEDIA CORP	SEMI-ANN. 6.625% 08/15/2015 750,000	643,125	720,000
	LECTA SA FRN	QRTRLY FLTNG 02/15/2014 500,000	423,669	583,477
	LEGRAND PROMESSE	SEMI-ANN. 8.500% 02/15/2025 250,000	288,750	261,238
	LEHMAN BROS HLDGS INC	5.25% 02/06/2012 210,000	26,775	40,950
	LEHMAN BROS HLDGS INC	6.20% 09/26/2014 340,000	43,350	66,300
	LEHMAN BROS HLDGS INC	6.5% 07/19/2017 190,000	19	57
	LEHMAN BROS HLDGS INC	6.75 12/28/2017 1,890,000	189	567
	LEHMAN BROS HLDGS INC	6.875% 05/02/2018 300,000	299,007	62,250
	LEVEL 3 FINANCING INC	SEMI-ANN. 9.250% 11/01/2014 500,000	512,448	472,500
	LIN TELEVISION CORP	SEMI-ANN. 6.500% 05/15/2013 500,000	461,875	475,000
	LLOYDS TSB BANK PLC	SEMI-ANN. 2.300% 04/01/2011 2,000,000	2,036,840	2,027,466
	LOCAL TV FIN LLC	SEMI-ANN. FLTNG 06/15/2015 275,625	275,123	118,519
	LUCENT TECHNOLOGIES	SEMI-ANN. 6.450% 03/15/2029 750,000	637,500	537,187
	MACY’S INC	SEMI-ANN. 5.900% 12/01/2016 500,000	396,770	487,500
	MASSACHUSETTS RRB	SEMI-ANN. 7.030% 03/15/2012 1,614,271	1,647,896	1,636,055
	MASSEY ENERGY CO	SEMI-ANN. 6.875% 12/15/2013 500,000	486,250	499,375
	MECACHROME INTL INC	9.0% 05/15/2014 250,000	317,403	32,282
	MELLON FINANCIAL CO	SEMI-ANN. 6.375% 02/15/2010 750,000	779,460	753,853
	MERITAGE HOMES CORP	SEMI-ANN. 6.250% 03/15/2015 500,000	310,000	460,000
	MERRILL LYNCH & CO	SEMI-ANN. 4.25% 02/08/2010 2,200,000	2,228,600	2,207,069
	METROPOLITAN LIFE GLOBAL FDG	SEMI-ANN. 4.50% 05/05/2010 1,500,000	1,523,730	1,513,398
	METROPOLITAN LIFE GLOBAL FDG	QTRLY FLTNG 09/17/2010 7,500,000	7,515,258	7,505,977
	MGM MIRAGE INC	SEMI-ANN. 13.000% 11/15/2013 250,000	234,613	286,875
	MGM MIRAGE INC	SEMI-ANN. 6.750% 04/01/2013 750,000	703,750	646,875
	MGM MIRAGE INC	SEMI-ANN. 6.750% 09/01/2012 750,000	702,705	669,375
	MGM MIRAGE INC	SEMI-ANN. 7.500% 06/01/2016 500,000	502,709	390,000
	MGM MIRAGE INC	SEMI-ANN. 8.500% 09/15/2010 555,000	577,519	552,225
	MICHAELS STORES INC	SEMI-ANN. 10.000% 11/01/2014 250,000	256,148	258,750
	MICHAELS STORES INC	SEMI-ANN. 11.375% 11/01/2016 625,000	654,437	657,812
	MICROSOFT CORPORATION	0.14% 01/12/2010 7,950,000	7,946,986	7,949,684
	MIRAGE RESORTS INC	SEMI-ANN. 8.375% 02/01/2011 290,000	297,250	274,775
	MIRANT AMERICAS GENERATION LLC	SEMI-ANN. 8.300% 05/01/2011 500,000	516,875	512,500
	MIRANT NORTH AMERICA LLC	SEMI-ANN. 7.375% 12/31/2013 625,000	608,756	617,969
	MOBILE MINI	SEMI-ANN. 6.875% 05/01/2015 500,000	497,855	472,500
	MOHEGAN TRIBAL GAMING	SEMI-ANN. 7.125% 08/15/2014 461,000	446,017	314,056
	MOHEGAN TRIBAL GAMING	SEMI-ANN. 8.000% 04/01/2012 70,000	71,137	59,587
	MOMENTIVE PERF MATERIALS INC	SEMI-ANN. 10.125% 12/01/2014 0,976	912	917
	MOMENTIVE PERF MATERIALS INC	SEMI-ANN. 11.500% 12/01/2016 259,000	256,141	229,215
	MOMENTIVE PERF MATERIALS INC	SEMI-ANN. 12.500% 06/15/2014 395,000	679,770	434,500
	MOMENTIVE PERF MATERIALS INC	SEMI-ANN. FLTNG 12/01/2014 572,000	572,000	550,550
	MORGAN STANLEY	QRTRLY FLTNG 10/15/2015 649,000	506,220	608,617
	MORGAN STANLEY	SEMI-ANN. 5.625% 01/09/2012 1,080,000	1,025,607	1,139,748
	MUELLER WATER PRODUCTS INC	SEMI-ANN. 7.375% 06/01/2017 625,000	527,975	578,125
	NALCO CO	SEMI-ANN. 8.250% 05/15/2017 250,000	244,657	265,625
	NALCO CO	SEMI-ANN. 8.875% 11/15/2013 500,000	450,625	515,000
	NALCO CO	SEMI-ANN. 9.000% 11/15/2013 375,000	375,756	551,482
	NATIONAL BEEF PACKING CO LLC	10.5% 08/01/2011 104,000	107,640	104,260
	NATIONAL CITY BANK	QRTRLY FLTNG 06/10/2010 1,000,000	930,000	998,669

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2009
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE, RATE
	IDENTITY OF ISSUE, BORROWER,	OF INTEREST, COLLATERAL, PAR, OR		CURRENT
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	COST	VALUE

CORPORATE DEBT SECURITIES (CONTINUED):
	NATIONAL CITY BANK	SEMI-ANN. 4,000,000	4,056,800	4,007,340
	NATIONAL CITY BANK	SEMI-ANN. 4.500% 03/15/2010 250,000	254,375	251,533
	NATIONAL MONEY MART CO	SEMI-ANN. 10.375% 12/15/2016 625,000	621,237	639,062
	NAVISTAR INTERNATIONAL CORP	SEMI-ANN. 8.250% 11/01/2021 500,000	493,750	512,500
	NEIMAN-MARCUS GROUP INC	SEMI-ANN. 10.375% 10/15/2015 1,000,000	1,082,812	980,000
	NELL AF	8.375% 08/15/2015 250,000	243,797	47,500
	NESTLE CAP CORP	ZERO COUPON 2/17/2010 4,450,000	4,449,382	4,449,419
	NEW YORK LIFE GLOBAL FDG	QTRLY FLTNG 06/16/2011 11,500,000	11,500,000	11,438,095
	NEWFIELD EXPLORATION CO	SEMI-ANN. 6.625% 04/15/2016 500,000	477,500	501,250
	NEWFIELD EXPLORATION CO	SEMI-ANN. 7.125% 05/15/2018 500,000	439,062	505,000
	NEWFIELD EXPLORATION CO	SEMI-ANN. 7.6125% 03/01/2018 28,000	28,350	28,910
	NEWPAGE CORP	SEMI-ANN. 10.000% 05/01/2012 250,000	270,781	178,750
	NEWPAGE CORP	SEMI-ANN. 11.375% 12/31/2014 250,000	234,990	252,500
	NEXANS	ANNUAL 5.750% 05/02/2017 250,000	283,165	329,526
	NEXTEL COMMUNICATIONS INC	SEMI-ANN. 6.875% 10/31/2013 750,000	438,344	727,500
	NEXTEL COMMUNICATIONS INC	SEMI-ANN. 7.375% 08/01/2015 375,000	254,375	364,687
	NIELSEN FINANCE LLC	SEMI-ANN. 10.000% 08/01/2014 1,000,000	992,428	1,042,500
	NIELSEN FINANCE LLC	SEMI-ANN. FLTNG 08/01/2016 1,500,000	903,110	1,368,750
	NISOURCE FINANCE CORP	SEMI-ANN. 5.450% 09/15/2020 500,000	295,000	484,850
	NISOURCE FINANCE CORP	SEMI-ANN. 6.400% 03/15/2018 250,000	191,250	259,841
	NISOURCE FINANCE CORP	SEMI-ANN. 6.800% 01/15/2019 500,000	380,937	534,723
	NISSAN AUTO LEASE TRUST	MONTHLY 1.220% 09/15/2011 120,000	120,230	120,170
	NISSAN AUTO LEASE TRUST	MONTHLY 2.010% 04/15/2011 2,836,000	2,853,505	2,853,056
	NISSAN AUTO LEASE TRUST	MONTHLY FLTNG 12/15/2010 297,746	297,897	298,154
	NISSAN AUTO RECEIVABLES OWNER TR	MONTHLY 2.940% 07/15/2011 605,000	611,636	610,487
	NISSAN AUTO RECEIVABLES OWNER TR	MONTHLY 3.8% 10/15/2010 688,374	692,550	689,249
	NISSAN AUTO RECEIVABLES OWNER TR	MONTHLY 3.890% 08/15/2011 1,484,278	1,503,354	1,501,820
	NISSAN AUTO RECEIVABLES OWNER TR	MONTHLY 3.920% 04/15/2014 162,748	164,992	164,090
	NISSAN AUTO RECEIVABLES OWNER TR	MONTHLY 5.030% 05/16/2011 1,757,477	1,786,501	1,775,702
	NORANDA ALUM ACQUISITION CORP	SEMI-ANN. FLTNG 05/15/2015 309,243	258,018	240,050
	NORDEA BANK FLD PLC	1.75% 03/26/2010 4,000,000	4,000,000	4,000,000
	NORDIC TELEPHONE COMPANY HLDG	QRTRLY FLTNG 05/01/2016 250,000	280,276	358,472
	NORDIC TELEPHONE COMPANY HLDG	SEMI-ANN. 8.250% 05/01/2016 500,000	559,183	773,438
	NORDIC TELEPHONE COMPANY HLDG	SEMI-ANN. 8.875% 05/01/2016 1,250,000	1,310,938	1,321,875
	NORTEK INC	SEMI-ANN. 8.5% 09/01/2014 1,250,000	1,231,757	962,500
	NPC INTL INC	SEMI-ANN. 9.500% 05/01/2014 250,000	246,250	247,500
	NRG ENERGY INC	SEMI-ANN. 7.250% 02/01/2014 1,000,000	920,150	1,012,500
	NRG ENERGY INC	SEMI-ANN. 7.375% 02/01/2016 1,000,000	964,526	1,001,250
	NTK HLDGS INC	SEMI-ANN. 10.75% 03/01/2014 375,000	315,670	14,625
	NXP BV	SEMI-ANN. 7.875% 10/15/2014 250,000	250,000	226,875
	NXP BV	SEMI-ANN. 9.500% 10/15/2015 500,000	505,878	427,500
	OPTI CANADA INC	SEMI-ANN. 7.875% 12/15/2014 500,000	500,000	410,000
	ORACLE CORP	QRTRLY FLTNG 05/14/2010 4,802,000	4,776,627	4,803,964
	ORASCOM TELECOM FINANCE	SEMI-ANN. 7.875% 02/08/2014 750,000	741,797	678,750
	OSI RESTAURANT PARTNERS INC	SEMI-ANN. 10.000% 06/15/2015 500,000	486,720	441,250
	OWENS CORNING INC	SEMI-ANN. 6.500% 12/01/2016 500,000	434,062	512,036
	OWENS-BROCKWAY GLASS	SEMI-ANN. 6.750% 12/01/2014 250,000	339,372	355,101
	OWENS-BROCKWAY GLASS	SEMI-ANN. 8.250% 05/15/2013 296,000	296,740	304,140
	PANOLAM INDUSTRIES INTL	10.75% 10/01/2013 451,000	442,984	145,447
	PARK PLACE ENTERTAINMENT	7.875% 03/15/2010 250,000	236,250	248,750
	PARKER DRILLING CO	SEMI-ANN. 9.625% 10/01/2013 877,000	951,545	901,117
	PEABODY ENERGY CORP	SEMI-ANN. 7.375% 11/01/2016 750,000	758,375	773,437
	PECO ENERGY TRANSITION TR	SEMI-ANN. 6.520% 12/31/2010 7,492,000	7,773,943	7,678,989
	PEERMONT GLOBAL	SEMI-ANN. 7.750% 04/30/2014 1,000,000	1,346,894	1,267,960

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2009
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE, RATE
	IDENTITY OF ISSUE, BORROWER,	OF INTEREST, COLLATERAL, PAR, OR		CURRENT
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	COST	VALUE

CORPORATE DEBT SECURITIES (CONTINUED):
	PEMEX PROJECT FUNDING MASTER TR	SEMI-ANN. 6.625% 06/15/2035 115,000	96,254	109,497
	PENINSULA GAMING LLC	SEMI-ANN. 8.375% 08/15/2015 375,000	366,379	374,062
	PETROPLUS FINANCE LTD	SEMI-ANN. 7.000% 05/01/2017 750,000	742,500	675,000
	PFIZER INC	QRTRLY FLTNG 03/15/2011 1,455,000	1,496,284	1,488,603
	PG&E ENERGY	QRTRLY 4.140% 09/25/2012 5,528,407	5,625,161	5,616,200
	PHILLIPS PETROLEUM	SEMI-ANN. 8.750% 05/25/2010 3,128,000	3,364,427	3,232,219
	PINNACLE ENTERTAINMENT INC	SEMI-ANN. 7.500% 06/15/2015 875,000	760,452	805,000
	PINNACLE FOODS FINANCE LLC	SEMI-ANN. 10.625% 04/01/2017 500,000	376,250	520,000
	PINNACLE FOODS FINANCE LLC	SEMI-ANN. 9.250% 04/01/2015 1,375,000	1,279,746	1,395,625
	PIONEER NATURAL RESOURCES CO	SEMI-ANN. 6.650% 03/15/2017 1,000,000	846,250	986,267
	PLAINS EXPLORATION & PROD CO	SEMI-ANN. 7.625% 06/01/2018 500,000	500,000	511,250
	PLAINS EXPLORATION & PROD CO	SEMI-ANN. 7.750% 06/15/2015 500,000	488,750	508,750
	PLY GEM INDUSTRIES INC	SEMI-ANN. 11.750% 06/15/2013 625,000	448,437	625,000
	POLYPORE INC	SEMI-ANN. 8.750% 05/15/2012 1,250,000	1,454,842	1,541,281
	PRAXAIR INC	QRTRLY FLTNG 05/26/2010 2,100,000	2,100,000	2,101,537
	PREGIS CORP	SEMI-ANN. 12.375% 10/15/2013 500,000	531,261	484,375
	PRICOA GLOBAL	QRTRLY FLTNG 01/15/2010 1,200,000	1,200,311	1,199,940
	PRICOA GLOBAL	QRTRLY FLTNG 06/04/2010 5,500,000	5,517,473	5,502,904
	PRINCIPAL LIFE GLOBAL	SEMI-ANN. 4.400% 10/01/2010 1,700,000	1,739,848	1,734,530
	PRINCIPAL LIFE INCOME	QRTRLY FLTNG 11/15/2010 2,400,000	2,333,456	2,388,379
	PRINCIPAL LIFE INCOME	QRTRLY FLTNG 09/17/2010 2,200,000	2,201,643	2,197,879
	PRIVATE EXP FUNDING	0.000% 03/10/2010 7,950,000	7,947,151	7,947,748
	PROGRESS ENERGY INC	SEMI-ANN. 7.100% 03/01/2011 226,000	232,107	239,204
	PTS ACQUISITION	SEMI-ANN. 9.750% 04/15/2017 500,000	542,562	520,097
	PULTE HOMES INC	SEMI-ANN. 5.200% 02/15/2015 250,000	209,375	233,125
	QUEBECOR MEDIA INC	SEMI-ANN. 7.750% 03/15/2016 875,000	856,613	872,812
	QUICKSILVER RESOURCES INC	SEMI-ANN. 8.250% 08/01/2015 1,000,000	970,625	1,025,000
	QUIKSILVER INC	SEMI-ANN. 6.875% 04/15/2015 375,000	347,812	307,500
	QWEST CAPITAL FUNDING INC	SEMI-ANN. 7.900% 08/15/2010 250,000	215,000	255,000
	QWEST COMMUNICATIONS INTL INC	SEMI-ANN. 7.500% 02/15/2014 787,000	767,325	789,951
	QWEST COMMUNICATIONS INTL INC	SEMI-ANN. FLTNG 02/15/2011 781,000	757,570	784,905
	QWEST CORP	SEMI-ANN. FLTNG 03/15/2012 464,000	446,395	498,800
	R.H. DONNELLEY CORP	8.875% 01/15/2016 125,000	125,215	11,719
	RAAC TRUST	MONTHLY FLTNG 10/25/2046 1,411,215	812,910	771,145
	RABOBANK	0.750% 06/01/2010 4,450,000	4,450,000	4,450,000
	RABOBANK	SEMI-ANN. 2/19/2010 7,950,000	7,943,753	7,947,511
	RABOBANK	SEMI-ANN. FLTNG 12/31/2049 3,549,000	3,456,471	4,304,774
	RAILAMERICA INC	SEMI-ANN. 9.250% 07/01/2017 675,000	675,560	718,031
	RAINBOW NATL SRVCS LLC	10.375% 09/01/2014 348,000	385,410	367,140
	RANGE RESOURCES CORP	SEMI-ANN. 8.000% 05/15/2019 500,000	478,750	535,000
	RBS GLOBAL & REXNORD CORP	SEMI-ANN. 11.750% 08/01/2016 625,000	639,370	618,750
	RBS GLOBAL & REXNORD CORP	SEMI-ANN. 8.875% 09/01/2016 625,000	639,776	543,750
	RBS GLOBAL & REXNORD CORP	SEMI-ANN. 9.500% 08/01/2014 1,000,000	985,245	1,002,500
	REALOGY CORP	SEMI-ANN. 10.500% 04/15/2014 250,000	249,183	216,250
	REGENCY ENERGY PARTNERS LP	SEMI-ANN. 8.375% 12/15/2013 500,000	508,499	517,500
	REGENCY ENERGY PARTNERS LP	SEMI-ANN. 9.375% 06/01/2016 250,000	236,240	266,250
	RENTAL SERVICE CORP	SEMI-ANN. 9.500% 12/01/2014 1,000,000	1,031,032	1,001,250
	RH DONNELLEY INC	SEMI-ANN. 11.750% 05/15/2015 528,000	722,002	435,600
	RIDDELL BELL HLDGS	SEMI-ANN. 8.375% 10/01/2012 500,000	477,500	510,750
	RITE AID CORP	SEMI-ANN. 7.500% 03/01/2017 250,000	250,079	235,000
	RITE AID CORP	SEMI-ANN. 9.375% 12/15/2015 250,000	246,962	220,000
	RITE AID CORP	SEMI-ANN. 9.500% 06/15/2017 250,000	246,194	217,500
	RITE AID CORP	SEMI-ANN. 9.750% 06/12/2016 250,000	245,698	271,250
	ROCHE HLDGS INC	QRTRLY FLTNG 02/25/2010 3,000,000	3,024,510	3,000,558

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2009
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE, RATE
	IDENTITY OF ISSUE, BORROWER,	OF INTEREST, COLLATERAL, PAR, OR		CURRENT
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	COST	VALUE

CORPORATE DEBT SECURITIES (CONTINUED):
	ROCHE HLDGS INC	QRTRLY FLTNG 02/25/2011 6,500,000	6,685,636	6,637,046
	ROCKWOOD SPECIALTIES GROUP INC	SEMI-ANN. 7.625% 11/15/2014 1,000,000	1,335,854	1,449,097
	ROGERS WIRELESS COMM INC	SEMI-ANN. 9.625% 05/01/2011 256,000	280,320	280,900
	ROYAL BANK OF CANADA	4.125% 01/26/2010 350,000	358,785	350,619
	ROYAL BANK OF SCOTLAND	1.250% 01/26/2010 4,700,000	4,700,000	4,700,000
	ROYAL BANK OF SCOTLAND	SEMI-ANN. FLTNG 12/31/2049 2,800,000	732,000	1,554,000
	RRI ENERGY INC	SEMI-ANN. 7.625% 06/15/2014 500,000	367,866	495,000
	RRI ENERGY INC	SEMI-ANN. 7.875% 06/15/2017 500,000	497,912	491,250
	SALEM COMMUNICATIONS CORP	SEMI-ANN. 9.625% 12/15/2016 500,000	496,825	523,750
	SALLY HOLDINGS INC	SEMI-ANN. 10.500% 11/15/2016 750,000	770,197	806,250
	SALLY HOLDINGS INC	SEMI-ANN. 9.250% 11/15/2014 750,000	766,149	778,125
	SAN PASQUAL CASINO	SEMI-ANN. 8.000% 09/15/2013 737,000	714,532	689,095
	SANDRIDGE ENERGY INC	SEMI-ANN. 8.000% 06/01/2018 500,000	506,875	491,250
	SCIENTIFIC GAMES INTL INC	SEMI-ANN. 9.250% 06/15/2019 1,000,000	1,057,500	1,050,000
	SEAGATE TECHNOLOGY HLDGS	SEMI-ANN. 10.000% 05/01/2014 250,000	238,292	276,250
	SEALED AIR CORP	SEMI-ANN. 7.875% 06/15/2017 375,000	366,889	399,436
	SEALY MATTRESS CO	SEMI-ANN. 8.250% 06/15/2014 500,000	500,000	500,000
	SELECT MEDICAL CORP	SEMI-ANN. 7.625% 02/01/2015 375,000	329,375	363,750
	SEMINOLE HARD ROCK ENT	QRTRLY FLTNG 03/15/2014 375,000	353,750	308,906
	SEQUA CORPORATION	QRTRLY 11.750% 12/01/2015 750,000	674,375	697,500
	SERENA SOFTWARE	SEMI-ANN. 10.375% 03/15/2016 500,000	548,750	480,625
	SGS INTL INC	SEMI-ANN. 12.000% 12/15/2013 250,000	250,000	252,812
	SHINGLE SPRINGS TRIBAL	SEMI-ANN. 9.375% 06/15/2015 500,000	503,516	380,000
	SIMMONS CO	SEMI-ANN. 10.0% 12/15/2014 250,000	192,400	20,000
	SIMMONS CO	SEMI-ANN. 7.875% 01/15/2014 125,000	108,885	115,000
	SLM CORP	QRTRLY FLTNG 07/26/2010 250,000	217,187	244,670
	SLM CORP	SEMI-ANN. 4.00%01/15/2010 125,000	120,695	124,993
	SLM CORP	SEMI-ANN. 4.500% 07/26/2010 250,000	236,787	249,104
	SLM CORP	SEMI-ANN. 8.450% 06/15/2018 500,000	422,500	493,376
	SMITHFIELD FOODS INC	SEMI-ANN. 10.000% 07/15/2014 500,000	495,000	542,500
	SMITHFIELD FOODS INC	SEMI-ANN. 7.000% 08/01/2011 500,000	473,750	498,750
	SMITHFIELD FOODS INC	SEMI-ANN. 7.750% 07/01/2017 250,000	167,187	230,625
	SOCIETE GEN NO AMER	0.000% 06/25/2010 7,950,000	7,938,404	7,938,599
	SOLO CUP	SEMI-ANN. 8.500% 02/15/2014 500,000	342,500	488,750
	SOUTHERN NATURAL GAS CO	SEMI-ANN. 5.900% 04/01/2017 120,000	101,497	123,232
	SOUTHERN NATURAL GAS CO	SEMI-ANN. 8.000% 03/01/2032 388,000	387,586	446,189
	SPCM	SEMI-ANN. 8.250% 06/15/2013 375,000	489,346	543,412
	SPECTRUM BRANDS INC	SEMI-ANN. FLTNG 08/28/2019 155,561	71,902	152,450
	SPIRIT AEROSYS INC	SEMI-ANN. 7.500% 10/01/2017 500,000	491,367	492,500
	SPRINT CAPITAL CORP	SEMI-ANN. 6.900% 05/01/2019 1,520,000	1,283,844	1,398,400
	SPRINT CAPITAL CORP	SEMI-ANN. 7.625% 01/30/2011 250,000	209,375	255,937
	SPRINT CAPITAL CORP	SEMI-ANN. 8.375% 03/15/2012 750,000	598,125	776,250
	SPRINT CAPITAL CORP	SEMI-ANN. 8.750% 03/15/2032 750,000	528,125	706,875
	SPRINT NEXTEL CORP	SEMI-ANN. 6.000% 12/01/2016 1,000,000	780,990	912,500
	SPRINT NEXTEL CORP	SEMI-ANN. 8.375% 08/15/2017 500,000	491,250	510,000
	STARWOOD HOTELS & RESRTS WW	SEMI-ANN. 7.875% 10/15/2014 500,000	476,250	534,375
	STATION CASINOS INC	6.50% 02/01/2014 1,000,000	952,640	5,000
	STATION CASINOS INC	6.875% 03/01/2016 500,000	462,823	2,500
	STEEL DYNAMICS INC	SEMI-ANN. 7.375% 11/01/2012 500,000	360,000	515,000
	STEEL DYNAMICS INC	SEMI-ANN. 7.75% 04/15/2016 250,000	185,625	260,312
	STONE CONTAINER	SEMI-ANN. 7.375% 07/15/2014 250,000	239,806	235,312
	STONE CONTAINER	SEMI-ANN. 8.0% 03/15/2017 500,000	499,483	440,625
	SUBURBAN PROPANE PARTNERS	SEMI-ANN. 6.875% 12/15/2013 500,000	482,238	500,000
	SUNGARD DATA SYSTEMS INC	SEMI-ANN. 10.250% 08/15/2015 2,000,000	2,048,161	2,130,000

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2009
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE, RATE
	IDENTITY OF ISSUE, BORROWER,	OF INTEREST, COLLATERAL, PAR, OR		CURRENT
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	COST	VALUE

CORPORATE DEBT SECURITIES (CONTINUED):
	SUNGARD DATA SYSTEMS INC	SEMI-ANN. 10.625% 05/15/2015 250,000	248,703	275,312
	SUNGARD DATA SYSTEMS INC	SEMI-ANN. 9.125% 08/15/2013 925,000	958,074	948,125
	SUPERVALU INC	SEMI-ANN. 7.500% 11/15/2014 500,000	488,125	506,250
	SVENSK EXPORTKREDIT AKTIEBOLAGET	SEMI-ANN. 4.875% 01/19/2010 4,100,000	4,197,498	4,106,638
	SVENSKA HANDLSBNKN A	QRTRLY 06/10/2010 6,250,000	6,250,494	6,250,217
	SYNIVERSE HLDGS INC	SEMI-ANN. 7.750% 08/15/2013 250,000	246,250	248,437
	SYSTEMS ASSET	QRTRLY 6.664% 09/15/2013 162,890	159,145	166,223
	TARGA RESOURCES INC	8.50% 11/01/2013 500,000	501,588	520,000
	TARGA RESOURCES PARTNERS LP	SEMI-ANN. 11.250% 07/15/2017 375,000	356,149	412,969
	TELECOM ITALIA CAPITAL	SEMI-ANN. 4.950% 09/30/2014 307,000	257,880	318,198
	TELECOM ITALIA CAPITAL	SEMI-ANN. 5.250% 11/15/2013 160,000	140,000	168,287
	TENET HEALTHCARE CORP	SEMI-ANN. 10.000% 05/01/2018 312,000	356,397	349,440
	TENET HEALTHCARE CORP	SEMI-ANN. 9.000% 05/01/2015 312,000	239,319	336,960
	TENNECO AUTOMOTIVE INC	SEMI-ANN. 10.250% 07/15/2013 149,000	168,817	154,029
	TENNECO AUTOMOTIVE INC	SEMI-ANN. 8.625% 11/15/2014 125,000	124,687	126,094
	TENNESSEE GAS PIPELINE	SEMI-ANN. 8.375% 06/15/2032 28,000	25,048	33,252
	TEREOS EUROPE	SEMI-ANN. 6.375% 04/15/2014 250,000	334,363	336,897
	TEREX CORP	SEMI-ANN. 10.875% 06/01/2016 500,000	488,165	557,500
	TEREX CORP	SEMI-ANN. 8.000% 11/15/2017 250,000	181,875	240,625
	TERWIN MORTGAGE TRUST	MONTHLY FLTNG 10/25/2037 1,008,394	221,402	201,154
	TEXAS INDUSTRIES INC	SEMI-ANN. 7.250% 07/15/2013 500,000	472,231	491,250
	TL ACQUISITIONS INC	SEMI-ANN. 10.500% 01/15/2015 1,000,000	970,000	956,250
	TORONTO DOMIN HOLDING	0.85% 01/25/2010 7,900,000	7,850,823	7,895,629
	TOYOTA MOTOR CREDIT CORP	0.000% 07/27/2010 7,950,000	7,936,088	7,936,286
	TOYOTA MOTOR CREDIT CORP	QRTRLY FLTNG 04/07/2010 720,000	684,000	719,983
	TOYOTA MOTOR CREDIT CORP	QRTRLY FLTNG 06/16/2010 4,350,000	4,351,670	4,345,515
	TRANSDIGM GROUP INC	SEMI-ANN. 7.750% 07/15/2014 250,000	242,812	253,750
	TRANSDIGM INC	SEMI-ANN. 7.750% 07/15/2014 625,000	601,875	632,812
	TRAVELPORT LLC	SEMI-ANN. 11.875% 09/01/2016 750,000	742,204	795,000
	TRAVELPORT LLC	SEMI-ANN. 9.875% 09/01/2014 1,000,000	1,022,798	1,032,500
	TRIMAS CORP	SEMI-ANN. 9.750% 06/15/2012 386,000	375,264	392,354
	TRIMAS CORP	SEMI-ANN. 9.750% 12/15/2017 500,000	492,500	490,625
	TRW AUTOMOTIVE INC	SEMI-ANN. 6.375% 03/15/2014 250,000	304,143	331,427
	TRW AUTOMOTIVE INC	SEMI-ANN. 7.0% 03/15/2014 500,000	491,250	490,000
	TXU CORP	SEMI-ANN. 6.500% 11/15/2024 60,000	20,985	28,183
	TYCO INTERNATIONAL	SEMI-ANN. 6.000% 11/15/2013 2,372,000	2,198,453	2,598,251
	TYCO INTERNATIONAL	SEMI-ANN. 6.375% 10/15/2011 1,413,000	1,404,749	1,515,160
	TYCO INTERNATIONAL	SEMI-ANN. 6.750% 02/15/2011 379,000	382,835	397,781
	TYSON FOODS INC	SEMI-ANN. 10.500% 03/01/2014 500,000	490,713	571,250
	U S BANCORP	QRTRLY FLTNG 05/06/2010 1,250,000	1,253,387	1,251,914
	UBS AG BRH	QRTRLY FLTNG 06/21/2010 2,800,000	2,800,779	2,780,271
	UBS AG STAMFORD	QRTRLY FLTNG 3,500,000	3,500,000	3,500,000
	UBS AG STAMFORD	QRTRLY FLTNG 05/05/2010 800,000	802,011	800,970
	UBS FINANCE DEL INC	0.000% 05/03/2006 7,950,000	7,929,415	7,929,415
	UMBRELLA ACQUISITION INC	SEMI-ANN. FLTNG 03/15/2015 394,687	396,629	345,844
	UNICREDITO ITALIANO SPA	0.42% 02/02/2010 7,000,000	7,000,000	7,000,000
	UNITED RENTALS NORTH AMERICA INC	SEMI-ANN. 10.875% 06/15/2016 250,000	243,139	271,875
	UNITED RENTALS NORTH AMERICA INC	SEMI-ANN. 7.750% 11/15/2013 750,000	729,844	705,000
	UNITED RENTALS NORTH AMERICA INC	SEMI-ANN. 9.250% 12/15/2019 250,000	245,955	258,125
	UNITED SURGICAL PARTNERS	SEMI-ANN. 8.875% 05/01/2017 250,000	251,953	257,500
	UNIVERSAL CITY DEVELOPMENT	SEMI-ANN. 8.875% 11/15/2015 750,000	740,625	734,062
	UNIVISION COMMUNICATIONS INC	SEMI-ANN. 12.000% 07/01/2014 250,000	232,515	275,312
	UPC HOLDING	SEMI-ANN. 7.750% 01/15/2014 250,000	235,681	350,402
	UPC HOLDING	SEMI-ANN. 8.000% 11/01/2016 750,000	1,013,472	1,030,330

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2009
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE, RATE
	IDENTITY OF ISSUE, BORROWER,	OF INTEREST, COLLATERAL, PAR, OR		CURRENT
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	COST	VALUE

CORPORATE DEBT SECURITIES (CONTINUED):
	UPC HOLDING	SEMI-ANN. 8.625% 01/15/2014 500,000	651,947	724,118
	US ONCOLOGY INC	SEMI-ANN. 9.125% 08/15/2017 500,000	500,000	525,000
	USAA AUTO OWNER TR	MONTHLY 2.640% 08/15/2011 765,000	771,967	769,101
	USAA AUTO OWNER TR	MONTHLY 3.58% 03/15/2011 446,311	448,509	446,841
	USAA AUTO OWNER TR	MONTHLY 4.900% 02/15/2012 2,314,441	2,354,812	2,344,123
	USAA AUTO OWNER TR	MONTHLY 5.010% 06/15/2011 58,132	58,384	58,233
	USAA AUTO OWNER TR	MONTHLY 5.430% 10/17/2011 2,856,792	2,896,268	2,887,421
	VALASSIS COMMUNICATIONS INC	SEMI-ANN. 8.250% 03/01/2015 500,000	495,937	498,750
	VANGUARD HEALTH HLDG	SEMI-ANN. 11.25% 10/01/2015 353,000	248,865	371,532
	VANGUARD HEALTH HLDG	SEMI-ANN. 9.000% 10/01/2014 500,000	491,100	518,125
	VERIZON COMMUNICATIONS INC	SEMI-ANN. 8.950% 03/01/2039 2,000,000	2,485,490	2,706,108
	VERIZON GLOBAL FUND	SEMI-ANN. 7.250% 12/01/2010 419,000	444,541	442,789
	VERSO PAPER HLDGS	SEMI-ANN. 11.375% 08/01/2016 375,000	397,363	301,875
	VERSO PAPER HLDGS	SEMI-ANN. 11.500% 07/01/2014 250,000	229,920	275,000
	VIDEOTRON GROUP	SEMI-ANN. 9.125% 04/15/2018 500,000	451,003	550,000
	VIDEOTRON HLDGS	SEMI-ANN. 6.875% 01/15/2014 500,000	420,000	502,500
	VIDEOTRON LTD	SEMI-ANN. 9.125% 04/15/2018 375,000	375,781	412,500
	VIRGIN MEDIA FINANCE PLC	SEMI-ANN. 8.750% 04/15/2014 43,904	44,893	65,511
	VIRGIN MEDIA FINANCE PLC	SEMI-ANN. 9.500% 08/15/2016 625,000	613,125	671,094
	VISANT HLDG CORP	SEMI-ANN. 8.750% 12/01/2013 1,500,000	1,456,646	1,541,250
	VOLKSWAGEN AUTO LEASE TR	MONTHLY 2.870% 07/15/2011 7,169,507	7,262,553	7,232,740
	VOLKSWAGEN AUTO LOAN	MONTHLY 3.710% 04/20/2011 251,068	252,523	251,501
	VWR FUNDING INC	SEMI-ANN. FLTNG 07/15/2015 1,000,000	993,326	1,040,000
	WACHOVIA AUTO OWNER TR	MONTHLY 4.090% 05/20/2011 4,827,633	4,861,389	4,851,488
	WACHOVIA CAPITAL	SEMI-ANN. FLTNG 12/31/2049 628,000	370,520	480,420
	WACHOVIA CORP	QRTRLY FLTNG 03/15/2011 4,000,000	3,977,801	3,989,408
	WALMART STORES	SEMI-ANN. 4.125% 07/01/2010 8,400,000	8,693,081	8,565,169
	WARNER CHILCOTT INC	SEMI-ANN. 8.750% 02/01/2015 500,000	523,594	521,875
	WARNER MUSIC GROUP	SEMI-ANN. 7.375% 04/15/2014 750,000	668,219	724,687
	WASTE SERVICES INC	SEMI-ANN. 9.500% 04/15/2014 500,000	530,000	522,500
	WCA WASTE CORP	SEMI-ANN. 9.250% 06/15/2014 250,000	236,562	249,062
	WDAC SUBSIDIARY CORP	SEMI-ANN. 8.500% 12/01/2014 750,000	937,337	103,141
	WELLPOINT INC	SEMI-ANN. 5.875% 06/15/2017 70,000	66,546	72,118
	WELLS FARGO & CO	QRTRLY FLTNG 01/12/2011 4,674,000	4,640,816	4,671,383
	WELLS FARGO & CO	SEMI-ANN. 5.300% 08/26/2011 160,000	163,712	169,453
	WELLS FARGO & CO	SEMI-ANN. 6.375% 08/01/2011 977,000	1,010,361	1,040,826
	WENDYS / ARBYS RESTAURANTS LLC	SEMI-ANN. 10.000% 07/15/2016 500,000	488,501	545,000
	WEST CORP	SEMI-ANN. 11.000% 10/15/2016 750,000	790,810	783,750
	WEST CORP	SEMI-ANN. 9.500% 10/15/2014 500,000	501,731	507,500
	WEST PENN FUNDING LLC	QRTRLY 4.460% 12/27/2010 1,394,379	1,414,477	1,408,567
	WESTPAC BKING CORP	1.350% 03/19/2010 4,000,000	3,995,218	3,998,989
	WEYERHAEUSER CO	SEMI-ANN. 6.750% 03/15/2012 443,000	411,749	469,347
	WHITING PETROLEUM CORP	SEMI-ANN. 7.000% 02/01/2014 443,000	418,635	444,661
	WHITING PETROLEUM CORP	SEMI-ANN. 7.250% 05/01/2013 250,000	239,375	251,875
	WILLIAMS COMPANIES INC	SEMI-ANN. 7.875% 09/01/2021 775,000	791,225	888,940
	WILLIAMS COS INC	SEMI-ANN. FLTNG 03/15/2012 500,000	467,500	546,732
	WIND ACQUISITION	SEMI-ANN. FLTNG 12/01/2015 2,000,000	2,296,089	2,723,720
	WINDSTREAM CORP	SEMI-ANN. 7.875% 11/01/2017 875,000	868,437	864,062
	WINDSTREAM CORP	SEMI-ANN. 8.625% 08/01/2016 1,000,000	908,898	1,017,500
	WMG ACQUISITION CO	SEMI-ANN. 9.500% 06/15/2016 375,000	373,125	401,719
	WORLD OMNI AUTO RECEIVABLES TR	MONTHLY 1.621% 04/15/2010 60,872	60,892	60,904
	WORLD OMNI AUTO RECEIVABLES TR	MONTHLY 2.880% 10/17/2011 1,762,000	1,783,602	1,776,925
	WORLD OMNI AUTO RECEIVABLES TR	MONTHLY 4.130% 03/15/2011 5,458,101	5,526,372	5,506,169
	WORLD OMNI AUTOMOBILE LEASE SEC TR	MONTHLY 0.402% 11/15/2010 422,694	422,512	422,884

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2009
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE, RATE
	IDENTITY OF ISSUE, BORROWER,	OF INTEREST, COLLATERAL, PAR, OR		CURRENT
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	COST	VALUE

CORPORATE DEBT SECURITIES (CONTINUED):
	WYNN LAS VEGAS LLC	SEMI-ANN. 6.625% 12/01/2014 1,000,000	987,500	966,250
	YANKEE ACQUISITION CORP	SEMI-ANN. 8.500% 02/15/2015 500,000	387,812	496,250
	YONKERS RACING CORP	SEMI-ANN. 11.375% 07/15/2016 250,000	256,875	262,500

	TOTAL CORPORATE DEBT SECURITIES		963,407,669	983,023,074

U.S. FEDERAL, STATE, LOCAL AND NON-U.S. GOVERNMENT SECURITIES:
	FEDERAL HOME LOAN BANK	QRTRLY FLTNG 01/08/2010 2,650,000	2,646,687	2,649,995
	FEDERAL HOME LOAN BANK	0.000% 02/01/2010 7,950,000	7,947,384	7,949,213
	FEDERAL HOME LOAN BANK	0.000% 01/04/2010 26,300,000	26,292,022	26,299,734
	FEDERAL HOME LOAN BANK	0.000% 03/04/2010 700,000	692,942	698,753
	FEDERAL HOME LOAN BANK	0.000% 05/04/2010 7,900,000	7,848,079	7,882,455
	FEDERAL HOME LOAN BANK	0.000% 02/08/2010 2,000,000	1,979,833	1,997,895
	FEDERAL HOME LOAN BANK	0.000% 01/11/2010 7,800,000	7,734,621	7,798,158
	FEDERAL HOME LOAN BANK	0.000% 01/22/2010 10,900,000	10,899,107	10,899,682
	FEDERAL HOME LOAN BANK	0.000% 01/26/2010 7,800,000	7,725,662	7,794,908
	FEDERAL HOME LOAN BANK	0.000% 04/22/2010 7,900,000	7,844,854	7,882,949
	FEDERAL HOME LOAN BANK	0.000% 03/10/2010 3,000,000	2,985,654	2,996,883
	FEDERAL HOME LOAN BANK	0.000% 01/13/2010 1,000,000	999,969	999,987
	FEDERAL HOME LOAN BANK	0.000% 02/17/2010 7,800,000	7,721,350	7,789,817
	FEDERAL HOME LOAN BANK	SEMI-ANN. 4.875% 05/14/2010 400,000	420,280	406,835
	FEDERAL HOME LOAN BANK	SEMI-ANN. 0.820% 04/29/2010 5,000,000	4,999,018	5,010,855
	FEDERAL HOME LOAN BANK	SEMI-ANN. 0.870% 01/26/2010 6,200,000	6,193,800	6,202,765
	FEDERAL HOME LOAN BANK	SEMI-ANN. 0.960% 02/04/2010 2,000,000	1,997,840	2,001,364
	FEDERAL HOME LOAN BANK	SEMI-ANN. 1.050% 02/23/2010 1,000,000	998,850	1,001,237
	FEDERAL HOME LOAN MTG CORP	QRTRLY FLTNG 02/01/2011 10,000,000	9,997,752	9,992,900
	FEDERAL HOME LOAN MTG CORP	SEMI-ANN. 5.125% 08/23/2010 2,500,000	2,637,117	2,572,230
	FEDERAL HOME LOAN MTG CORP	0.000% 07/14/2010 2,500,000	2,487,882	2,493,264
	FEDERAL HOME LOAN MTG CORP	0.000% 09/15/2010 7,900,000	7,883,518	7,883,645
	FEDERAL HOME LOAN MTG CORP	0.000% 03/22/2010 6,000,000	5,996,080	5,997,867
	FEDERAL HOME LOAN MTG CORP	0.000% 05/26/2010 4,000,000	3,995,378	3,996,778
	FEDERAL NATIONAL MTG ASSOC	SEMI-ANN. 5.250% 08/01/2012 220,000	230,008	234,769
	FEDERAL NATIONAL MTG ASSOC	SEMI-ANN. 6.000% 04/18/2036 740,000	807,448	757,257
	FEDERAL NATIONAL MTG ASSOC	SEMI-ANN. 6.250% 02/01/2011 270,000	285,309	283,654
	FEDERAL NATIONAL MTG ASSOC	6.00%, 01/25/2040 11,000,000	11,651,836	11,651,836
	FEDERAL NATIONAL MTG ASSOC	5.50%, 01/25/2040 10,000,000	10,554,687	10,554,687
	FEDERAL NATIONAL MTG ASSOC	5.50%, 01/25/2040 41,000,000	43,327,070	43,327,070
	FEDERAL NATIONAL MTG ASSOC	5.50%, 12/25/2040 7,000,000	7,301,875	7,301,875
	FEDERAL NATIONAL MTG ASSOC	6.00%, 1/25/2040 8,000,000	8,548,750	8,548,750
	FEDERAL NATIONAL MTG ASSOC	6.00%, 1/25/2040 6,000,000	6,404,531	6,404,531
	FEDERAL NATIONAL MTG ASSOC	6.00%, 1/25/2040 7,000,000	7,470,312	7,470,312
	FEDERAL NATIONAL MTG ASSOC	5.00%, 1/25/2040 36,000,000	37,423,125	37,423,125
	FEDERAL NATIONAL MTG ASSOC	6.00%, 2/25/2040 17,000,000	18,089,727	18,089,727
	FEDERAL NATIONAL MTG ASSOC	6.00%, 2/25/2040 15,000,000	15,979,687	15,979,688
	FEDERAL NATIONAL MTG ASSOC	SEMI-ANN. 0.000% 02/01/2019 390,000	216,934	228,916
	FEDERAL NATIONAL MTG ASSOC	QRTRLY FLTNG 01/21/2010 7,000,000	7,000,000	7,000,938
	FINANCING CORP	SEMI-ANN. 0.000% 04/05/2019 160,000	111,528	103,540
	GERMANY(FEDERAL REPUBLIC)	ANNUAL 3.750% 01/04/2015 300,000	460,674	455,476
	HYDRO-QUEBEC	SEMI-ANN. 6.300% 05/11/2011 342,000	361,580	365,295
	ITALY(REPUBLIC OF)	SEMI-ANN. 3.75% 12/15/2013 2,000,000	3,052,343	2,986,002
	KFW	SEMI-ANN. 4.250% 06/15/2010 5,000,000	5,170,500	5,093,940
	MANITOBA(PROVINCE OF)	SEMI-ANN. 7.50% 02/22/2010 1,350,000	1,397,088	1,362,271
	MEXICO(UNITED MEXICAN STATES)	SEMI-ANN. 5.625% 01/15/2017 34,000	33,456	35,445
	MEXICO(UNITED MEXICAN STATES)	SEMI-ANN. 7.500% 04/08/2033 45,000	48,951	51,637
	OESTER KONTROLBK	SEMI-ANN. 4.250% 10/06/2010 2,000,000	2,065,520	2,058,624
	TENNESSEE VALLEY AUTHORITY	SEMI-ANN. 7.125% 05/01/2030 942,000	1,321,014	1,155,423

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2009
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE, RATE
	IDENTITY OF ISSUE, BORROWER,	OF INTEREST, COLLATERAL, PAR, OR		CURRENT
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	COST	VALUE

U.S. FEDERAL, STATE, LOCAL AND NON-U.S. GOVERNMENT SECURITIES (CONTINUED):
	UNITED STATES OF AMER TREAS BILLS	0.000% 08/26/2010 7,950,000	7,936,847	7,937,727
	UNITED STATES OF AMER TREAS BONDS	FLTNG 01/15/2025 7,300,000	8,182,884	8,833,463
	UNITED STATES OF AMER TREAS BONDS	SEMI-ANN. 4.250% 05/15/2039 2,000,000	1,960,008	1,876,250
	UNITED STATES OF AMER TREAS BONDS	SEMI-ANN. 4.375% 02/15/2038 900,000	952,172	864,000
	UNITED STATES OF AMER TREAS BONDS	FLTNG 07/15/2016 5,300,000	5,878,483	6,177,995
	UNITED STATES OF AMER TREAS BONDS	SEMI-ANN. 3.500% 02/15/2039 9,400,000	7,916,438	7,699,183
	UNITED STATES OF AMER TREAS BONDS	SEMI-ANN. 4.500% 08/15/2039 10,100,000	10,561,543	9,871,174
	UNITED STATES OF AMER TREAS BONDS	SEMI-ANN. FLTNG 01/15/2029 8,900,000	9,406,924	9,611,334
	UNITED STATES OF AMER TREAS BONDS	FLTNG 04/15/2028 5,400,000	8,259,110	8,920,651
	UNITED STATES OF AMER TREAS BONDS	FLTNG 01/15/2028 13,350,000	11,983,118	13,209,248
	UNITED STATES OF AMER TREAS BONDS	FLTNG 01/15/2026 7,600,000	7,266,213	8,313,032
	UNITED STATES OF AMER TREAS BONDS	SEMI-ANN. 5.500% 08/15/2028 8,400,000	9,827,211	9,360,750
	UNITED STATES OF AMER TREAS BONDS	SEMI-ANN. 7.250% 08/15/2022 2,400,000	3,178,219	3,109,126
	UNITED STATES OF AMER TREAS BONDS	SEMI-ANN. 7.500% 11/15/2024 300,000	418,453	401,062
	UNITED STATES OF AMER TREAS BONDS	SEMI-ANN. 7.875% 02/15/2021 3,600,000	4,922,816	4,838,623
	UNITED STATES OF AMER TREAS BONDS	SEMI-ANN. 8.000% 11/15/2021 2,900,000	4,034,219	3,948,985
	UNITED STATES OF AMER TREAS BONDS	SEMI-ANN. 8.125% 05/15/2021 1,600,000	2,270,250	2,188,750
	UNITED STATES OF AMER TREAS NOTES	SEMI-ANN. 2.375% 08/31/2014 3,300,000	3,318,820	3,275,765
	UNITED STATES OF AMER TREAS NOTES	FLTNG 07/15/2017 10,200,000	10,766,189	11,700,083
	UNITED STATES OF AMER TREAS NOTES	SEMI-ANN. 3.250% 07/31/2016 12,700,000	12,799,662	12,722,822
	UNITED STATES OF AMER TREAS NOTES	FLTNG 04/15/2029 12,100,000	20,232,102	20,474,248
	UNITED STATES OF AMER TREAS NOTES	FLTNG 07/15/2015 21,755,000	25,477,237	25,475,299
	UNITED STATES OF AMER TREAS NOTES	FLTNG 01/15/2027 14,700,000	15,679,386	16,582,175
	UNITED STATES OF AMER TREAS NOTES	FLTNG 01/15/2016 3,093,000	3,080,251	3,557,412
	UNITED STATES OF AMER TREAS NOTES	FLTNG 01/15/2010 3,300,000	4,255,060	4,244,974
	UNITED STATES OF AMER TREAS NOTES	FLTNG 01/15/2012 300,000	394,919	390,621
	UNITED STATES OF AMER TREAS NOTES	FLTNG 01/15/2014 10,329,000	11,644,351	12,778,940
	UNITED STATES OF AMER TREAS NOTES	FLTNG 07/15/2012 9,976,000	11,934,093	12,895,362
	UNITED STATES OF AMER TREAS NOTES	FLTNG 07/15/2014 6,988,000	7,520,256	8,489,734
	UNITED STATES OF AMER TREAS NOTES	FLTNG 04/15/2011 12,113,000	13,459,600	13,581,724
	UNITED STATES OF AMER TREAS NOTES	SEMI-ANN. 2.250% 05/31/2014 100,000	98,335	99,320
	UNITED STATES OF AMER TREAS NOTES	SEMI-ANN. 3.875% 05/15/2018 1,800,000	1,856,109	1,827,704
	UNITED STATES OF AMER TREAS NOTES	SEMI-ANN. 2.375% 09/30/2014 13,900,000	13,899,066	13,782,684
	UNITED STATES OF AMER TREAS NOTES	SEMI-ANN. 3.125% 10/31/2016 27,200,000	27,553,465	26,857,878
	UNITED STATES OF AMER TREAS NOTES	SEMI-ANN. 4.000% 08/15/2018 700,000	732,977	714,930
	UNITED STATES OF AMER TREAS NOTES	SEMI-ANN. FLTNG 04/15/2013 1,000,000	1,026,475	1,039,989
	UNITED STATES OF AMER TREAS NOTES	SEMI-ANN. FLTNG 04/15/2012 13,100,000	14,052,091	14,583,287
	UNITED STATES OF AMER TREAS NOTES	FLTNG 04/15/2014 300,000	311,168	316,702
	UNITED STATES OF AMER TREAS NOTES	SEMI-ANN. FLTNG 07/15/2018 300,000	292,993	301,349
	UNITED STATES OF AMER TREAS NOTES	SEMI-ANN. FLTNG 01/15/2019 3,300,000	3,404,818	3,523,520
	UNITED STATES OF AMER TREAS NOTES	FLTNG 01/15/2015 1,700,000	1,895,753	2,001,570
	UNITED STATES OF AMER TREAS NOTES	FLTNG 01/15/2017 7,600,000	8,075,357	8,799,037
	UNITED STATES OF AMER TREAS NOTES	FLTNG 07/15/2013 10,500,000	12,407,060	13,015,788

	TOTAL U.S. FEDERAL, STATE, LOCAL AND NON-U.S. GOVERNMENT SECURITIES		661,362,133	670,319,227

LOANS TO PLAN PARTICIPANTS:
*	LOANS TO PLAN PARTICIPANTS	INTEREST RATE RANGE: 4.00% - 10.5%	—	354,093,534

MORTGAGE-BACKED SECURITIES:
	BANC OF AMERICA FUNDING CORP	MONTHLY FLTNG 05/20/2036 1,043,547	685,690	701,684
	BANC OF AMERICA FUNDING CORP	MONTHLY FLTNG 04/25/2037 500,000	380,000	308,740
	BANC OF AMERICA MORTGAGE TR	MONTHLY FLTNG 02/25/2035 1,255,367	944,670	907,540
	BCCR TRUST	MONTHLY FLTNG 08/21/2045 6,000,000	5,130,000	5,447,247
*	BEAR STEARNS ARM TR	MONTHLY FLTNG 03/25/2035 140,875	138,201	123,277
*	BEAR STEARNS TR	MONTHLY FLTNG 08/25/2035 70,602	68,931	62,070
	BUCKEYE OHIO TOB SETTLEMENT	SEMI-ANN. 5.875% 06/01/2047 100,000	97,082	75,179

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2009
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE, RATE
	IDENTITY OF ISSUE, BORROWER,	OF INTEREST, COLLATERAL, PAR, OR		CURRENT
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	COST	VALUE

MORTGAGE-BACKED SECURITIES (CONTINUED):
	CALIFORNIA ST	SEMI-ANN. 7.500% 04/01/2034 10,500,000	10,577,175	10,191,405
	CITIGROUP MORTGAGE LOAN TR	MONTHLY FLTNG 09/25/2035 1,019,283	604,222	608,720
	CITIGROUP MORTGAGE LOAN TR	MONTHLY FLTNG 08/25/2035 54,135	52,105	48,190
	CITIGROUP MORTGAGE LOAN TR	MONTHLY FLTNG 08/25/2035 60,493	59,470	53,565
	CITIGROUP MORTGAGE LOAN TR	MONTHLY FLTNG 09/25/2037 1,203,062	838,895	842,670
	CITIGROUP/DEUTSCHE BANK	MONTHLY FLTNG 11/15/2044 100,000	81,297	89,523
	COMM MTG LEASE-BACKED SEC LLC	MONTHLY 6.746% 06/20/2031 956,311	887,177	1,029,034
	CWALT ALTERNATIVE	MONTHLY FLTNG 12/20/2046 1,446,666	855,703	707,230
	FEDERAL HOME LOAN MTG CORP	MONTHLY FLTNG 01/01/2037 1,861,585	1,930,579	1,970,753
	FEDERAL HOME LOAN MTG CORP	MONTHLY FLTNG 09/01/2037 1,171,672	1,207,233	1,248,726
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY FLTNG 01/25/2040 8,200,000	8,193,594	8,144,734
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 5.500% 05/01/2035 393,441	407,383	413,953
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 5.500% 06/01/2038 496,361	509,545	520,145
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 6.000% 09/01/2036 727,742	757,761	772,998
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 6.000% 11/01/2036 865,938	892,998	919,788
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 6.000% 03/01/2037 81,737	84,291	86,705
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 6.000% 11/01/2037 19,368	19,973	20,545
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY FLTNG 10/27/2037 700,000	665,875	692,167
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 4.000% 12/01/2039 4,000,400	3,969,772	3,865,803
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 4.500% 08/01/2039 8,797,066	8,902,905	8,789,735
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 4.500% 07/01/2039 3,134,650	3,172,364	3,132,038
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 4.500% 06/01/2039 5,970,403	6,072,553	5,965,427
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 4.500% 10/01/2039 3,961,602	4,009,265	3,958,301
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 5.000% 08/01/2038 6,732,766	7,052,309	6,922,476
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 5.000% 06/01/2035 741,936	763,197	763,769
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 5.500% 04/01/2038 988,942	1,014,860	1,036,329
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 5.500% 04/01/2039 1,074,045	1,102,574	1,125,341
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 5.500% 08/01/2037 542,954	557,376	568,970
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 5.500% 08/01/2038 532,395	546,537	557,906
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 5.500% 12/01/2037 194,864	200,040	204,202
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 5.500% 12/01/2037 1,108,551	1,137,997	1,161,669
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 5.500% 12/01/2038 1,012,398	1,038,965	1,060,909
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 5.500% 02/01/2036 1,144,428	1,182,302	1,200,160
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 5.500% 02/01/2037 1,193,384	1,224,753	1,251,499
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 5.500% 02/01/2038 804,315	825,679	842,855
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 5.500% 02/01/2039 450,587	462,556	472,107
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 5.500% 07/01/2037 2,422,411	2,486,425	2,538,934
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 5.500% 07/01/2038 1,126,182	1,156,098	1,180,146
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 5.500% 06/01/2037 960,009	985,226	1,006,009
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 5.500% 06/01/2038 8,312,612	8,590,822	8,710,926
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 5.500% 05/01/2033 40,752,389	43,343,986	42,832,461
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 5.500% 05/01/2037 125,746	129,086	131,772
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 5.500% 05/01/2038 1,816,912	1,868,149	1,903,972
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 5.500% 11/01/2033 898,043	921,897	945,144
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 5.500% 11/01/2036 487,592	500,544	511,337
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 5.500% 11/01/2037 98,016	101,260	102,713
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 5.500% 11/01/2037 57,015	58,490	59,890
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 5.500% 11/01/2038 724,610	743,857	759,331
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 5.500% 10/01/2037 434,235	445,770	455,043
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 5.500% 09/01/2038 922,066	946,289	966,248
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 6.000% 08/01/2036 405,707	418,386	430,937
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 6.000% 08/01/2037 10,937,925	11,284,623	11,602,745
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 6.000% 08/01/2038 6,719,115	7,142,209	7,123,311
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 6.000% 12/01/2036 602,877	627,745	640,368

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2009
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE, RATE
	IDENTITY OF ISSUE, BORROWER,	OF INTEREST, COLLATERAL, PAR, OR		CURRENT
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	COST	VALUE

MORTGAGE-BACKED SECURITIES (CONTINUED):
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 6.000% 12/01/2037 8,279,615	8,638,938	8,782,860
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 6.000% 02/01/2036 465,757	480,312	494,721
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 6.000% 02/01/2037 6,113,586	6,381,819	6,485,287
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 6.000% 02/01/2038 113,804	117,360	120,650
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 6.000% 01/01/2037 280,327	291,891	297,760
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 6.000% 01/01/2038 1,224,928	1,269,437	1,299,381
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 6.000% 07/01/2036 1,493,899	1,555,522	1,586,800
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 6.000% 07/01/2037 296,473	307,483	314,495
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 6.000% 07/01/2039 902,419	945,249	957,269
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 6.000% 06/01/2036 729,687	759,787	775,065
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 6.000% 06/01/2037 621,344	640,762	659,144
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 6.000% 03/01/2037 82,294	85,689	87,296
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 6.000% 05/01/2037 25,594	26,650	27,186
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 6.000% 11/01/2036 829,122	863,323	880,683
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 6.000% 11/01/2037 19,951,354	20,793,095	21,164,022
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 6.000% 11/01/2038 1,930,244	2,051,789	2,046,360
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 6.000% 10/01/2035 5,683,124	5,940,197	6,070,287
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 6.000% 10/01/2037 4,865,880	5,083,753	5,161,634
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 6.000% 10/01/2038 2,981,721	3,075,182	3,162,954
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 6.000% 09/01/2037 5,798,449	6,035,967	6,154,288
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 7.000% 12/01/2027 50,949	54,276	56,507
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 8.000% 08/01/2015 4,139	4,367	4,531
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 8.000% 08/01/2015 24,777	26,141	27,127
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 8.000% 09/01/2015 12,361	12,850	13,324
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 9.000% 11/01/2021 7,421	7,955	8,080
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 4.000% 01/25/2040 22,000,000	21,582,344	21,236,864
	GOV NAT’L MTG ASSOC	MONTHLY FLTNG 05/20/2037 608,327	599,107	596,022
	GOV NAT’L MTG ASSOC	MONTHLY FLTNG 03/20/2037 1,484,104	1,461,610	1,455,056
	GOV NAT’L MTG ASSOC	MONTHLY 6.500% 08/15/2037 799,992	832,991	851,592
	GOV NAT’L MTG ASSOC	MONTHLY 6.500% 03/15/2038 1,049,127	1,092,403	1,116,305
	GOV NAT’L MTG ASSOC	MONTHLY 6.500% 10/15/2038 1,420,519	1,479,115	1,511,478
	GOV NAT’L MTG ASSOC	MONTHLY 7.500% 03/15/2029 12,536	13,340	14,103
	HARBORVIEW MORTGAGE LOAN TR	MONTHLY FLTNG 02/25/2036 641,492	333,977	327,622
	INDYMAC INDA	MONTHLY FLTNG 11/25/2037 466,330	303,280	323,534
	LB-UBS COMMERCIAL MTG TR	MONTHLY 4.954% 09/15/2030 3,279,000	2,517,737	3,177,368
	MASTR ADJUSTABLE RATE MTG TR	MONTHLY FLTNG 01/25/2036 1,095,895	842,570	883,250
	MASTR SPECIALIZED LOAN TR	MONTHLY 6.000% 08/25/2034 1,053,522	1,046,628	957,717
	MERRILL LYNCH/CTRYWD COMM MTG TR	MONTHLY 5.700% 09/12/2049 100,000	72,375	84,860
	ML-CFC COMMERCIAL MTG TR	MONTHLY FLTNG 06/12/2050 4,290,000	2,805,355	3,596,145
	MORGAN STANLEY CAPITAL	MONTHLY 06/11/2049 80,000	63,966	71,316
	MORGAN STANLEY CAPITAL	MONTHLY 4.989% 08/13/2042 1,549,000	1,191,889	1,499,393
	MORGAN STANLEY MTG LOAN TR	MONTHLY FLTNG 07/25/2035 1,302,825	802,249	836,256
	MORGAN STANLEY MTG LOAN TR	MONTHLY FLTNG 06/25/2037 846,339	409,440	447,161
	MORGAN STANLEY MTG LOAN TR	MONTHLY FLTNG 08/25/2034 521,933	270,880	387,749
	MORGAN STANLEY MTG LOAN TR	MONTHLY FLTNG 06/25/2036 2,203,133	1,780,751	1,681,487
	OMI TRUST	MONTHLY 6.000% 05/15/2010 195,484	1,824	4,692
	PRIME MORTGAGE TR	MONTHLY 8.000% 07/25/2034 1,404,749	1,248,531	1,402,993
	RALI SERIES	MONTHLY FLTNG 12/25/2035 2,478,050	1,401,997	1,035,318
	RALI SERIES	MONTHLY FLTNG 06/25/2046 327,261	272,214	127,253
	RBSGC MORTGAGE LOAN TR	MONTHLY FLTNG 01/25/2037 1,399,549	547,622	688,444
	STRUCTURED ADJ RATE MTG LOAN TR	MONTHLY FLTNG 01/25/2035 1,025,176	641,958	712,144
	STRUCTURED ADJ RATE MTG LOAN TR	MONTHLY FLTNG 05/25/2036 1,404,371	783,085	1,012,824
	STRUCTURED ASSET SECS CORP	MONTHLY FLTNG 11/25/2037 870,466	682,432	812,004
	THORNBURG MTG SECURITIES TR	MONTHLY FLTNG 09/25/2037 1,462,682	1,146,547	1,168,858
	THORNBURG MTG SECURITIES TR	MONTHLY FLTNG 09/25/2037 1,453,799	1,106,884	1,161,280

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2009
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE, RATE
	IDENTITY OF ISSUE, BORROWER,	OF INTEREST, COLLATERAL, PAR, OR		CURRENT
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	COST	VALUE

MORTGAGE-BACKED SECURITIES (CONTINUED):
	TOBACCO STTLMNT FIN AUTH WEST VA	SEMI-ANN. 7.467% 06/01/2047 100,000	94,000	79,876
	WACHOVIA BANK COMMERCIAL MTG	MONTHLY 4.935% 04/15/2042 837,000	638,968	813,704
	WACHOVIA BANK COMMERCIAL MTG	MONTHLY FLTNG 01/15/2045 210,000	157,360	201,156
	WACHOVIA BANK COMMERCIAL MTG	MONTHLY FLTNG 07/15/2042 1,228,000	945,600	1,186,370
	WACHOVIA BANK COMMERCIAL MTG	MONTHLY 5.572% 10/15/2048 100,000	71,020	92,563
	WELLS FARGO MTG BACKED SECURITIES TR	MONTHLY FLTNG 04/25/2036 718,588	555,621	629,496

	TOTAL MORTGAGE-BACKED SECURITIES		276,304,180	279,589,335

OTHER:
	BARCLAYS DOMICILED MONEY MKT FD	12 SHARES	12	12
	CASH COLLATERAL/MONEY MARKET	1,852,800 SHARES	1,852,800	1,852,800
	ISHARES INC MSCI EAFE INDEX	34,153 SHARES	1,892,332	1,888,661
	ISHARES INC MSCI STH KOREA INDEX FD	130,202 SHARES	6,389,944	6,202,824
*	JPM GOLDMAN SACHS		1,494,389	1,494,389
	REPO BANK OF NEW YORK (BARCLAYS)	5,500,000 SHARES	5,500,000	5,500,000
*	REPO JP MORGAN SECS INC	25,200,000 SHARES	25,200,000	25,200,000
	SLH OPEN POSITION NET ASSET	155,861 SHARES	—	46,758

	TOTAL OTHER		42,329,477	42,185,444

DERIVATIVES RECEIVABLE:
	MAR10 2YR NOTE CBT FUTURE LG	VAR MRGN EX: 03/31/10 SIZE 200,000	—	405,344
	MAR10 2YR NOTE CBT FUTURE LG	FUT LONG EX: 03/31/10 CONTRACTS 332	405,344	(405,344)
	MAR10 5 YR T NOTES CBT FUTURE LG	VAR MRGN EX: 03/31/10 SIZE 100,000	—	696,508
	MAR10 5 YR T NOTES CBT FUTURE LG	FUT LONG EX: 03/31/10 CONTRACTS 267	696,508	(696,508)
	MAR10 EURODOLLAR CME FUTURE LG	VAR MRGN EX: 03/15/10 SIZE 250,000	—	(643,227)
	MAR10 EURODOLLAR CME FUTURE LG	FUT LONG EX: 03/15/10 CONTRACTS 249	(643,227)	643,227
	JUN10 90DAY EURO FUTURE LG	VAR MRGN EX: 06/14/10 SIZE 250,000	—	(785,663)
	JUN10 90DAY EURO FUTURE LG	FUT LONG EX: 06/14/10 CONTRACTS 317	(785,663)	785,663
	SEP00 EURODOLLAR CME FUTURE LG	VAR MRGN EX: 09/13/10 SIZE 250,000	—	(402,725)
	SEP00 EURODOLLAR CME FUTURE LG	FUT LONG EX: 09/13/10 CONTRACTS 315	(402,725)	402,725
	MAR10 90DAY EURO FUTURE LG	VAR MRGN EX: 03/15/10 SIZE 250,000	—	(20,200)
	MAR10 90DAY EURO FUTURE LG	FUT LONG EX: 03/15/10 CONTRACTS 4	(20,200)	20,200
	JUN10 90DAY EURO FUTURE LG	VAR MRGN EX: 06/14/10 SIZE 250,000	—	58,000
	JUN10 90DAY EURO FUTURE LG	FUT LONG EX: 06/14/10 CONTRACTS 160	58,000	(58,000)
	JUN10 3MO EURO FUTURE LG	VAR MRGN EX: 06/14/10 SIZE 250,000	—	(57,708)
	JUN10 3MO EURO FUTURE LG	FUT LONG EX: 06/14/10 CONTRACTS 27	(57,708)	57,708
	MAR10 EURO-BOBL FUTURE LG	VAR MRGN EX: 03/8/10 SIZE 100,000	—	4,426
	MAR10 EURO-BOBL FUTURE LG	FUT LONG EX: 03/8/10 CONTRACTS 3	4,426	(4,426)
	FONCIERE DES REGIONS WTS	16,046 SHARES	—	13,560
	BRAZILIAN REAL FRWRD CUR CNTRCT	BRL RATE 1.7540 EX 02/02/10	—	(55,362)
	BRAZILIAN REAL FRWRD CUR CNTRCT	BRL RATE 1.7540 EX 02/02/10	—	30,322
	SWISS FRANC FRWRD CUR CNTRCT	CHF RATE 1.0333 EX 03/23/10	—	(412)
	CHINESE RENMINBI FRWRD CUR CNTRCT	CNY RATE 6.7765 EX 11/23/10	—	(998)
	CHINESE RENMINBI FRWRD CUR CNTRCT	CNY RATE 6.7765 EX 11/23/10	—	(649)
	CHINESE RENMINBI FRWRD CUR CNTRCT	CNY RATE 6.7780 EX 11/17/10	—	(661)
	CHINESE RENMINBI FRWRD CUR CNTRCT	CNY RATE 6.7780 EX 11/17/10	—	(2,686)
	CHINESE RENMINBI FRWRD CUR CNTRCT	CNY RATE 6.7780 EX 11/17/10	—	(2,652)
	CHINESE RENMINBI FRWRD CUR CNTRCT	CNY RATE 6.7780 EX 11/17/10	—	(1,529)
	CHINESE RENMINBI FRWRD CUR CNTRCT	CNY RATE 6.7780 EX 11/17/10	—	(1,511)
	CHINESE RENMINBI FRWRD CUR CNTRCT	CNY RATE 6.7780 EX 11/17/10	—	(2,431)
	CHINESE RENMINBI FRWRD CUR CNTRCT	CNY RATE 6.7780 EX 11/17/10	—	(1,582)
	CHINESE RENMINBI FRWRD CUR CNTRCT	CNY RATE 6.8136 EX 06/07/10	—	(725)
	CHINESE RENMINBI FRWRD CUR CNTRCT	CNY RATE 6.8136 EX 06/07/10	—	(4,306)
	CHINESE RENMINBI FRWRD CUR CNTRCT	CNY RATE 6.8212 EX 03/29/10	—	(575)
	CHINESE RENMINBI FRWRD CUR CNTRCT	CNY RATE 6.8212 EX 03/29/10	—	(669)
	CHINESE RENMINBI FRWRD CUR CNTRCT	CNY RATE 6.8212 EX 03/29/10	—	(792)
	CHINESE RENMINBI FRWRD CUR CNTRCT	CNY RATE 6.8212 EX 03/29/10	—	(1,980)
	CHINESE RENMINBI FRWRD CUR CNTRCT	CNY RATE 6.8212 EX 03/29/10	—	(578)

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2009
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE, RATE
	IDENTITY OF ISSUE, BORROWER,	OF INTEREST, COLLATERAL, PAR, OR		CURRENT
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	COST	VALUE

DERIVATIVES RECEIVABLE — (CONTINUED):
	CHINESE RENMINBI FRWRD CUR CNTRCT	CNY RATE 6.8212 EX 03/29/10	—	(108)
	CHINESE RENMINBI FRWRD CUR CNTRCT	CNY RATE 6.8212 EX 03/29/10	—	(7)
	CHINESE RENMINBI FRWRD CUR CNTRCT	CNY RATE 6.8212 EX 03/29/10	—	(335)
	CHINESE RENMINBI FRWRD CUR CNTRCT	CNY RATE 6.8212 EX 03/29/10	—	(865)
	CHINESE RENMINBI FRWRD CUR CNTRCT	CNY RATE 6.8212 EX 03/29/10	—	254
	CHINESE RENMINBI FRWRD CUR CNTRCT	CNY RATE 6.8212 EX 03/29/10	—	160
	CHINESE RENMINBI FRWRD CUR CNTRCT	CNY RATE 6.8212 EX 03/29/10	—	160
	CHINESE RENMINBI FRWRD CUR CNTRCT	CNY RATE 6.8212 EX 03/29/10	—	659
	CHINESE RENMINBI FRWRD CUR CNTRCT	CNY RATE 6.8212 EX 03/29/10	—	585
	CHINESE RENMINBI FRWRD CUR CNTRCT	CNY RATE 6.8212 EX 03/29/10	—	349
	CHINESE RENMINBI FRWRD CUR CNTRCT	CNY RATE 6.8212 EX 03/29/10	—	330
	CHINESE RENMINBI FRWRD CUR CNTRCT	CNY RATE 6.8212 EX 03/29/10	—	531
	CHINESE RENMINBI FRWRD CUR CNTRCT	CNY RATE 6.8212 EX 03/29/10	—	337
	EURO FRWRD CUR CNTRCT	EUR RATE 0.6970 EX 01/26/10	—	(1,368)
	EURO FRWRD CUR CNTRCT	EUR RATE 0.6970 EX 1/08/10	—	54,277
	EURO FRWRD CUR CNTRCT	EUR RATE 0.6970 EX 1/26/10	—	27,726
	EURO FRWRD CUR CNTRCT	EUR RATE 0.69701 EX 2/19/10	—	1,084,978
	EURO FRWRD CUR CNTRCT	EUR RATE 0.69701 EX 2/19/10	—	(3,336)
	BRITISH POUND FRWRD CUR CNTRCT	GBP RATE 0.6193 EX 01/13/10	—	(3,192)
	JAPANESE YEN FRWRD CUR CNTRCT	JPY RATE 93.0851 EX 01/25/10	—	(89,255)
	JAPANESE YEN FRWRD CUR CNTRCT	JPY RATE 93.0905 EX 01/14/10	—	146,576
	JAPANESE YEN FRWRD CUR CNTRCT	JPY RATE 93.0905 EX 01/14/10	—	(16,233)
	STH KOREAN WON FRWRD CUR CNTRCT	KRW RATE 1,165.8081 EX 02/11/10	—	430
	STH KOREAN WON FRWRD CUR CNTRCT	KRW RATE 1,165.8081 EX 02/11/10	—	461
	STH KOREAN WON FRWRD CUR CNTRCT	KRW RATE 1,165.8082 EX 02/11/10	—	13,825
	STH KOREAN WON FRWRD CUR CNTRCT	KRW RATE 1,165.8083 EX 02/11/10	—	15,230
	STH KOREAN WON FRWRD CUR CNTRCT	KRW RATE 1,165.8083 EX 02/11/10	—	1,491
	STH KOREAN WON FRWRD CUR CNTRCT	KRW RATE 1,165.8083 EX 02/11/10	—	925
	STH KOREAN WON FRWRD CUR CNTRCT	KRW RATE 1,174.2726 EX 07/28/10	—	4,859
	STH KOREAN WON FRWRD CUR CNTRCT	KRW RATE 1,174.2726 EX 07/28/10	—	185
	STH KOREAN WON FRWRD CUR CNTRCT	KRW RATE 1,174.2726 EX 07/28/10	—	325
	STH KOREAN WON FRWRD CUR CNTRCT	KRW RATE 1,174.2726 EX 07/28/10	—	95
	STH KOREAN WON FRWRD CUR CNTRCT	KRW RATE 1,174.2726 EX 07/28/10	—	240
	STH KOREAN WON FRWRD CUR CNTRCT	KRW RATE 1,174.2726 EX 07/28/10	—	3,995
	STH KOREAN WON FRWRD CUR CNTRCT	KRW RATE 1,175.2732 EX 8/27/10	—	139
	STH KOREAN WON FRWRD CUR CNTRCT	KRW RATE 1,179.2007 EX 11/12/10	—	(260)
	STH KOREAN WON FRWRD CUR CNTRCT	KRW RATE 1,179.2008 EX 11/12/10	—	(194)
	STH KOREAN WON FRWRD CUR CNTRCT	KRW RATE 1,179.2008 EX 11/12/10	—	(194)
	MEX NEW PESO FRWRD CUR CNTRCT	MXN RATE 13.2240 EX 04/22/10	—	24,062
	MEX NEW PESO FRWRD CUR CNTRCT	MXN RATE 13.2240 EX 04/22/10	—	5,768
	MEX NEW PESO FRWRD CUR CNTRCT	MXN RATE 13.2240 EX 04/22/10	—	(3,358)
	PHILIPPINES PESO FRWRD CUR CNTRCT	PHP RATE 46.7949 EX 04/16/10	—	29
	SINGAPORE DLLR FRWRD CUR CNTRCT	SGD RATE 1.4046 EX 02/11/10	—	(9,844)
	SINGAPORE DLLR FRWRD CUR CNTRCT	SGD RATE 1.4046 EX 02/11/10	—	(4,942)
	IRS EUR SWAP	1,300,000 SHARES	—	70,542
	GATX FIN BP CBK SWAP	1,000,000 SHARES	—	1,574
	CIGNA CORP BP MYC SWAP	1,000,000 SHARES	—	2,261
	ZCS BRL SWAP	400,000 SHARES	—	17,401
	ZCS BRL SWAP	300,000 SHARES	—	13,050

	TOTAL DERIVATIVES RECEIVABLE		(745,245)	1,324,102

	TOTAL INVESTMENTS		$12,189,680,541	$12,837,022,429

*	PARTY-IN-INTEREST INVESTMENTS

**	INTEREST RATE IS NET OF ADMINISTRATIVE SERVICE FEES

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (ACQUIRED AND DISPOSED OF WITHIN YEAR)
FOR THE YEAR ENDED DECEMBER 31, 2009
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE, RATE
	IDENTITY OF ISSUE, BORROWER,	OF INTEREST, COLLATERAL, PAR, OR	COSTS OF	PROCEEDS OF
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	ACQUISITIONS	DISPOSITION

CORPORATE DEBT INSTRUMENTS:
	AMERICAN EXPRESS CREDIT CORP	SEMI-ANN, 5.875%, 5/02/2013, 200,000	210,606	215,976
	BARCLAYS BANK PLC	SEMI-ANN, 10.179%, 6/12/2021 1,920,000	2,400,000	2,545,018
	BHP BILLITION FINANCE	SEMI-ANN, 5.00%, 12/15/2010, 1,800,000	1,877,994	1,881,000
	BMW VEH LEASE TR	MONTHLY FLTNG, 11/15/2009, 241,050	238,714	241,050
	BSCH ISSUANCES	SEMI-ANN, 7.625%, 11/03/2009, 2,850,000	2,917,493	2,901,386
	CALYON NY	QRTLY FLTNG, 6/11/2010, 3,666,000	3,663,913	3,665,259
	CALYON NY	QRTLY FLTNG, 6/29/2010, 5,400,000	5,397,014	5,399,330
	CAPITAL AUTO REC’BS ASSET TRUST	MONTHLY, 4.93%, 12/15/2010, 305,586	306,828	305,586
	CAPITAL AUTO REC’BS ASSET TRUST	MONTHLY FLTNG, 9/15/2010, 142,022	142,027	142,022
	CAPITAL ONE PRIME AUTO REC’BS TR	MONTHLY, 4.99%, 09/15/2010, 163,142	162,836	163,142
	CARMAX AUTO OWNRS TRUST	MONTHLY, 5.33%, 9/15/2010, 892,603	899,685	896,603
	CARMAX AUTO OWNRS TRUST	MONTHLY, 5.15%, 2/15/2011, 1,960,231	1,981,166	1,960,231
	CARMAX AUTO OWNRS TRUST	MONTHLY, 1.664%, 5/07/2010, 3,965,454	3,965,454	3,965,454
	CCH II LLC/CCH II CAPITAL CORP	SEMI-ANN, 10.25%, 9/15/2010, 658,328	617,515	602,279
	CNH EQUIPMENT TRUST	MONTHLY, 1.736%, 4/15/2010, 7,107,977	7,108,151	7,107,977
	CNH EQUIPMENT TRUST	MONTHLY, 1.352%, 6/04/2010, 3,144,191	3,144,741	3,144,191
	CREDIT SUISSE FB USA INC	QRTLY FLTNG, 8/15/2010, 2,000,000	1,991,713	2,002,036
	DAIMLERCHRYSLER AUTO TRUST	MONTHLY FLTNG, 10/08/2010, 1,375,133	1,375,512	1,375,133
	ELAN CORP	SEMI-ANN, 8.75%, 10/15/2016, 125,000	123,388	118,750
	ENERGY FUTURE HLDGS CORP	SEMI-ANN FLTNG, 11/01/2017, 6,148,000	3,458,250	4,542,908
	ENERGY FUTURE HLDGS CORP	SEMI-ANN FLTNG, 11/01/2017, 310,000	221,650	258,350
	FORD CREDIT AUTO OWNER TR	MONTHLY, 5.26%, 10/15/2010, 798,859	804,267	798,859
	FORD CREDIT AUTO OWNER TR	MONTHLY, 5.16%, 11/15/2010, 5,952,194	5,989,393	5,952,194
	FORD CREDIT AUTO OWNER TR	MONTHLY FLTNG, 7/15/2010, 4,077,494	4,039,417	4,077,494
	FORD CREDIT AUTO OWNER TR	MONTHLY, 1.86%, 4/15/2010, 1,107,680	1,107,680	1,107,680
	GENERAL ELECTRIC CAPITAL CORP	QRTLY FLTNG, 3/12/2012, 4,800,000	4,840,608	4,825,968
	GENERAL ELECTRIC CAPITAL CORP	SEMI-ANN, 6.875%, 1/10/2039, 11,000,000	10,180,255	11,002,362
	GENERAL ELECTRIC CO	QRTLY FLTNG, 5/10/2010, 2,300,000	2,298,022	2,300,706
	GENERAL ELECTRIC	SEMI-ANN, 6.875%, 11/15/2010, 5,000,000	5,312,900	5,288,400
	HCA-HEALTHCARE CO	SEMI-ANN, 7.875%, 2/01/2011, 125,000	128,438	128,750
	HONDA AUTO REC’S	MONTHLY,4.60%, 11/22/2010, 25,883	25,902	25,883
	HONDA AUTO REC’S	MONTHLY, 5.08%, 7/18/2011, 426,498	431,238	426,498
	HONDA AUTO REC’S	MONTHLY, 5.12, 10/15/2010, 3,366,674	3,393,172	3,366,674
	HONDA AUTO REC’S	MONTHLY, 3.77%, 9/20/2010, 2,226,392	2,237,964	2,226,392
	KAUPTHING BANK	SEMI-ANN, 5.75%, 10/4/2011, 260,000	18,200	63,700
	MASHANTUCKET WESTERN PEQUOT TR	SEMI-ANN, 8.5%, 11/15/2015, 125,000	62,031	31,875
	METROPOLITAN LIFE GBL FUNDING	QRTLY FLTNG, 6/25/2010, 1,250,000	1,245,273	1,253,821
	METROPOLITAN LIFE GBL FUNDING	QRTLY FLTNG, 5/17/2010, 3,450,000	3,322,214	3,446,403
	NISSAN AUTO LEASE TRUST	MONTHLY, 5.10%, 7/16/2012, 947,734	930,312	947,734
	NISSAN AUTO REC’S OWNER TRUST	MONTHLY, 5.10%, 11/15/2010, 1,448,945	1,460,708	1,448,945
	NORTEL NETWORKS LIMITED	QRTLY, 0.00%, 7/15/2011, 250,000	229,990	91,250
	NORTEL NETWORKS LIMITED	SEMI-ANN, 10.125%, 7/15/2013, 500,000	505,197	185,000
	PECO ENERGY TRANSITION TRUST	SEMI-ANN, 7.65%, 3/01/2010, 5,471,000	5,623,242	5,471,000
	QVC INC	SEMI-ANN, 7.50%, 10/01/2019, 625,000	614,238	625,865
	SLM CORP	SEMI-ANN, 4.30%, 12/15/2009, 250,000	207,722	236,049
	SPANSION INC	SEMI-ANN, 11.25%, 1/15/2016, 375,000	389,066	39,375
	SUNTRUST BANK	SEMI-ANN, 4.25%, 10/15/2009, 1,350,000	1,353,375	1,350,000
	SUPERMEDIA INC	SEMI-ANN, 8.00%, 11/15/2016, 500,000	505,651	33,125
	UNIVERSAL CITY DEVELOPMENT	SEMI-ANN, 11.75%, 4/01/2010, 250,000	204,063	250,000
	USAA AUTO OWNER TRUST	MONTHLY, 4.63%, 5/15/2012, 532,842	537,937	532,842
	USAA AUTO OWNER TRUST	MONTHLY, 3.91%, 1/18/2011, 1,159,210	1,166,712	1,159,210
	WACHOVIA AUTO LOAN OWNER TRUST	MONTHLY, 5.10%, 7/20/2011, 320,472	321,949	320,472
	WACHOVIA AUTO LOAN OWNER TRUST	MONTHLY, 5.23%, 8/22/2011, 2,085,030	2,074,605	2,085,030

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (ACQUIRED AND DISPOSED OF WITHIN YEAR)
FOR THE YEAR ENDED DECEMBER 31, 2009
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE, RATE
	IDENTITY OF ISSUE, BORROWER,	OF INTEREST, COLLATERAL, PAR, OR	COSTS OF	PROCEEDS OF
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	ACQUISITIONS	DISPOSITION

CORPORATE DEBT INSTRUMENTS (CONTINUED):
	WACHOVIA AUTO LOAN OWNER TRUST	MONTHLY FLTNG, 3/21/2011, 816,357	814,443	816,357
	WACHOVIA AUTO OWNER TRUST	MONTHLY, 5.35%, 2/20/2011, 904,217	904,323	904,217
	WELLS FARGO & CO	QRTLY FLTNG, 1/29/2010, 750,000	750,995	750,548
	WORLD OMNI AUTO REC’BS TRUST	MONTHLY, 5.23%, 2/15/2011, 4,318,424	4,342,041	4,318,424

	TOTAL CORPORATE DEBT INSTRUMENTS		110,578,193	111,322,783

EQUITY SECURITIES:
	ABB LTD	79,680 SHARES	1,407,508	1,521,449
	ABC ARBITRAGE	10,076 SHARES	96,702	100,443
	ACORDA THERAPEUTICS INC	24,000 SHARES	578,827	415,045
	ADIDIAS AG	25,314 SHARES	952,525	796,309
	ADOBE SYSTEMS INC	9,300 SHARES	230,757	263,373
	AIR LIQUIDE	11,429 SHARES	850,289	1,340,536
	ALAMOS GOLD	5,087 SHARES	41,810	43,894
	ALPHAMERIC	39,550 SHARES	19,386	20,657
	ALTRA HOLDINGS INC	13,100 SHARES	91,401	144,905
	AMPER SA	3,885 SHARES	31,077	35,162
	ANSALDO STST	31,430 SHARES	506,542	549,015
	AOL INC	7,090 SHARES	190,377	161,778
	ARCADIS NV	1,663 SHARES	22,783	26,306
	ARCHIPELAGO LEARNING INC	400 SHARES	6,600	7,593
	ARISTOCRAT LEISURE	5,800 SHARES	26,554	27,336
	ASAX CO LTD	12 SHARES	6,206	11,007
	ASM PACIFIC TECHNOLOGY	8,500 SHARES	26,295	23,184
	ATHEROS COMMUNICATIONS INC	24,000 SHARES	398,430	543,775
	AURUBIS AG	23,200 SHARES	758,118	656,929
	AUTONOMY CORP	41,940 SHARES	848,347	1,023,459
	AXA	142,328 SHARES	—	85,543
	AXELL CORP	900 SHARES	37,720	32,613
	BALFOUR BEATTY	241,813 SHARES	—	381,794
	BANCO SANTANDER SA	541,591 SHARES	—	101,497
	BANIF SGPS SA	294,679 SHARES	—	29,469
	BANK OF KYOTO	82,000 SHARES	886,083	660,854
	BANK OF RYUKYUS	200 SHARES	1,942	1,717
	BANKINTER SA	1,001 SHARES	—	739
	BARRATT DEVELOPMENTS PLC	300,300 SHARES	219,044	185,179
	BEAZLEY GROUP	221,717 SHARES	—	1,325
	BELLWAY	21,600 SHARES	217,995	290,076
	BILFINGER BERGER NPV	26,168 SHARES	—	157,996
	BILLABONG INTERNATIONAL	14,352 SHARES	94,931	129,466
	BIOMARIN PHARAMCEUTICAL	9,600 SHARES	153,716	164,317
	BLUE COAT SYS INC	47,000 SHARES	537,510	735,117
	BNP PARIBAS	91,070 SHARES	—	103,528
	BOUSTEAD SINGAPORE	14,000 SHARES	6,741	4,175
	BPO PROPERTIES LTDCOM	1,100 SHARES	25,667	26,317
	BRICKWORKS	600 SHARES	4,015	8,183
	BRISCOE GROUP	4,300 SHARES	2,720	3,594
	BUZZI UNICEM	10,977 SHARES	141,797	136,340
	CAMBRIDGE INDUSTRIAL TRUST	326,000 SHARES	64,501	98,210
	CAMPBELL BROTHERS	266 SHARES	—	1,378
	CANADIAN TIRE CORP	2,600 SHARES	101,562	113,542
	CAPELLA EDUCATION CO	1,100 SHARES	52,387	67,095
	CARBON ENERGY	94,944 SHARES	67,473	65,984

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (ACQUIRED AND DISPOSED OF WITHIN YEAR)
FOR THE YEAR ENDED DECEMBER 31, 2009
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE, RATE
	IDENTITY OF ISSUE, BORROWER,	OF INTEREST, COLLATERAL, PAR, OR	COSTS OF	PROCEEDS OF
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	ACQUISITIONS	DISPOSITION

EQUITY SECURITIES (CONTINUED):
	CARNARVON PETROLEUM	217,148 SHARES	130,470	100,089
	CARPHONE WAREHOUSE GROUP	336,853 SHARES	895,692	930,582
	CGG VERITAS	5,648 SHARES	64,484	72,687
	CH OFFSHORE	95,000 SHARES	14,831	33,988
	CHAMPION TECH HOLDINGS LTD	1,010,000 SHARES	—	19,429
	CHIMNEY CO	5,900 SHARES	103,960	145,731
	CHINA TING GROUP HLDGS LTD	378,000 SHARES	47,653	43,879
	CIENA CORP	79,100 SHARES	769,797	987,586
	CITIZEN HOLDINGS CO	47,100 SHARES	172,398	191,498
	CITY TELECOM (H.K.)	320,000 SHARES	70,603	116,556
	CLAS OHLSON	3,982 SHARES	41,307	47,717
	CLEAR MEDIA	4,000 SHARES	1,039	1,521
	COCOKARA FINE HOLDINGS INC	400 SHARES	7,213	8,732
	COFFEY INTERNATIONAL	35,159 SHARES	56,155	60,747
	COFINIMMO	127 SHARES	14,560	17,133
	CONSOLIDATED MEDIA	23,200 SHARES	28,309	64,273
	COOKSON GROUP	354,600 SHARES	—	12,096
	CORRIENTE RESOURCES	23,039 SHARES	145,909	137,124
	COUNT FINANCIAL	4,200 SHARES	5,099	4,240
	CREDITO VALTELLINESE	131,165 SHARES	—	31,838
	CRH NEW ORD	17,646 SHARES	203,507	195,770
	CRH NEW ORD	11,247 SHARES	—	89,471
	CROSS HARBOUR HLDGS	18,000 SHARES	13,953	13,645
	CSR ORD	73,500 SHARES	67,656	81,026
	CUDECO LTD	15,300 SHARES	80,321	74,401
	CUSTOMERS	32,700 SHARES	76,264	91,855
	DAETWYLER HLDGS	13,505 SHARES	504,025	541,719
	DAH SING FINANCIAL GROUP	5,600 SHARES	12,474	32,860
	DAINIPPON SUMITOMO PHARMA	4,900 SHARES	38,568	42,246
	DAPHNE INT’L HOLDINGS LTD	288,000 SHARES	101,241	181,983
	DAVIDE CAMPARI	14,610 SHARES	78,159	139,954
	DE LA RUE	40,014 SHARES	590,623	569,245
	DECMIL GROUP LTD	5,700 SHARES	4,895	7,188
	DEEP YELLOW LTD	148,600 SHARES	48,834	40,827
	DENA CO LTD	420 SHARES	1,305,348	1,303,592
	DESCENTE	1,000 SHARES	3,567	3,599
	DEXUS PROPERTY GROUP	2,157,313 SHARES	1,239,846	1,298,078
	DIALOG SEMICONDUCTOR	10,205 SHARES	15,295	23,304
	DIMENSION DATA HLDGS PLC	1,080,863 SHARES	736,708	1,063,732
	DIRECTV COM	8,301 SHARES	109,930	262,930
	DIRECTV GROUP INC	31,850 SHARES	766,060	777,610
	DNB NOR BANK ASA	89,688 SHARES	—	253,658
	DOMINION MINING	52,651 SHARES	152,776	181,548
	DOUGLAS HLDGS	15,869 SHARES	673,078	620,193
	DRAKA HLDGS	38,160 SHARES	306,338	542,342
	DRAX GROUP	104,884 SHARES	799,214	808,820
	DUFRY AG	1,115 SHARES	17,090	30,674
	EAGLE NICE INTERNATIONAL HLDGS	144,000 SHARES	33,902	40,435
	EAST JAPAN RAILWAY CO	21,700 SHARES	1,504,951	1,286,135
	EASTERN STAR	42,010 SHARES	33,628	36,185
	EASYJET	114,680 SHARES	552,946	713,442
	EBOS GROUP	4,794 SHARES	10,877	13,947
	ECKERT & ZIEGLER	1,976 SHARES	48,631	55,390

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (ACQUIRED AND DISPOSED OF WITHIN YEAR)
FOR THE YEAR ENDED DECEMBER 31, 2009
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE, RATE
	IDENTITY OF ISSUE, BORROWER,	OF INTEREST, COLLATERAL, PAR, OR	COSTS OF	PROCEEDS OF
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	ACQUISITIONS	DISPOSITION

EQUITY SECURITIES (CONTINUED):
	EIFFAGE	12,982 SHARES	903,671	770,144
	EMERSON ELECTRIC CO	18,710 SHARES	620,771	704,298
	ENEL SPA	501,378 SHARES	—	240,601
	ENERPLUS RESOURCES FUND TRUST	6,300 SHARES	133,940	129,146
	ERG	17,000 SHARES	200,180	215,616
	EUTELSAT COMMUNICATIONS	5,101 SHARES	104,554	113,063
	EVERCORE PARTNERS INC	16,630 SHARES	251,549	482,661
	EXTRACT RESOURCES	15,300 SHARES	82,942	111,960
	FAIRWOOD HLDGS	74,000 SHARES	57,819	67,815
	FAR EAST CONSORTIUM INTL	283,000 SHARES	65,684	83,607
	FASTWEB	13,960 SHARES	346,450	405,751
	FIRST QUANTUM MINERALS	1,100 SHARES	48,279	63,077
	FLUGHAFEN ZURICH AG	15 SHARES	3,035	2,789
	FRIENDS PROVIDENT	12,190 SHARES	11,641	10,903
	FUJIKURA KASEI	6,200 SHARES	23,471	33,548
	FUKUOKA FINANCIAL GROUP INC	73,000 SHARES	224,347	278,325
	FUSHAN INT’L ENERGY GRP	282,000 SHARES	138,970	164,250
	FUYO GENERAL LEASE CO LTD	12,700 SHARES	236,911	268,373
	GALAXY ENTERTAINMENT GROUP	12,000 SHARES	5,524	5,417
	GALLIFORD TRY NEW ORD	56,899 SHARES	—	86,441
	GARDNER DENVER INC	197 SHARES	5,146	7,075
	GENTING HONG KONG LTD	112,000 SHARES	13,858	16,818
	GOLDSHIELD GROUP	68,668 SHARES	251,341	337,739
	GRAINCORP	3,800 SHARES	22,614	24,387
	GREATBATCH INC	18,000 SHARES	426,267	357,922
	HARRIS STRATEX NETWORKS IINC	33,486 SHARES	305,610	181,793
	HARVEST ENERGY TRUST	20,360 SHARES	151,976	85,265
	HATTERAS FINANCIAL CORP	14,900 SHARES	361,753	456,785
	HEIJMANS	9,711 SHARES	356,488	27,192
	HELLENIC TELECOM	51,716 SHARES	801,270	735,440
	HENNES & MAURITZ	20,865 SHARES	842,300	995,028
	HI SUN TECHNOLOGY (CHINA)	633,000 SHARES	94,726	225,545
	HILLGROVE RESOURCES	16,900 SHARES	4,878	5,722
	HITACHI INFORMATION SYSTEMS	3,100 SHARES	50,227	60,600
	HKSCAN CORP	18,885 SHARES	—	23,529
	HMV GROUP	23,471 SHARES	45,211	47,795
	HOPSON DEVELOPMENT HLDGS	26,000 SHARES	29,198	38,126
	HUNG HING PRINTING GROUP	44,000 SHARES	10,537	12,143
	HUNTINGTON BANCSHARES INC	39,700 SHARES	142,920	158,439
	IDEXX LABORATORIES INC	25,800 SHARES	856,895	1,239,932
	INDUSTREA LTD	50,000 SHARES	21,600	19,220
	INFORMA	195,098 SHARES	607,112	768,529
	INFORMA	78,039 SHARES	114,283	119,841
	INTERNATIONAL PLANTATIONS	3,600 SHARES	83,405	138,493
	INVESTEC	348,383 SHARES	1,463,423	2,384,888
	IOOF HLDGS LTD	5,100 SHARES	15,702	17,849
	IRESS MARKET TECHNOLOGY	32,866 SHARES	146,655	233,502
	ITERATION ENERGY LIMITED	38,700 SHARES	38,036	40,791
	ITO EN NPV	60,000 SHARES	1,082,868	955,421
	ITT EDUCATIONAL SERVICES INC	9,020 SHARES	884,343	986,729
	JAFCO	400 SHARES	6,099	8,113
	JAPAN PETROLEUM EXPLORATION CO	200 SHARES	10,636	10,384
	JOYO BANK	176,000 SHARES	814,835	872,597

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (ACQUIRED AND DISPOSED OF WITHIN YEAR)
FOR THE YEAR ENDED DECEMBER 31, 2009
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE, RATE
	IDENTITY OF ISSUE, BORROWER,	OF INTEREST, COLLATERAL, PAR, OR	COSTS OF	PROCEEDS OF
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	ACQUISITIONS	DISPOSITION

EQUITY SECURITIES (CONTINUED):
	JUNGFRAUBAHN-GES	1,973 SHARES	—	1,418
	KAROON GAS AUSTRALIA	11,678 SHARES	71,934	74,777
	KEMIRA OYJ	69,709 SHARES	—	102,771
	KEYERA FACILITIES INCOME FUND TR	3,962 SHARES	67,988	66,643
	KIER GROUP	6,985 SHARES	114,173	115,295
	KINDEN CORP	18,000 SHARES	149,672	155,349
	KME GROUP SPA	289,519 SHARES	191,143	207,620
	KS ENERGY SERVICES LTD	19,000 SHARES	16,305	15,228
	KS ENERGY SERVICES NPV	4,250 SHARES	—	79
	KUDELSKI SA	33,123 SHARES	399,722	747,736
	L’OREAL	10,898 SHARES	1,073,325	1,182,123
	LUFKIN INDUSTRIES INC	1,900 SHARES	91,580	117,774
	LYNAS CORP	95,900 SHARES	57,158	41,413
	MACK CALI REALTY CORP	14,800 SHARES	369,866	512,893
	MAN WAH HLDGS	84,000 SHARES	12,991	13,412
	MANITOBA TELECOM SERVICES	7,000 SHARES	194,889	216,069
	MAPFRE SA	925,964 SHARES	—	12,312
	MAPFRE SA	972,470 SHARES	—	16,154
	MARUICHI STEEL TUBE	5,500 SHARES	106,159	103,401
	MEDIDATA SOLUTION INC	4,300 SHARES	60,200	68,709
	MEGGITT	269,768 SHARES	500,918	590,857
	MEIJI HOLDINGS CO LTD	8,800 SHARES	366,638	334,775
	METRO HLDGS	68,000 SHARES	27,448	32,620
	METRO INC	6,900 SHARES	214,085	224,588
	MIN XIN HLDGS	178,000 SHARES	51,301	77,855
	MINERAL DEPOSITS	89,067 SHARES	59,126	80,852
	MIRACA HLDGS	3,700 SHARES	76,504	78,316
	MIZUHO SECURITIES CO LTD	99,000 SHARES	293,249	385,130
	MOLOPO ENERGY LTD	13,700 SHARES	12,370	11,147
	MONADELPHOUS GROUP	36,700 SHARES	297,073	435,105
	MTR CORP	371,500 SHARES	1,209,344	1,368,899
	MUSASHI SEIMITSU	1,100 SHARES	14,332	16,199
	NATIONAL BANK OF CANADA	1,300 SHARES	43,019	62,977
	NATIONAL BANK OF GREECE	43,083 SHARES	—	64,939
	NEPTUNE MARINE SERVICES LTD	63,800 SHARES	27,600	47,770
	NEW WORLD CHINA	140,400 SHARES	—	8,331
	NEW ZEALAND OIL & GAS ORD	60,600 SHARES	41,769	38,572
	NEWMONT MINING CORP	23,830 SHARES	1,082,448	1,053,676
	NICHII GAKKAN CO	200 SHARES	2,256	2,182
	NIDEC-READ	400 SHARES	3,773	5,378
	NIPPON EXPRESS CO	227,000 SHARES	1,003,545	921,568
	NIPPON OIL CORP	168,000 SHARES	1,015,601	710,767
	NISSAY DOWA GENERAL INSURANCE	5,000 SHARES	24,699	24,630
	NISSHIN STEEL CO	178,000 SHARES	405,174	364,295
	NITTOKU ENGINEERING CO	1,500 SHARES	5,078	8,148
	NOMURA HLDGS	110,000 SHARES	891,694	816,803
	NORDEA BANK AB	2,755,500 SHARES	—	341,721
	OMRON CORP	28,800 SHARES	345,091	389,004
	OPENTABLE INC	100 SHARES	2,000	2,616
	ORION CORPORATION	2,614 SHARES	42,410	37,453
	OROTON INTERNATIONAL	1,700 SHARES	4,912	8,291
	OTSUKA CORPORATION	700 SHARES	35,573	39,519
	PACIFIC ANDES HLGDS	276,000 SHARES	—	10,444

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (ACQUIRED AND DISPOSED OF WITHIN YEAR)
FOR THE YEAR ENDED DECEMBER 31, 2009
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE, RATE
	IDENTITY OF ISSUE, BORROWER,	OF INTEREST, COLLATERAL, PAR, OR	COSTS OF	PROCEEDS OF
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	ACQUISITIONS	DISPOSITION

EQUITY SECURITIES (CONTINUED):
	PERNOD-RICARD	131,333 SHARES	807,485	974,759
	PERNOD-RICARD	12,884 SHARES	—	46,382
	PERRIGO CO	25,000 SHARES	594,921	871,369
	PHARMAXIS	45,706 SHARES	90,216	94,299
	PHOENIX IT GORUP	69,551 SHARES	182,217	149,039
	PRAKTIKER BAU — UND HEIMWERKERM	53,250 SHARES	192,801	739,428
	PRICER AB	558,706 SHARES	35,546	36,971
	PROACT IT GROUP	1,782 SHARES	12,317	17,867
	PROFFICE AB	8,912 SHARES	19,340	32,283
	PROVIDENT FINANCIAL SERVICES INC	41,865 SHARES	397,874	451,488
	PZ CUSSONS	56,909 SHARES	139,425	133,066
	QUADRANT HOLDINGS	1,085 SHARES	44,547	87,619
	QUANTUM ENERGY	121,600 SHARES	39,062	22,865
	QUEENSTON MINING INC	5,500 SHARES	28,352	27,236
	REA GROUP LTD	200 SHARES	450	1,601
	RECORDATI	59,520 SHARES	330,170	364,588
	REDES ENERGETICAS NACIONAIS SGPS	42,890 SHARES	170,577	174,535
	RETIMANS (CANADA)	11,700 SHARES	138,003	171,161
	RESONA HLDGS INC	51,200 SHARES	826,489	768,365
	RESORTTRUST INC	18,500 SHARES	187,977	231,055
	RESTAURANT GROUP PLC	41,240 SHARES	92,994	132,773
	REXAM	146,533 SHARES	—	207,328
	RHEINMETALL AG	5,400 SHARES	185,206	217,973
	RIO TINTO LIMITED	16,359 SHARES	324,335	269,088
	RIO TINTO LIMITED	15,083 SHARES	121,857	161,321
	RIVERSDALE MINING	7,800 SHARES	24,731	32,179
	ROHTO PHARMACEUTICAL CO	7,000 SHARES	89,995	84,056
	ROSETTA STONE INC	5,900 SHARES	106,757	150,745
	ROTARY ENGINEERING	197,000 SHARES	39,541	76,392
	RYANAIR HLDGS	259,709 SHARES	1,023,437	960,520
	SAI GLOBAL LTD	4,419 SHARES	9,839	10,495
	SANDRIDGE ENERGY INC	74,800 SHARES	811,018	765,994
	SANFORD	3,400 SHARES	10,827	12,071
	SANOH INDUSTRIAL	10,900 SHARES	44,740	72,502
	SAP AG	23,170 SHARES	865,244	1,051,646
	SAS AB	229,145 SHARES	130,528	162,245
	SCHWEIZ NATIONAL-VERSICHERUNGS	3,640 SHARES	—	4,084
	SEAHAWK DRILLING INC	1,920 SHARES	44,483	44,971
	SECOM CO	27,100 SHARES	1,060,447	1,268,732
	SEEK LIMITED	4,700 SHARES	13,742	15,207
	SEMAFO INC	19,657 SHARES	38,333	38,821
	SHELL ELECTRIC MFG (HLDGS) CO	218,000 SHARES	59,121	66,694
	SHIMANO INC	2,400 SHARES	74,439	82,940
	SINGAPORE AIRPORT TERMINAL SVCS	315,510 SHARES	342,424	452,508
	SINGAPORE TELECOMMUNCIATIONS	422,000 SHARES	934,067	897,546
	SINO-FOREST CORP	15,270 SHARES	166,282	271,121
	SIRTEX MEDICAL	11,475 SHARES	39,158	45,614
	SKISTAR AB	7,169 SHARES	106,162	134,095
	SMITHS NEWS PLC	9,175 SHARES	15,702	17,009
	SMS MANAGEMENT & TECHNOLOGY	37,100 SHARES	112,994	183,029
	SOJITZ CORP	69,200 SHARES	164,937	135,327
	SOLAR A/S	445 SHARES	11,242	12,980
	SOLARIA ENERGIA Y MEDIO AMBIENTE	86,818 SHARES	213,306	177,766

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (ACQUIRED AND DISPOSED OF WITHIN YEAR)
FOR THE YEAR ENDED DECEMBER 31, 2009
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE, RATE
	IDENTITY OF ISSUE, BORROWER,	OF INTEREST, COLLATERAL, PAR, OR	COSTS OF	PROCEEDS OF
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	ACQUISITIONS	DISPOSITION

EQUITY SECURITIES (CONTINUED):
	SOLUTIA INC	97,200 SHARES	486,000	973,876
	SPARK INFR GROUP	40,464 SHARES	30,945	34,847
	ST BARBARA	20,800 SHARES	5,189	4,858
	ST JAME’S PLACE	145,254 SHARES	401,672	360,699
	STADA ARZNEIMITTEL AG	165 SHARES	4,564	5,369
	STARHILL GLOBAL RE INV TST	11,000 SHARES	—	989
	STRABAG	5,117 SHARES	107,848	111,016
	SUMITOMO CORP	159,800 SHARES	1,440,944	1,546,771
	SUMITOMO HEAVY INDUSTRIES	3,000 SHARES	14,245	14,224
	SUMITOMO OSAKA CEMENT CO	316,000 SHARES	823,654	678,159
	SUPER COFFEEMIX MANUFACTURING	82,000 SHARES	17,406	20,737
	SUPERIOR PLUS CORP	10,364 SHARES	96,957	109,841
	SUZUKI MOTOR CORP	55,100 SHARES	1,008,353	1,273,119
	SWEDISH MATCH AB	54,121 SHARES	1,001,834	1,143,512
	SWITCH AND DATA FACILITIES CO	4,500 SHARES	63,024	78,967
	SXC HEALTH SOLUTIONS CORP	7,080 SHARES	307,355	332,453
	SYMRISE AG	2,636 SHARES	42,090	42,080
	SYNTHES INC WILMINGTON	8,724 SHARES	1,052,932	820,676
	TAKASAGO THERMAL ENG CO	2,000 SHARES	14,338	16,365
	TALECRIS BIOTHERAPEUTICS HLDGS	18,800 SHARES	384,821	376,427
	TECHNOLOGY ONE	79,467 SHARES	40,429	52,596
	TECHTRONIC INDUSTRIES	44,000 SHARES	25,153	33,514
	TECMO KOEI HOLDINGS CO	100 SHARES	722	879
	TECNOCOM TELECOM Y ENERGIA	35,407 SHARES	—	15,464
	TESSENDERLO	21,809 SHARES	671,190	732,293
	TMX GROUP	6,500 SHARES	185,231	178,506
	TOSHIN GROUP CO LTD	300 SHARES	3,758	5,276
	TOSOH CORP	65,000 SHARES	181,557	196,063
	TRANSFIELD SERVICES	3,500 SHARES	5,259	6,377
	TRANSPACIFIC INDUSTRIES GROUP LTD	13,200 SHARES	16,868	17,735
	TRAVIS PERKINS	4,076 SHARES	11,317	12,757
	TROY RESOURCES	2,700 SHARES	4,931	6,781
	TSUTSUMI JEWELRY	600 SHARES	11,680	14,615
	TUBOS REUNIDOS SA	36,885 SHARES	93,978	96,701
	TUI AG	74,320 SHARES	672,703	517,649
	TUI TRAVEL	108,000 SHARES	432,987	440,548
	TYCO ELECTRONICS LTD	500 SHARES	15,060	9,223
	TYSAN HOLDINGS	42,000 SHARES	5,112	4,576
	UNICREDITO ITALIANO SPA	581,967 SHARES	—	—
	VICAT	3,400 SHARES	251,195	256,034
	VOLKSWAGEN AG	15,773 SHARES	920,862	1,607,679
	VST HLDGS	240,000 SHARES	32,039	37,545
	WASHINGTON FEDERAL INC	20,900 SHARES	331,530	395,322
	WEST ENERGY TLD	6,500 SHARES	14,225	14,604
	WESTON (GEORGE)	1,800 SHARES	83,770	96,522
	WESTSHORE TERMINAL INCOME FD TST	7,167 SHARES	70,932	64,288
	WHETHERSPOON (J.D.)	146,487 SHARES	951,790	988,110
	WHITBREAD	117,378 SHARES	1,209,126	1,481,877
	XILINX INC	23,850 SHARES	451,927	548,062
	XINYI GLASS HOLDING CO LTD	54,000 SHARES	36,410	41,940
	YAMANA GOLD INC	5,730 SHARES	49,831	51,990
	YELLOW PAGES INCOM TRUST	58,600 SHARES	290,986	288,043
	YOKOGAWA ELECTRIC CORP	35,300 SHARES	167,459	188,122

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (ACQUIRED AND DISPOSED OF WITHIN YEAR)
FOR THE YEAR ENDED DECEMBER 31, 2009
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE, RATE
	IDENTITY OF ISSUE, BORROWER,	OF INTEREST, COLLATERAL, PAR, OR	COSTS OF	PROCEEDS OF
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	ACQUISITIONS	DISPOSITION

EQUITY SECURITIES (CONTINUED):
	ZODIAC AEROSPACE	16,102 SHARES	503,930	613,914

	TOTAL EQUITY SECURITIES		73,568,382	84,513,811

DERIVATIVES:
	BANK OF AMERICA	1,000,000 SHARES	95,702	22,563
	CDS LEHMAN BROS	1,000,000 SHARES	(1,000,000)	(1,000,000)
	CDS LEHMAN BROS	1,300,000 SHARES	(1,300,000)	(1,300,000)
	CDS	600,000 SHARES	(600,000)	(600,000)
	CDS	QRTRLY, 0.35%, EX. 6/20/2012	—	(1,187)
	CDS-CDX	2,600,000 SHARES	(2,600,000)	(2,600,000)
	CDS-CDX	1,200,000 SHARES	(1,200,000)	(1,200,000)
	CDS-CDX	1,200,000 SHARES	(1,200,000)	(1,200,000)
	CDS-CDX	1,200,000 SHARES	(1,200,000)	(1,200,000)
	CDS-CDX	3,000,000 SHARES	(3,000,000)	(3,000,000)
	CDX	1,000,000 SHARES	19,112	7,057
	CDX	4,700,000 SHARES	174,731	18,828
	CMBX.NA	100,000 SHARES	28,498	27,873
	CSX		—	(15,828)
	DS	1,063,337 SHARES	(1,063,337)	(1,068,041)
	INTEREST RATE SWAP-LEHMAN	SEMI-ANN, 4.95%, EX. 6/16/2012, 13,110,000	—	215,490
	INTEREST RATE SWAP-LEHMAN	SEMI-ANN, 5.32%, EX. 6/17/2020, 1,600,000	(1,600,000)	(1,616,479)
	INTEREST RATE SWAP-LEHMAN	QRTRLY, 0.00%, EX. 6/17/2012, 6,550,000	(6,550,000)	(6,276,735)
	INTEREST RATE SWAP	2,000,000 SHARES	—	37,415
	INTEREST RATE SWAP	2,000,000 SHARES	—	15,300
	INTEREST RATE SWAP	18,200,000 SHARES	329,703	715,400
	INTEREST RATE SWAP	14,200,000 SHARES	559,125	773,789
	ROYAL BANK OF SCOTLAND PLC	15,000,000 SHARES	1,159,500	737,985
	S&P500 EMINI FUTURE	EX. 12/18/2009, SIZE 50, 33	—	371
	SWAPTION	CALL SOCIETY, EX. 11/06/2009, 1,190,000	(41,769)	(300,000)
	W/CALL INTEREST RATE OPTION	CALL SOCIETY, EX. 4/27/2009, 800,000	(1,240)	—
	W/CALL INTEREST RATE OPTION	CALL SOCIETY, EX. 6/22/2009, 22,800,000	(66,000)	—
	W/CALL INTEREST RATE OPTION	CALL SOCIETY, EX. 8/21/2009, 1,000,000	(6,200)	—
	W/CALL INTEREST RATE OPTION	CALL SOCIETY, EX. 11/23/2009, 3,000,000	(19,042)	—
	W/CALL INTEREST RATE OPTION	CALL SOCIETY, EX. 5/06/2009, 3,100,000	(69,665)	(116,831)
	W/CALL US TREASURY NOTE	CALL SOCIETY, EX. 5/22/2009, 86	(44,963)	—
	W/PUT EURO DOLLAR FUTURE OPTION	CALL SOCIETY, EX. 6/15/2009, 39	(29,555)	(2,633)
	W/PUT EURO DOLLAR FUTURE OPTION	PUT SOCIETY, EX. 3/16/2009, 10	(1,572)	—
	W/PUT EURO DOLLAR FUTURE OPTION	PUT SOCIETY, EX. 9/14/2009, 156	(40,247)	—
	W/PUT EURO DOLLAR FUTURE OPTION	PUT SOCIETY, EX. 12/14/2009, 42	(14,595)	—
	W/PUT EURO DOLLAR FUTURE OPTION	PUT SOCIETY, EX. 3/16/2009, 12	(2,880)	—
	W/PUT EURO DOLLAR FUTURE OPTION	PUT SOCIETY, EX. 6/15/2009, 68	(57,510)	(2,890)
	W/PUT INTEREST RATE OPTION	PUT SOCIETY, EX. 5/22/2009, 14,200,000	(111,141)	—
	W/PUT INTEREST RATE OPTION	PUT SOCIETY, EX. 5/22/2009, 12,600,000	(52,500)	—
	W/PUT INTEREST RATE OPTION	PUT SOCIETY, EX. 4/27/2009, 800,000	(5,240)	—
	W/PUT INTEREST RATE OPTION	PUT SOCIETY, EX. 6/22/2009, 22,800,000	(33,710)	—
	W/PUT INTEREST RATE OPTION	PUT SOCIETY, EX. 8/21/2009, 1,000,000	(6,200)	—
	W/PUT INTEREST RATE OPTION	PUT SOCIETY, EX. 11/23/2009, 23,000,000	(198,960)	—
	W/PUT INTEREST RATE OPTION	PUT SOCIETY, EX. 11/23/2009, 15,000,000	(128,733)	—
	W/PUT INTEREST RATE OPTION	PUT SOCIETY, EX. 8/21/2009, 14,000,000	(76,500)	—
	W/PUT INTEREST RATE OPTION	PUT SOCIETY, EX. 11/23/2009, 700,000	(3,360)	—
	W/PUT US TREASURY NOTE	PUT SOCIETY, EX. 5/22/2009, 43	(69,799)	—
	W/PUT US TREASURY NOTE	PUT SOCIETY, EX. 2/20/2009, 16	(27,420)	(3,330)
	W/PUT US TREASURY NOTE	PUT SOCIETY, EX. 2/20/2009, 20	(20,525)	(5,413)

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (ACQUIRED AND DISPOSED OF WITHIN YEAR)
FOR THE YEAR ENDED DECEMBER 31, 2009
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE, RATE
	IDENTITY OF ISSUE, BORROWER,	OF INTEREST, COLLATERAL, PAR, OR	COSTS OF	PROCEEDS OF
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	ACQUISITIONS	DISPOSITION

DERIVATIVES (CONTINUED):
	W/PUT US TREASURY NOTE	PUT SOCIETY, EX. 2/20/2009, 310	(628,138)	(98,425)
	W/PUT US TREASURY NOTE	PUT SOCIETY, EX. 2/20/2009, 9	(19,924)	(15,092)
	W/PUT USA TREASURY BDS	PUT SOCIETY, EX. 2/20/2009, 19	(56,905)	(16,126)
	W/PUT USA TREASURY BDS	PUT SOCIETY, EX. 2/20/2009, 15	(56,425)	(38,981)
	W/PUT USA TREASURY BDS	PUT SOCIETY, EX. 2/20/2009, 117	(239,103)	(499,663)
	W/PUT USA TREASURY NOTES	PUT SOCIETY, EX. 2/20/2009, 16	(27,991)	(13,080)
	W/PUT USA TREASURY NOTES	PUT SOCIETY, EX. 2/20/2009, 18	(39,519)	(30,184)
	W/PUT USA TREASURY NOTES	PUT SOCIETY, EX. 2/20/2009, 23	(23,963)	(48,631)
	US 10YR NOTE FUTURE	EX. 6/19/2009, SIZE 100,000, 809	—	1,887,039
	US 2YR NOTE FUTURE	EX. 12/31/2009, SIZE 200,000, 226	—	773,120
	10 YEAR TREASURY NOTES-CBT FUTURE	EX. 12/21/2009, SIZE 100,000, 230	—	309,522
	10 YEAR TREASURY NOTES-CBT FUTURE	EX. 9/21/2009, SIZE 100,000, 551	—	248,789
	2 YEAR TREASURY NOTES-CBT FUTURE	EX. 12/31/2009, SIZE 200,000, 182	—	220,581
	2 YEAR TREASURY NOTES-CBT FUTURE	EX. 6/30/2009, SIZE 200,000, 2	—	2,349
	2 YEAR TREASURY NOTES-CBT FUTURE	EX. 9/30/2009, SIZE 200,000, 452	—	37,714
	5 YEAR TREASURY NOTES-CBT FUTURE	EX. 9/30/2009, SIZE 100,000, 3	—	2,165
	5 YEAR TREASURY NOTES-CBT FUTURE	EX. 12/31/2009, SIZE 100,000, 267	—	927,157
	90DAY EURO$ FUTURE	EX. 12/16/2019, SIZE 250,000, 315	—	307,213
	W/CALL INTEREST RATE OPTION	CALL SOCIETY, EX. 12/29/2009, 8,500,000	(25,500)	—
	W/CALL USA TREASURY NOTES	CALL SOCIETY, EX. 5/22/2009, 112	(21,957)	—
	W/CALL USA TREASURY NOTES	CALL SOCIETY, EX. 5/22/2009, 119	(28,033)	—
	W/PUT EURO DOLLAR FUTURE OPTION	PUT SOCIETY, EX. 9/14/2009, 67	(10,772)	—
	W/PUT INTEREST RATE OPTION	PUT SOCIETY, EX. 12/29/2009, 1,000,000	(6,119)	—
	W/PUT INTEREST RATE OPTION	PUT SOCIETY, EX. 5/06/2009, 3,000,000	(750)	—
	W/PUT USA TREASURY NOTES	PUT SOCIETY, EX. 5/22/2009, 35	(15,649)	—
	W/PUT USA TREASURY NOTES	PUT SOCIETY, EX. 5/21/2010, 124	(41,372)	—
	W/PUT USA TREASURY NOTES	PUT SOCIETY, EX. 5/22/2009, 4	(2,115)	—

	TOTAL DERIVATIVES		(21,320,527)	(14,981,829)

SECURITIES SOLD SHORT:
	CASH COLLATERAL	5,030,000 SHARES	(5,030,000)	(5,030,000)
	CDS LEHMAN BROS	EX. 12/20/2012, 1,000,000	1,000,000	1,000,000
	CDS LEHMAN	EX. 5/25/2045, 1,300,000	1,300,000	1,300,000
	CDS	EX. 6/20/2012, 600,000	600,000	600,000
	CDS CDX	EX. 6/20/2012, 2,600,000	2,600,000	2,600,000
	CDS CDX	1,200,000 SHARES	1,200,000	1,200,000
	CDS CDX	EX. 6/20/2012, 1,200,000	1,200,000	1,200,000
	CDS CDX	EX. 12/20/2012, 1,200,000	1,200,000	1,200,000
	CDS CDX	EX. 12/20/2012, 3,000,000	3,000,000	3,000,000
	CDX	EX. 6/20/2013, 4,600,000	(101,074)	—
	DOM MSTR FWD COLL	250,000 SHARES	(250,000)	(250,000)
	INTEREST RATE SWAP LEHMAN	SEMI-ANN, 5.32%, EX. 6/17/2020, 1,600,000	1,600,000	1,616,479
	INTEREST RATE SWAP LEHMAN	QUATERLY, 0.00%, EX. 6/17/2012, 6,550,000	6,550,000	6,276,735
	INTEREST RATE SWAP	500,000 SHARES	(52,555)	(63,604)
	INTEREST RATE SWAP	12,600,000 SHARES	—	(132,300)
	INTEREST RATE SWAP	800,000 SHARES	(17,488)	(32,134)
	INTEREST RATE SWAP	1,300,000 SHARES	(21,083)	—
	INTEREST RATE SWAP	1,500,000 SHARES	(34,913)	—
	LSI OPEN POSITION NET PAYABLE	157,817 SHARES	(157,817)	(160,834)
	FEDERAL HOME LOAN MTG CORP	6.00%, EX. 4/15/2040, 500,000	(516,172)	(523,125)
	FEDERAL HOME LOAN MTG CORP	6.00%, EX. 1/15/2040, 500,000	511,836	515,469
	FEDERAL HOME LOAN MTG CORP	6.00%, EX. 3/15/2040, 500,000	(514,688)	(517,773)
	FEDERAL NATIONAL MORTGAGE ASSOC	5.00%, EX. 6/25/2040, 100,000	(102,406)	(100,656)

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (ACQUIRED AND DISPOSED OF WITHIN YEAR)
FOR THE YEAR ENDED DECEMBER 31, 2009
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE, RATE
	IDENTITY OF ISSUE, BORROWER,	OF INTEREST, COLLATERAL, PAR, OR	COSTS OF	PROCEEDS OF
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	ACQUISITIONS	DISPOSITION

SECURITIES SOLD SHORT (CONTINUED):
	FEDERAL NATIONAL MORTGAGE ASSOC	5.00%, EX. 5/25/2040, 100,000	(102,625)	(102,688)
	FEDERAL NATIONAL MORTGAGE ASSOC	5.00%, EX. 4/25/2040, 100,000	(101,977)	(102,918)
	FEDERAL NATIONAL MORTGAGE ASSOC	5.50%, EX. 12/25/2040, 100,000	(104,344)	(104,344)
	FEDERAL NATIONAL MORTGAGE ASSOC	5.50%, EX. 6/25/2040, 26,000,000	(26,950,625)	(26,650,586)
	FEDERAL NATIONAL MORTGAGE ASSOC	5.50%, EX. 5/25/2040, 6,000,000	(6,221,914)	(6,221,484)
	FEDERAL NATIONAL MORTGAGE ASSOC	5.50%, EX. 11/25/2040, 2,100,000	(2,192,551)	(2,199,564)
	FEDERAL NATIONAL MORTGAGE ASSOC	5.50%, EX. 10/25/2040, 1,100,000	(1,137,237)	(1,149,438)
	FEDERAL NATIONAL MORTGAGE ASSOC	6.00%, EX. 8/25/2040, 1,000,000	(1,047,813)	(1,044,453)
	FEDERAL NATIONAL MORTGAGE ASSOC	6.00%, EX. 1/25/2040, 32,000,000	(34,075,430)	(34,163,164)
	FEDERAL NATIONAL MORTGAGE ASSOC	6.00%, EX. 5/25/2040, 2,000,000	(2,097,031)	(2,093,438)
	FEDERAL NATIONAL MORTGAGE ASSOC	6.00%, EX. 11/25/2040, 300,000	(314,859)	(317,402)
	GOVERNMENT NATIONAL MTG ASSOC	6.00%, EX. 11/15/2040, 200,000	(211,531)	(212,063)
	GOVERNMENT NATIONAL MTG ASSOC	6.00%, EX. 9/15/2040, 200,000	(209,969)	(209,969)

	TOTAL SECURITIES SOLD SHORT		(60,804,266)	(60,873,254)

OTHER:
	CASH COLLATERAL/MONEY MARKET	8,530,000 SHARES	3,500,000	3,500,000

	TOTAL OTHER		3,500,000	3,500,000

	TOTAL INVESTMENTS		$105,521,782	$123,481,511

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF REPORTABLE TRANSACTIONS
FOR THE YEAR ENDED DECEMBER 31, 2009
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4J)

(A)	(B)	(C)	(D)	(F)	(G)	(H)	(I)
						CURRENT
				EXPENSE		VALUE OF
IDENTITY	DESCRIPTION OF ASSET (INCLUDE			INCURRED		ASSET ON
OF PARTY	INTEREST RATE AND MATURITY IN CASE	PURCHASE	SELLING	WITH	COST OF	TRANSACTION	NET GAIN
INVOLVED	OF A LOAN)	PRICE	PRICE	TRANSACTION	ASSET	DATE	OR (LOSS)
SERIES OF TRANSACTIONS — SCHEDULE H, PART IV, LINE 4J
*	JPMORGAN CHASE & CO COM STOCK, 113 BUYS	VARIOUS		468,555	885,018,624	884,550,070	(468,554)
*	JPMORGAN CHASE & CO COM STOCK, 114 SELLS		VARIOUS	542,572	1,093,165,422	1,042,904,185	(50,261,237)
*	JPMORGAN U.S. GOV’T CAPITAL, 1,823 BUYS	1.00		—	4,725,316,661	4,725,316,661	—
*	JPMORGAN U.S. GOV’T CAPITAL, 1,885 SELLS		1.00	—	4,936,331,633	4,936,331,633	—
	U.S. OF AMERICA TREAS NOTES, 26 BUYS	VARIOUS		—	400,338,499	400,338,499	—
	U.S. OF AMERICA TREAS NOTES, 25 SELLS		VARIOUS	—	396,362,134	400,287,679	3,925,545

NOTE 1:
THE THRESHOLD FOR REPORTING TRANSACTIONS UNDER DEPARTMENT OF LABOR PROVISIONS IS FIVE PERCENT OF THE FAIR VALUE OF THE PLAN’S NET ASSETS AT THE BEGINNING OF THE YEAR OF $10,771,076,203. FIVE PERCENT OF THIS AMOUNT IS $538,553,810.

NOTE 2:	COLUMN ‘(E) LEASE RENTAL’ HAS BEEN OMITTED, AS THERE IS NO DATA TO REPORT IN THIS COLUMN.

*	PARTY-IN-INTEREST INVESTMENTS

INDEX TO EXHIBIT
SEQUENTIALLY NUMBERED

Exhibit No.	Exhibits	Page At Which Located

23.1	Consent of Independent Registered Public Accounting Firm	79

SIGNATURE
The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Annual Report on Form 11-K to be signed on its behalf by the undersigned hereunto duly authorized.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
By:	/s/ Louis Rauchenberger
Louis Rauchenberger
JPMorgan Chase & Co. Managing Director and Controller (Principal Accounting Officer)

Date: June 24, 2010